Exhibit 2.2

AMERI HOLDINGS, INC.

and

JAY PHARMA MERGER SUB, INC.

and

JAY PHARMA INC.

and

1236567 B.C. UNLIMITED LIABILITY COMPANY

and

BARRY KOSTINER

AMALGAMATION AGREEMENT

Dated effective as of January 10, 2020

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is made effective as of January 10, 2020 (the “Execution Date”)

BETWEEN:

AMERI HOLDINGS, INC., a corporation existing under the laws of the State of Delaware

(“Parent”)

AND:

JAY PHARMA MERGER SUB, INC., a corporation existing under the laws of Canada

(“Purchaser”)

AND:

JAY PHARMA INC., a corporation existing under the laws of Canada

(“Company”)

AND:

1236567 B.C. UNLIMITED LIABILITY COMPANY, an unlimited liability corporation existing under the laws of British Columbia

(“ExchangeCo”)

AND:

BARRY KOSTINER, not individually but solely in his capacity as the Parent Representative

WHEREAS:

A.	Purchaser is a wholly-owned subsidiary of Parent;

B.
Parent, through Purchaser, wishes to acquire all of the outstanding securities of Company by way of a three-cornered amalgamation under the CBCA (as defined herein), upon the terms and conditions set forth herein such that, upon completion of the Amalgamation (as defined herein), the amalgamated corporation will be a wholly-owned subsidiary of Parent; and

C.	The Parties (as defined herein) wish to enter into this Agreement (as defined herein) to set out the terms and conditions of the Amalgamation and matters related thereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1          Defined Terms

In this Agreement and in the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following terms will have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Parties after the date of this Agreement relating to: (a) any direct or indirect sale, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company or the Parent and their respective Subsidiaries or of 20% or more of the voting, equity or other securities of the Company, the Parent, or any of their respective Subsidiaries (or rights or interests therein or thereto); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a Person or group of Persons beneficially owning 20% or more of any class of voting, equity or other securities or any other equity interests (including securities convertible into or exercisable or exchangeable for securities or equity interests) of the Company, the Parent, or any of their respective Subsidiaries; (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Company, the Parent, or any of their respective Subsidiaries; (d) any other similar transaction or series of transactions involving the Company, the Parent, or any of their respective Subsidiaries; or (e) any other transaction, the consummation of which could reasonably be expected to impede, prevent or delay the transactions contemplated by this Agreement, including the Amalgamation.

“Affiliate” with respect to any specified Person at any time, means each Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by, or is under direct or indirect common control with, such specified Person at such time.

“Agreement” means this amalgamation agreement, the Company Disclosure Letter and the Parent Disclosure Letter, each as may be supplemented, amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Amalco” means the corporation resulting from the Amalgamation.

“Amalco Shares” means common shares in the capital of Amalco.

“Amalgamation” means the amalgamation of Company and Purchaser pursuant to the provisions of the CBCA as of the Closing Date.

“Amalgamation Resolution” means the special resolution of the Company Shareholders with respect to the approval of the Amalgamation, this Agreement and the transactions contemplated thereby and hereby, to be considered by the Company Shareholders at the Company Meeting.

“Applicable Laws” means, with respect to any Person, any and all applicable law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its business, property or securities, and to the extent that they have (or are applied as if they have) the force of law, policies, guidelines, notices and protocols of any Governmental Authority, as amended.

“Articles of Amalgamation” means the articles of amalgamation to be submitted by Company and Purchaser to the Director under the CBCA with respect to the Amalgamation.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, license, registration, qualification, certificate or other similar authorization of or from any Governmental Authority having jurisdiction over the Person.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.1(d).

“Breaching Party” has the meaning specified in Section 7.10(c).

“Bridge Loan Financing” shall mean a financing by the Company of up to $1,500,000 in exchange for the issuance of equity or debt by the Company prior to the consummation of the Transaction.

“Business Day” means any day other than a Saturday, Sunday or a day observed as a holiday in the Province of Ontario or New York, New York.

“Canadian Resident” means a beneficial owner of Company Common Shares immediately prior to the Effective Time who is (a) a resident of Canada for purposes of the Tax Act (other than a Tax Exempt Person), or (b) a partnership any member of which is (i) a resident of Canada for purposes of the Tax Act and (ii) not a Tax Exempt Person.

“CBCA” means the Canada Business Corporations Act, as amended.

“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Director under the CBCA to Amalco pursuant to Sections 185(4) and 262 of the CBCA.

“Certifications” has the meaning set forth in Section 5.1(l)(i).

“Closing” means the closing of the Transaction.

“Closing Date” means the date of the completion of the Amalgamation.

“COBRA” means the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Agreements” means collective agreements and related documents including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards).

“Company” has the meaning set forth on the first page of this Agreement.

“Company Authorized Action” has the meaning set forth in Section 11.21(c).

“Company Board” means the board of directors of Company.

“Company Board Approval” has the meaning set forth in Section 4.1(v).

“Company Change in Recommendation” has the meaning set forth in Section 9.2(a)(iv)(C)(1).

“Company Common Shares” means the common shares in the capital of the Company.

“Company Disclosure Letter” means the disclosure letter of the Company to be signed and delivered by Company to Parent: (a) on or prior to the Execution Date, and (b) at the Effective Time as updated to the Effective Time.

“Company Employees” means the officers and employees of the Company.

“Company Expense Reimbursement” has the meaning set forth in Section 11.16(a)(i).

“Company Expense Reimbursement Event” has the meaning set forth in Section 11.16(a)(ii).

“Company Financial Statements” means the (a) audited annual consolidated financial statements of the Company as at, and for the years ended, December 31, 2018 and 2017, and the notes thereto, and (b) unaudited consolidated financial statements of the Company as at, and for the six months ended September 30, 2019, consisting of consolidated statements of financial position and the accompanying consolidated statements of operations and comprehensive loss, consolidated statements of cash flows and consolidated statements of shareholders’ equity of the Company, and all notes in respect thereof.

“Company Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Company LTIP” means the Jay Pharma Inc. 2019 Long-Term Incentive Plan.

“Company Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof, for the purpose of, among other things, considering and, if thought fit, approving the Amalgamation Resolution and for any other purpose as may be set out in the notice of the Company Meeting and agreed to in writing by the Parent and the Purchaser.

“Company Optionholders” means the holders of Company Options.

“Company Options” means the outstanding options of the Company to purchase Company Common Shares issued pursuant to the Company LTIP.

“Company Representative” has the meaning set forth in Section 11.21(a).

“Company Securityholders” means, collectively, the Company Shareholders, the Company Optionholders and the Company Warrantholders.

“Company Shareholders” means the holders of Company Common Shares.

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means the outstanding common share purchase warrants of the Company to purchase Company Common Shares as set forth in the Company Disclosure Letter.

“Confidentiality Agreement” means the non-disclosure agreement dated July 24, 2019 between the Parent and the Company.

“Consideration” means (a) the aggregate number shares of ExchangeCo Special Shares or ExchangeCo Exchangeable Shares, as the case may be, to be issued in exchange for Company Common Shares, (b) the Resulting Issuer Options to be exchanged for Company Options, and (c) the Resulting Issuer Warrants to be exchanged for Company Warrants, in each case, pursuant to the Amalgamation and as adjusted to reflect the Stock Split and Exchange Ratio.

“Consideration Shares” means the ExchangeCo Special Shares or the ExchangeCo Exchangeable Shares, as the case may be, to be issued in exchange for Company Common Shares pursuant to the Amalgamation.

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation to which a Party or any Affiliate thereof is a party, or is bound or affected by, or to which any of their respective properties or assets is subject.

“Conversion Percentages” has the meaning set forth in Section 2.5(f).

“Damages” has the meaning set forth in Section 10.2(a).

“Determination Date” has the meaning set forth in Section 10.4.

“Director” means the director appointed under the CBCA, as applicable.

“Dissent Rights” means the rights of dissent available under the CBCA in respect of the Amalgamation.

“Dissenting Shareholders” means any Company Shareholder who exercises Dissent Rights.

“DTC” means the Depository Trust Company.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the United States Securities and Exchange Commission.

“Effective Time” means the time of completion of the Amalgamation.

“Eligible Holder” means a Company Shareholder who is a Canadian Resident.

“Employee Plans” has the meaning set forth in Section 4.1(ii)(i).

“End Date” means the date that is 180 days after the date of this Agreement.

“Environmental Laws” means all Applicable Laws and agreements with Governmental Authorities and all other statutory requirements relating to public health and safety, noise control, pollution or the protection of the environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Substances, including civil responsibility for acts or omissions with respect to the environment, mine reclamation, restoration or rehabilitation and all Authorizations issued pursuant to such laws, agreements or other statutory requirements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any Person within the meaning of Section 414 of the Code.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

(i)	“Company Allocation Percentage” means eighty-four percent (84%).

(ii)	“Company Merger Shares” means the product determined by multiplying (a) the Post-Closing Parent Shares by (b) the Company Allocation Percentage.

(iii)
“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis; provided however, that for purposes of this definition of “Company Outstanding Shares” the Company’s fully diluted share count shall only take into account two-thirds of the number of shares of Company Common Stock underlying Company Options and Company Warrants.

(iv)	“Parent Allocation Percentage” means sixteen percent (16%).

(v)
“Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, including, for the avoidance of doubt, any Parent Common Stock issued in connection with the Parent Financing.

(vi)	“Post-Closing Parent Shares” means the quotient determined by dividing (a) the Parent Outstanding Shares by (b) the Parent Allocation Percentage.

“ExchangeCo” has the meaning set forth on the first page of this Agreement.

“ExchangeCo Exchangeable Shares” mean common shares in the capital of ExchangeCo, exchangeable at any time on a one-for-one basis directly for shares of freely-trading Resulting Issuer Common Stock, which common shares shall have substantially the rights, privileges, restrictions and conditions set out in Appendix I to this Agreement.

“Exchangeable Share Support Agreement” means the agreement to be made prior to the Effective Time between Parent and ExchangeCo.

“ExchangeCo Special Shares” mean special shares in the capital of ExchangeCo, all of which shall be exchanged on a one-for-one basis directly for shares of freely-trading Resulting Issuer Common Stock, as more particularly described in Section 2.8(a).

“Execution Date” has the meaning set forth on the first page of this Agreement.

“Fair Market Value” has the meaning set forth in Section 10.4.

“Fundamental Representations” means the representations and warranties contained in Sections 4.1(a) (first sentence), 4.1(b), 4.1(c), 4.1(d), 4.1(i), 4.1(u), 4.1(v), 4.1(kk), 4.1(ll), 5.1(a) (first sentence), 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(g), 5.1(k), 5.1(l), 5.1(m), 5.1(n), 5.1(u), 5.1(v), 5.1(hh), 5.1(ii), 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e), and 5.2(f).

“Governmental Authority” means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, tribunal, official, minister, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board or authority of any of the foregoing, including the Securities Authorities; or (c) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, including any stock exchange.

“Hazardous Substances” means any element, waste or other substance, whether natural or artificial and whether consisting of gas, liquid, solid or vapor that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety.

“Indemnification Statement” has the meaning set forth in Section 10.3(a).

“Intellectual Property” means all of the following, worldwide, whether registered, unregistered or registrable: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, formulae, systems, processes, technology, whether patentable or not, and all patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals and extensions; (c) trade secrets and other rights in confidential and other nonpublic information; (d) software, including interpreted or compiled Source Code, object code, development documentation, programming tools, drawings, specifications, metadata and data; (e) copyrights in writings, designs, mask works, software, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the foregoing; (f) data and database rights; (g) internet websites, domain names and registrations pertaining thereto; (h) social media accounts, the usernames and passwords associated therewith, and all content contained therein; (i) any other intellectual property or proprietary rights of any kind, nature or description; and (j) any tangible embodiments of the foregoing (in whatever form or medium).

“Intellectual Property Rights” has the meaning set forth in Section 4.1(cc).

“IRS” means the United States Internal Revenue Service.

“Joinder Agreements” has the meaning set forth in Section 2.8(a).

“Leased Properties” has the meaning set forth in Section 4.1(x)(ii).

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Lock-Up Agreement” has the meaning set forth in Section 7.3(h).

“Material Adverse Effect” when used in connection with a Party means any change, event, occurrence, effect, state of facts or circumstance that, either individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of that Party and its Subsidiaries, taken as a whole, and would, or would be reasonably expected to, prevent or materially delay either Party from consummating the transactions contemplated by this Agreement by the End Date, except any such change, event, occurrence, effect, state of facts or circumstance resulting from: (a) any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States; (b) any change or proposed change in Applicable Laws or United States GAAP; (c) any change affecting the industries or markets in which such Party operates; (d) any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism; (e) the announcement of this Agreement or the transactions contemplated hereby; (f) any action taken (or omitted to be taken) by a Party or its Subsidiaries which is required to be taken (or omitted to be taken) pursuant to this Agreement;  (g) change in the market price or trading volume of any securities of a Party (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred); provided, however, that with respect to clauses (a) through to and including (c), such matters do not have a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which such Party operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), and provided further, however, that unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall be deemed not to be, illustrative or interpretive for the purpose of determining whether a “Material Adverse Effect” has occurred.

“Material Contract” means each Contract to which a Party or any Affiliate thereof is a party that is, or will be as at the Effective Time, in force by which any such Party or Affiliate thereof is bound, or to which it or its respective assets are subject, which: (a) have total payment obligations on the part of such Party or Affiliate thereof which reasonably can be expected to exceed $50,000; (b) are for a term extending at least one year after the Effective Time; (c) have been entered into out of the Ordinary Course; or (d) are otherwise material to such Party.

“Misrepresentation” has the meaning specified under Securities Laws.

“Name Change” means a change of the name of the Parent from “Ameri Holdings, Inc.” to “Jay Pharma Inc.”, or such other name as is determined by the Company.

“NASDAQ” means The Nasdaq Stock Market LLC.

“NASDAQ Listing Application” has the meaning set forth in Section 3.1.

“Note” has the meaning set forth in Section 2.5(f).

“Noteholder” has the meaning set forth in Section 2.5(f).

“Objection Statement” has the meaning set forth in Section 10.3(b).

“Objection Dispute” has the meaning set forth in Section 10.3(b).

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Organizational Documents” means, with respect to a Person, (i) the certificate or articles of incorporation, amalgamation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable), and (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any Applicable Laws.

“Other Filings” has the meaning set forth in Section 7.15(a).

“Owned Properties” has the meaning set forth in Section 4.1(x)(i).

“Parent” has the meaning set forth on the first page of this Agreement.

“Parent Authorized Action” has the meaning set forth in Section 11.20(c).

“Parent Board” means the board of directors of the Parent.

“Parent Board Approval” has the meaning set forth in Section 5.1(v).

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Change in Recommendation” has the meaning specified in Section 9.2(a)(iii)(B)(1).

“Parent Charter Amendment” means the amendment of the Parent’s charter required to reflect the Name Change, Stock Split, Parent Special Voting Preferred Stock and any other items that may require the Parent to amend its charter.

“Parent Common Stock” means the common stock, par value $0.01 per share, of the Parent.

“Parent Disclosure Letter” means the disclosure letter of the Parent to be signed and delivered by Parent to Company (a) on or prior to the Execution Date, and (b) at the Effective Time as updated to the Effective Time.

“Parent Employee Plans” has the meaning set forth in Section 5.1(ff)(i).

“Parent Employees” means the officers and employees of the Parent and its Subsidiaries.

“Parent Expense Reimbursement” has the meaning set forth in Section 11.16(a)(i).

“Parent Expense Reimbursement Event” has the meaning set forth in Section 11.16(a)(iii).

“Parent Fairness Opinion” means an opinion of Gemini Partners, Inc. delivered to the Parent Board prior to the execution of this Agreement.

“Parent Financial Statements” means the (a) audited condensed consolidated financial statements of the Parent as at, and for the years ended, December 31, 2018 and 2017, including the notes thereto, and (b) unaudited condensed consolidated financial statements of the Parent as at, and for the six months ended June 30, 2019 and 2018, consisting of the unaudited condensed consolidated balance sheets, the unaudited condensed consolidated statements of operations and comprehensive income (loss), the unaudited condensed consolidated statements of cash flows and the consolidated statement of changes in shareholders’ equity, including all notes in respect thereof, in each case as contained or incorporated by reference in the Parent SEC Documents.

“Parent Financing” shall mean a financing by Parent of up to $3,000,000 in exchange for the issuance of equity of the Parent prior to the consummation of the Transaction.

“Parent Intellectual Property Rights” has the meaning set forth in Section 5.1(z).

“Parent Leased Properties” has the meaning set forth in Section 5.1(x)(ii).

“Parent Legacy Business Disposition” has the meaning set forth in Section 7.11.

“Parent Legacy Business Valuation” has the meaning set forth in Section 7.11.

“Parent Meeting” means the meeting of the Parent Stockholders, including any adjournment or postponement thereof, for the purpose of, among other things, considering and, if thought fit, approving the Parent Stockholder Approval Resolutions.

“Parent Options” means the outstanding options to purchase Parent Common Stock issued pursuant to the Parent Stock Incentive Plan.

“Parent Owned Properties” has the meaning set forth in Section 5.1(x)(i).

“Parent Representative” has the meaning set forth in Section 11.20(a).

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent SEC Documents” has the meaning set forth in Section 5.1(l)(i).

“Parent Share Purchase Agreement” has the meaning set forth in Section 7.11.

“Parent Special Voting Preferred Stock” means the special voting preferred stock, par value $0.01 per share, of Parent to be created pursuant to the Parent Charter Amendment.

“Parent Stock Incentive Plan” means that certain Ameri Holdings, Inc. 2015 Equity Incentive Award Plan, as amended to the date of this Agreement.

“Parent Stockholder Approval” means the approval by the Parent Stockholders of the Parent Stockholder Approval Resolution.

“Parent Stockholder Approval Resolution” means the special resolution of the Parent Stockholders approving the Amalgamation, the issuance of Parent Common Stock on exchange of the Consideration Shares, the issuance of Parent Special Voting Preferred Stock to Eligible Holders in accordance with Section 2.8(b), the Parent Charter Amendment and the Resulting Issuer Incentive Stock Plan.

“Parent Stockholders” means the holders of Parent Common Stock as of immediately prior to the Effective Time.

“Parent Subsidiaries” has the meaning set forth in Section 5.1(k)(i).

“Parent Technology” has the meaning set forth in Section 5.1(z).

“Parent Warrants” means the outstanding common stock purchase warrants of the Parent to purchase Parent Common Stock.

“Parties” means, collectively, the Parent, the Company and the Purchaser, and “Party” means any one of them.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means, in respect of a Party or any of its Subsidiaries, any one or more of the following:

(a)	Liens for Taxes which are not delinquent or that are being disputed in good faith;

(b)
inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others arising in the Ordinary Course, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets of such Party or its Subsidiaries and in respect of which adequate holdbacks are being maintained as required by Applicable Law and under United States GAAP;

(c)
the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of such Party or its Subsidiaries, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(d)
easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar services and any registered restrictions or covenants that run with the land, provided that there has been compliance with the material provisions thereof and that they do not in the aggregate materially detract from the ability to use any leased properties and would not reasonably be expected to materially and adversely affect the ability of such Party to carry on its business in the Ordinary Course; and

(e)	in the case of the Company or Parent, Liens listed and described in the Company or Parent Disclosure Letter, as applicable and, in the case of Parent, the SEC Document.

“Person” is to be construed broadly and includes any natural person, estate, partnership, limited partnership, limited liability partnership, body corporate, limited liability company, unlimited liability company, joint stock company, trust, estate, unincorporated association, joint venture or other entity or Governmental Authority.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.15(a).

“Purchaser” has the meaning set forth on the first page of this Agreement.

“Purchaser Shares” means all of the common shares in the capital of the Purchaser.

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Authority having authority over a party hereto, or the expiry, waiver or termination of any waiting period imposed by Applicable Law or a Governmental Authority having authority over a Party hereto, in each case that is required in connection with the Transaction.

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment.

“Representatives” has the meaning set forth in Section 6.1(a).

“Resulting Issuer” means Parent as it exists upon completion of the Amalgamation and the Name Change.

“Resulting Issuer Capital Stock” means (a) the shares of Resulting Issuer Common Stock or Resulting Issuer Preferred Stock, as applicable, issuable upon the exchange of ExchangeCo Special Shares and ExchangeCo Exchangeable Shares, (b) the shares of Resulting Issuer Common Stock issuable upon the exercise of Resulting Issuer Options, (c) the shares of Resulting Issuer Common Stock issuable upon the exercise of Resulting Issuer Warrants, (d) the shares of Resulting Issuer Common Stock issuable pursuant to the Resulting Issuer Incentive Stock Plan, and (e) the shares of Resulting Issuer Special Voting Stock issuable to Eligible Holders in accordance with Section 2.8(b).

“Resulting Issuer Common Stock” means the outstanding shares of Parent Common Stock upon completion of the Stock Split, the Amalgamation and the Name Change.

“Resulting Issuer Incentive Stock Plan” has the meaning set forth in Section 7.5(p).

“Resulting Issuer Options” means the common share purchase options of the Resulting Issuer for which Company Options shall be exchanged as provided in Section 2.5.

“Resulting Issuer Special Voting Stock” means the shares of Parent Special Voting Preferred Stock, as they exist upon completion of the Amalgamation and the Name Change.

“Resulting Issuer Preferred Stock” has the meaning set forth in Section 2.5(f).

“Resulting Issuer Warrants” means the common share purchase warrants of the Resulting Issuer for which Company Warrants shall be exchanged as provided in Section 2.5.

“S-4 Registration Statement” has the meaning set forth in Section 7.15(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Acts” means, collectively, the Securities Act (Ontario), the 1933 Act, and the United States Exchange Act.

“Securities Authorities” means the Ontario Securities Commission, the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada, the SEC and the applicable securities commissions in each of the states of the United States.

“Securities Laws” means the Securities Acts, all other applicable Canadian provincial securities laws (including MI 61-101), all other applicable United States state securities or “blue sky” laws, and the rules and regulations and published policies under the foregoing securities laws and applicable exchange rules and listing standards.

“Series A Warrants” means those certain Series A Warrants to be issued to Noteholder on or immediately prior to the Effective Time pursuant to the terms of a Securities Purchase Agreement dated January ___, 2020, between the Company and Noteholder.

“Signing Form 8-K” has the meaning set forth in Section 7.12(d).

“SMRH” has the meaning set forth in Section 11.19.

“Source Code” means, collectively, any software source code, including any portion or aspect of the software source code, or any proprietary information or algorithm contained in or relating to any software source code, including related documentation.

“Stock Split” means a reverse stock split of the issued and outstanding shares of Parent Common Stock at a ratio sufficient to increase the then-current trading price per share of Parent Common Stock to at least $6.00.

“Subsidiary” means, with respect to a Person, any entity in which such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.

“Superior Proposal” means a written Acquisition Proposal which the Parent Board determines in its good faith judgment (a) to be reasonably likely to be consummated if accepted and (b) to be more favorable to the Parent’s stockholders from a financial point of view than the Transaction, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement and any changes to the terms of this Agreement offered by Company in response to such Superior Proposal. For the purposes of the term “Superior Proposal,” references to the term “Acquisition Proposal” shall have the meaning specified in this Section 1.1, except that references to “20% or more” in the definition of “Acquisition Proposal” in Section 1.1 shall be deemed to be references to “50% or more.”

“Survival Period” has the meaning set forth in Section 10.1.

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, and the regulations thereunder, as amended.

“Tax Exempt Person” means a person who is exempt from Tax under Part I of the Tax Act.

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means: (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions, (b) all interest, penalties, fines, additions or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described herein, (c) any Liability for the payment of any amounts of the type described herein as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (d) any Liability for the payment of any amounts of the type described herein as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Technology” has the meaning set forth in Section 4.1(cc).

“Terminating Party” has the meaning set forth in Section 7.10(c).

“Termination Notice” has the meaning set forth in Section 7.10(c).

“Transaction” means, collectively, the Amalgamation and all transactions undertaken by the Parties in connection therewith including, for greater certainty, the exchange of ExchangeCo Special Shares for shares of Resulting Issuer Common Stock pursuant to Section 2.8(a) and the Parent Legacy Business Disposition.

“Transaction Board Members” has the meaning set forth in Section 11.19.

“Transaction Documents” means this Agreement, the Articles of Amalgamation, the Joinder Agreements, the Company Disclosure Letter, the Parent Disclosure Letter and all such further documents, agreements and instruments required to be executed or filed by any Party or any Affiliate thereof to effect the consummation of the Amalgamation (all of which will be in form and content reasonably satisfactory to each Party) pursuant to the requirements of Applicable Laws relating to the Amalgamation, or by any other Governmental Authority having jurisdiction, in order to carry out the terms and objectives of this Agreement, including, without limitation, those required by the Securities Authorities.

“Transaction Engagements” has the meaning set forth in Section 11.19.

“Treasury Regulations” has the meaning set forth in Section 2.12.

“United States Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“United States GAAP” means United States Generally Accepted Accounting Principles.

“Voting and Exchange Trust Agreement” means the agreement to be made prior to the Effective Time between Parent, ExchangeCo and the Trustee (as defined in the provisions governing the ExchangeCo Exchangeable Shares).

1.2         Interpretation Not Affected by Headings

The division of this Agreement into articles, sections and subsections, and the insertion of headings herein, are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. The terms “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof, and include any agreement, schedule or instrument supplementary or ancillary hereto.

1.3         Meaning of “including”

The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

1.4         Extended Meanings

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the use of either gender include both genders and neuter, and a reference to a Person includes any successor to that Person.

1.5         Date for Any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken by the applicable Party on the next succeeding Business Day.

1.6         Statutory References

Unless otherwise expressly stated, any reference in this Agreement to a statute includes each regulation and rule made thereunder, all amendments to such statute, regulation or rule in force from time to time, and any statute, regulation or rule that supplements or supersedes such statute, regulation or rule.

1.7         Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of the United States of America.

1.8         Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof.

1.9         Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement have the meaning attributable thereto under United States GAAP and all determinations of an accounting nature required to be made hereunder will be made in a manner consistent with United States GAAP.

1.10       Interpretation Not Affected by Party Drafting

The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable to the interpretation of this Agreement.

1.11       Company Disclosure Letter

For the purposes of the representations and warranties in Article 4, Company will deliver the Company Disclosure Letter, arranged in sections corresponding with the sections of Article 4, to Parent. The disclosure in any section of the Company Disclosure Letter will qualify the corresponding section of Article 4. Each section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Company Disclosure Letter as though fully set forth in such section of the Company Disclosure Letter for which applicability of such information and disclosure is reasonably apparent on its face.  The fact that any item of information is disclosed in any section of the Company Disclosure Letter: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) with respect to the enforceability of Contracts with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against the Company by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party; (d) shall not be deemed or interpreted to broaden the representations and warranties, obligations, covenants, conditions or agreements of the Company contained in this Agreement; and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement.

1.12       Parent Disclosure Letter

For the purposes of the representations and warranties in Article 5, Parent will deliver the Parent Disclosure Letter, arranged in sections corresponding with the sections of Article 5, to Company. The disclosure in any section of the Parent Disclosure Letter will qualify the corresponding section of Article 5. Each section of the Parent Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Parent Disclosure Letter as though fully set forth in such section of the Parent Disclosure Letter for which applicability of such information and disclosure is reasonably apparent on its face.  The fact that any item of information is disclosed in any section of the Parent Disclosure Letter: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) with respect to the enforceability of Contracts with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against the Parent, the Purchaser or their respective Subsidiaries by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party; (d) shall not be deemed or interpreted to broaden the representations and warranties, obligations, covenants, conditions or agreements of the Parent, the Purchaser or their respective Subsidiaries contained in this Agreement; and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Parent Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Parent Disclosure Letter is or is not material for purposes of this Agreement.

1.13       Knowledge

Where any representations or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Party, it refers to the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Party after due inquiry.

ARTICLE 2
THE AMALGAMATION

2.1         Amalgamation

As soon as reasonably practicable after all requisite approvals of the Company Shareholders and each applicable Governmental Authority with respect to the Transaction are obtained, and the conditions set forth herein have been satisfied, waived or released, each of the Parties covenants to take all such actions as are within its power to control, and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to complete the Amalgamation as set forth in this Article 2 and otherwise on the terms, and subject to the conditions, set forth in this Agreement.

2.2         Amalco

(a)	Name. The name of Amalco shall be Jay Opco Inc. or such other name as to be agreed by the Parties hereto.

(b)	Registered Office. The registered office of Amalco shall be 181 Bay Street, Suite 4400, Brookfield Place, Toronto, Ontario M5J 2T3, Canada.

(c)
Authorized Capital and Rights Attaching to Shares. The authorized capital of Amalco shall consist of an unlimited number of common shares, which shall have the rights, privileges, restrictions and conditions set out in the Organizational Documents of Amalco. No shares of Amalco may be transferred except in compliance with the restrictions set out in its Articles.

(d)	Number of Directors. The number of directors of Amalco shall be a minimum of one (1) and a maximum of ten (10).

(e)
First Directors. The first directors of Amalco shall consist of two (2) directors selected by the Company and one (1) director selected by the Parent, with each such director to hold office until the first annual meeting of shareholders of Amalco or until their successors are elected or appointed. The subsequent directors shall be elected each year thereafter in accordance with the Organizational Documents of Amalco. The management and operation of the business and affairs of Amalco shall be under the control of the board of directors of Amalco as it is constituted from time to time.

(f)	Initial Officers. The first officers of Amalco shall be appointed by the board of directors of Amalco in accordance with the Organizational Documents of Amalco.

(g)	Restrictions on Business. There shall be no restrictions on the business which Amalco is authorized to carry on.

(h)	Fiscal Year End. The fiscal year end of Amalco shall be December 31 of each calendar year.

(i)	By-Laws. The by-laws of Amalco shall, so far as applicable, be the by-laws of Company until repealed, amended or altered.

(j)	Capitalization. Immediately following the Closing, the Resulting Issuer shall own 100% of the issued and outstanding Amalco Shares.

2.3         Reserved.

2.4         Effect of Amalgamation

At the Effective Time:

(a)	The Company and the Purchaser will be amalgamated and continue as one corporation under the terms and conditions prescribed in this Agreement;

(b)	each of the Company and the Purchaser shall cease to exist as entities separate from Amalco;

(c)	the property of each of the Company and the Purchaser will continue to be the property of Amalco;

(d)	Amalco will continue to be liable for the obligations of each of the Company and the Purchaser;

(e)	any existing cause of action, claim or liability to prosecution with respect to the Company and the Purchaser will be unaffected;

(f)	any civil, criminal or administrative action or Proceeding pending by or against the Company or the Purchaser may be continued to be prosecuted by or against Amalco;

(g)	any conviction against, or ruling, order or judgment in favour of or against, the Company or the Purchaser may be enforced by or against Amalco;

(h)	the Articles of Amalgamation will be deemed to be the articles of incorporation of Amalco and the Certificate of Amalgamation will be deemed to be the certificate of incorporation of Amalco; and

(i)	Amalco shall be a wholly-owned subsidiary of ExchangeCo.

2.5         Treatment of Issued Capital

Upon the terms and subject to the conditions set forth in this Agreement at the Effective Time:

(a)
each Company Common Share held by a Company Shareholder that is an Eligible Holder (other than those held by Dissenting Shareholders) shall be converted into the right to receive a number of ExchangeCo Exchangeable Shares equal to the Exchange Ratio;

(b)
each Company Common Share held by a Company Shareholder that is not an Eligible Holder (other than those held by Dissenting Shareholders) shall be converted into the right to receive a number of ExchangeCo Special Shares equal to the Exchange Ratio;

(c)	each Purchaser Share issued and outstanding immediately before the Effective Time will be cancelled and exchanged into an aggregate of one Amalco Share;

(d)
each outstanding Company Option shall be converted into the right to receive Resulting Issuer Options to purchase a number of shares of Resulting Issuer Common Stock equal to the Exchange Ratio on substantially the same terms as those contained in the stock option plan of the Resulting Issuer and each such Company Option shall be cancelled. The exercise price for each share of Resulting Issuer Common Stock underlying a Resulting Issuer Option will be equal to the exercise price per Company Common Share under the Company Option in effect immediately prior to the Amalgamation, as adjusted to reflect the Stock Split and Exchange Ratio and applicable currency exchange ratio. For greater certainty, the Parties intend that the exchange of all Company Options for Resulting Issuer Options will occur on a rollover basis pursuant to subsection 7(1.4) of the Tax Act and that any relevant adjustments to the exercise price of the Resulting Issuer Options shall be made to reflect this intention, and that the foregoing treatment of Company Options is fair and reasonable in light of the circumstances of the Transaction;

(e)
each outstanding Company Warrant shall be converted into the right to receive Resulting Issuer Warrants to purchase the number of shares of Resulting Issuer Common Stock equal to the Exchange Ratio on substantially economically equivalent terms and each such Company Warrant shall be cancelled. The exercise price for each share of Resulting Issuer Common Stock underlying a Resulting Issuer Warrant will be equal to the exercise price per Company Common Share under the Company Warrant in effect immediately prior to the Amalgamation, as adjusted to reflect the Stock Split and Exchange Ratio and the applicable currency exchange ratio;

(f)
that certain Secured Promissory Note (the “Note”), issued by the Company in favor of Alpha Capital Anstalt (the “Noteholder”) shall, automatically without further action on the part of Noteholder, be converted into the right to receive ExchangeCo Special Shares which shall have the same rights, including but not limited to anti-dilution and reset rights and maximum beneficial ownership limitations in connection with ExchangeCo Special Shares otherwise deliverable to the Noteholder, and Resulting Issuer Warrants identical to the Resulting Issuer Warrants deliverable to the Noteholder in connection with agreements with the Company with respect to an investment of $3,500,000 in the Company’s Common Stock, Warrants and Pre-Funded Warrants simultaneously with the Closing, which ExchangeCo Special Shares will be further exchanged for non-voting preferred stock of the Resulting Issuer which is convertible into Resulting Issuer Capital Stock in accordance with the Conversion Percentages (as defined below), as applicable, by virtue of Section 2.8 of this Agreement, in a form acceptable to the Noteholder in its absolute discretion (the “Resulting Issuer Preferred Stock”), it being understood that any such exchange of securities held by the Noteholder shall be automatic and that the Noteholder shall not be deemed to exercise “control” within the meaning of Rule 144 of the 1933 Act prior to its receipt of Resulting Issuer Capital Stock.  The number of ExchangeCo Special Shares that the Noteholder will receive upon the Closing by virtue of this Section 2.5(f) shall (i) with respect to the $1,500,000 provided in the Bridge Loan Financing, be equal to the number of ExchangeCo Special Shares exchangeable into Resulting Issuer Preferred Stock convertible into Resulting Issuer Capital Stock equal to 3.11% of the Resulting Issuer Capital Stock and (ii) with respect to the $3,500,000 provided in connection with the investment provided in this Section 2.5(f), be equal to the number of ExchangeCo Special Shares exchangeable into Resulting Issuer Preferred Stock convertible into Resulting Issuer Capital Stock equal to 7.26% of the Resulting Issuer Capital Stock (in each case of (i) and (ii), the “Conversion Percentages”).  In any case, for purposes of all calculations of the number shares of Resulting Issuer Preferred Stock issued to Noteholder upon conversion of the Note, the Note shall be deemed to have not less than 180 days of accrued and unpaid interest thereon; and

(g)
the stated capital of the Amalco Shares will be an amount equal to the aggregate of the “paid up capital”, as that term is defined in the Tax Act, of the Purchaser Shares and the Company Common Shares immediately prior to the Effective Time.

(h)
For the avoidance of all doubt, in the event that the issuance of any securities of Parent of ExchangeCo to Noteholder would cause Noteholder’s aggregate “beneficial ownership” (within the meaning of Section 13 of the United States Exchange Act), together with all other securities of Parent or ExchangeCo then beneficially owned by Noteholder, to exceed 9.99% of Parent’s outstanding shares, then Parent and ExchangeCo shall issue to Noteholder, in lieu of such securities that would cause its beneficial ownership to exceed 9.99%, a common stock equivalent preferred stock containing a customary “9.99% blocker” (but otherwise gives Noteholder identical economic and voting rights and that is otherwise acceptable to Noteholder in all respects). For the further avoidance of doubt, in no event shall any securities of Parent or ExchangeCo owned at any time by Noteholder be subject to any voting agreements unless Noteholder otherwise expressly agrees in a writing executed by Noteholder.

2.6         Fractional Shares

No fractional ExchangeCo Special Shares or ExchangeCo Exchangeable Shares, as the case may be, will be issued to Company Shareholders. In lieu of such fractional shares, (a) the number of ExchangeCo Special Shares or ExchangeCo Exchangeable Shares, as the case may be, to be received by a Company Shareholder will be rounded up to the nearest whole ExchangeCo Special Share or ExchangeCo Exchangeable Share, as the case may be, in the event that a Company Shareholder is entitled to receive a fractional share representing one-half (1/2) or more of an ExchangeCo Special Share or ExchangeCo Exchangeable Share, or (b) the number of ExchangeCo Special Shares or ExchangeCo Exchangeable Shares, as the case may be, to be received by a Company Shareholder will be rounded down to the nearest whole ExchangeCo Special Share or ExchangeCo Exchangeable Share, as the case may be, in the event that a Company Shareholder is entitled to receive a fractional share representing less than one-half (1/2) of an ExchangeCo Special Share or ExchangeCo Exchangeable Share.

2.7         Exchange of Certificates

At the Effective Time:

(a)
the original share certificate of the Purchaser registered in the name of ExchangeCo shall be cancelled and ExchangeCo shall be issued a share certificate for the number of common shares of Amalco to be issued to ExchangeCo as provided in Section 2.5(c);

(b)
subject to the treatment of Dissenting Shareholders, certificates or other evidence representing the Company Common Shares, Company Options and Company Warrants shall cease to represent any claim upon or interest in Company other than the right of the holder to receive, pursuant to the terms hereof, ExchangeCo Special Shares, ExchangeCo Exchangeable Shares, Resulting Issuer Options and Resulting Issuer Warrants, as the case may be, in accordance with Section 2.5; and

(c)
upon the delivery and surrender by the holder thereof to ExchangeCo and the Resulting Issuer of certificates representing, or evidence of ownership on the Company’s share or securities register of, Company Common Shares, Company Options and Company Warrants, which have been exchanged for ExchangeCo Special Shares, ExchangeCo Exchangeable Shares, Resulting Issuer Options and Resulting Issuer Warrants, respectively, in accordance with the provisions of Section 2.5, ExchangeCo and the Resulting Issuer shall, as soon as practicable following the date of receipt by ExchangeCo and the Resulting Issuer of the certificates referred to above, deliver to each such holder certificates representing the number of ExchangeCo Special Shares, the number of ExchangeCo Exchangeable Shares, the number of Resulting Issuer Options and/or the number of Resulting Issuer Warrants to which such holder is entitled.

2.8         Exchange of ExchangeCo Special Shares; Issuance of Resulting Issuer Shares

Immediately following the Effective Time:

(a)
each holder of ExchangeCo Special Shares will, without the need for the taking of any further actions or the execution of any further documents or instruments (other than the Joinder Agreements), transfer and exchange (and be deemed to transfer and exchange) all ExchangeCo Special Shares held by such holder in exchange for an equal number of freely-trading shares of Resulting Issuer Common Stock or Resulting Issuer Preferred Stock, as applicable, and each holder of ExchangeCo Special Shares will become (and will be deemed to become) a Party to this Agreement solely for the purposes of consenting to and effecting the aforementioned exchange pursuant to the terms of a joinder agreement to be executed and delivered by each holder of ExchangeCo Special Shares to the Resulting Issuer in a form satisfactory to the Parties and Noteholder (the “Joinder Agreements”). Effective as the completion of the aforementioned exchange, the holders of ExchangeCo Special Shares so exchanged will cease to be the holders of such ExchangeCo Special Shares, or to have any rights as a holder thereof other than the right to receive the shares of Resulting Issuer Common Stock or Resulting Issuer Preferred Stock, as applicable, issuable in respect thereof, and legal and beneficial title to each such ExchangeCo Special Share will vest in the Resulting Issuer and the Resulting Issuer will be (and will be deemed to be) the transferee and legal and beneficial owner of each such ExchangeCo Special Shares (free and clear of any Liens) and will be entered in the central securities register of ExchangeCo as the sole holder thereof; and

(b)
the Resulting Issuer will issue to the Voting Trustee in certificated form, for no additional consideration, one share of Resulting Issuer Special Voting Stock to be held of record by the Voting Trustee as trustee for and on behalf of, and for the use and benefit of, the Eligible Holders in accordance with the terms of the Voting and Exchange Trust Agreement.

2.9         Dissenting Shareholders

Company Shareholders entitled to vote at the Company Meeting will be entitled to exercise Dissent Rights with respect to their Company Common Shares in connection with the Amalgamation. The Company shall give the Parent notice of any written notice of dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by the Company and shall provide the Parent with copies of such notices and written objections. If a Dissenting Shareholder is ultimately entitled to be paid fair value for his, her or its Company Common Shares, such shares shall be deemed to have been surrendered to the Company for cancellation immediately prior to the Effective Time. If a Dissenting Shareholder is ultimately determined not to be entitled, for any reason, to be paid fair value for his, her or its Company Common Shares, such Dissenting Shareholder shall be deemed to have participated in the Amalgamation, as of the Effective Time, on the same basis as a holder of Company Common Shares who did not exercise Dissent Rights in respect of the Amalgamation.

2.10       Completion of the Amalgamation and Effective Time

Upon the satisfaction or waiver of the conditions herein contained in favor of each Party, the Company and the Purchaser shall immediately deliver to the Director the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation. The Amalgamation shall become effective at the Effective Time.

2.11       Parent Guarantee

The Parent unconditionally and irrevocably guarantees the due and punctual performance by the Purchaser of each and every covenant and obligation of the Purchaser and ExchangeCo arising under the Amalgamation. The Parent agrees that the Company shall not have to proceed first against the Purchaser or ExchangeCo before exercising its rights under this guarantee against the Parent.

2.12       Intended United States Tax Consequences

The Parties intend that, for United States federal income tax purposes, the Transaction qualify as a reorganization within the meaning of Section 368(a) of the Code, and the rules and regulations promulgated thereunder (the “Treasury Regulations”).  The Parties shall adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Unless otherwise required by Applicable Laws, each Party agrees to treat: (a) the ExchangeCo Exchangeable Shares as voting shares of the Parent for all United States federal income tax purposes; and (b) the Transaction as a tax-deferred reorganization within the meaning of Section 368(a) of the Code for all purposes to which such treatment is pertinent, including without limitation for the purpose of reporting on any United States Tax Return that such Party may be required to file. Each Party agrees to act in a manner that is consistent with the Parties’ intention that the Transaction be treated as a tax-deferred reorganization within the meaning of Section 368(a) of the Code for all United States federal income tax purposes. In the event that the Transaction does not qualify as a tax-deferred reorganization under Section 368(a) of the Code, the Parties intend to treat the Transaction as a single integrated transaction which qualifies as a tax-deferred transaction under Section 351 of the Code.

2.13       Registration of the Resulting Issuer Capital Stock

The shares of Resulting Issuer Capital Stock and any other securities required to be registered under the 1933 Act will be registered under the 1933 Act pursuant to an S-1 Registration Statement, an S-4 Registration Statement, S-3 Registration Statement or a newly filed S-8 Registration Statement.  For the avoidance of doubt, all securities of Parent to be issued pursuant this Agreement shall be covered by the S-4 Registration Statement, except that the resale of Common Shares issuable upon any cash-exercise of the Series A Warrants will be covered by the S-1 Registration Statement or S-3 Registration Statement.

2.14       Closing Date

The Closing Date will be the date that the Articles of Amalgamation are filed with the Director under the CBCA, which will be such date as is mutually agreed on by Parent and Company upon the occurrence of the Company and Parent Stockholder Approval, but not later than the End Date.

2.15       Closing

The Closing will take place at the offices of Haynes and Boone, LLP (or at such other place as may be mutually agreed to by the Parties), at a time to be mutually agreed on by the Parties.

ARTICLE 3
SHAREHOLDER INFORMATION, LISTING APPLICATION AND MEETING

3.1         Listing Application

The Parent shall use its commercially reasonable efforts, (a) to prepare and submit to NASDAQ a notification form for the listing of the shares of Resulting Issuer Capital Stock (other than Resulting Issuer Special Voting Stock), and use commercially reasonable efforts to cause such shares to be approved for listing (subject to official notice of issuance) and (b) in accordance with NASDAQ Marketplace Rule 5110, to file an initial listing application for the Resulting Issuer Capital Stock (other than Resulting Issuer Special Voting Stock) (the “NASDAQ Listing Application”) and to use commercially reasonable efforts to cause such NASDAQ Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NASDAQ rules and regulations. The Parent agrees to pay all NASDAQ fees associated with the NASDAQ Listing Application. The Company will cooperate with the Parent as reasonably requested by the Parent with respect to the NASDAQ Listing Application and promptly furnish to the Parent all information concerning the Company and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 3.1.

3.2         Company Meeting

The Company will convene and conduct the Company Meeting on or before sixty (60) days after the date the SEC has indicated that it has no further comments to the S-4 registration Statement, or such later date as may be mutually agreed to by the Parent and the Company, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Parent, except in the case of an adjournment, as required for quorum purposes.

3.3         Parent Meeting

The Parent will convene and conduct the Parent Meeting on or before sixty (60) days after the date the SEC has indicated that it has no further comments to the S-4 Registration Statement, or such later date as may be mutually agreed to by the Parent and the Company, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Parent Meeting without the prior written consent of the Company, except in the case of an adjournment, as required for quorum purposes.

3.4         Preparation of Filings

The Parties will co-operate in the preparation of any application for any required Authorization and any other orders, registrations, consents, filings, rulings, exemptions, and approvals, and in the preparation of any documents, reasonably deemed by any of the Parties to be necessary to discharge its respective obligations under this Agreement or otherwise advisable under Applicable Laws, including, without limitation, in connection with the preparation of the S-4 Registration Statement as provided in Section 7.15.  The Parties shall obtain the written consent of the Noteholder prior to filing any S-4 Registration Statement, which written consent shall not be unreasonably withheld delayed or conditioned.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMPANY

4.1         Representations and Warranties of Company

Except as set forth in the Company Disclosure Letter, the Company represents and warrants to the Parent and the Purchaser as follows:

(a)
Organization and Qualification. The Company is a corporation duly incorporated and validly existing under the laws of Canada, and has all necessary corporate power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. The Company:

(i)
has all Authorizations necessary to conduct its business substantially as now conducted, except where the failure to hold such Authorizations would not individually or in the aggregate have a Material Adverse Effect on the Company; and

(ii)
is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company.

(b)	Authorized and Issued Capital.

(i)
The authorized capital of Company consists of an unlimited number of Company Common Shares.  As of the close of business on the date of this Agreement, there were (A) 27,626,061 Company Common Shares issued and outstanding, (B) outstanding Company Options to purchase 2,626,039 Company Common Shares and (C) outstanding Company Warrants to purchase 2,554,903 Company Common Shares.

(ii)
All outstanding Company Common Shares have been duly authorized and validly issued, and are fully paid and non-assessable and have not been issued in violation of any pre-emptive rights or in violation of Applicable Laws.

(iii)
All of the Company Common Shares issuable upon the exercise of rights under the Company LTIP, including outstanding Company Options, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights.  No Company Options have been granted in violation of Applicable Laws.

(iv)
All of the Company Common Shares issuable upon the exercise of rights under the Company Warrants have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights.  No Company Warrants have been granted in violation of Applicable Laws.

(c)
Corporate Authorization. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of, and performance by, the Company of this Agreement and the consummation of the Amalgamation and the other transactions contemplated hereby have been, or will at Closing be, duly authorized by all necessary corporate action on the part of the Company and, subject to obtaining the approval of the Amalgamation Resolution, no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the Amalgamation and the other transactions contemplated hereby.

(d)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

(e)
No Conflict. The execution and delivery of, and performance by the Company of its obligations under, this Agreement, the completion of the transactions contemplated hereby, and the performance of its obligations hereunder and thereunder, do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of its Organizational Documents;

(ii)
except as disclosed in the Company Disclosure Letter, require any consent or other action by any Person under, constitute or result in a breach or violation of or conflict with, or, with or without notice or lapse of time or both, allow any Person to exercise any rights under any of the terms or provisions of any Material Contracts, licenses, leases or instruments to which the Company is a party or pursuant to which any of its assets or properties may be affected;

(iii)
result in a breach of, or cause the termination or revocation of, any Authorization held by the Company, or necessary to the ownership of the Company Common Shares or the operation of the business of Company; or

(iv)	result in the violation of any Applicable Law,

except as would not, individually or in the aggregate, have a Material Adverse Effect on Company.

(f)
Financial Statements. The Company Financial Statements are, or will when completed be, prepared in accordance with United States GAAP, consistently applied, and fairly present in all material respects the financial condition of the Company at the respective dates indicated and for the periods covered.

(g)
Compliance with Laws. The Company is, and since January 1, 2018, has been, in compliance in all material respects with Applicable Laws. Since January 1, 2018, the Company is not, nor has been, under any investigation with respect to, is not nor has been charged or threatened to be charged with, nor has received notice of, any violation or potential violation of any Applicable Laws or disqualification by a Governmental Authority.

(h)
Shareholders’ and Similar Agreements.  Except as disclosed in the Company Disclosure Letter, the Voting and Exchange Trust Agreement and the Exchangeable Share Support Agreement, the Company is not subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of the securities of the Company or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Company.

(i)	Subsidiaries and Affiliates. The Company does not have any Subsidiaries or Affiliates.

(j)
Internal Accounting Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary in order to permit preparation of financial statements in accordance with United States GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(k)	Auditors. The Company Financial Statements have been audited by a PCAOB registered accounting firm.

(l)
No Undisclosed Liabilities.  Except as disclosed in the Company Disclosure Letter, the Company does not have any Liability, whether accrued, absolute, contingent or otherwise, not reflected in the Company Financial Statements, except Liabilities (i) incurred in connection with this Agreement or the Transaction, (ii) incurred since December 31, 2018, in the Ordinary Course consistent with past practices or (iii) that would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. An itemized list setting forth the principal amount of all indebtedness for borrowed money of the Company (and all accrued interest thereon) as of the date hereof, including capital leases, is disclosed in the Company Disclosure Letter.

(m)
Absence of Certain Changes or Events.  Since December 31, 2018, other than the transactions contemplated in this Agreement and as disclosed in the Company Disclosure Letter, the business of the Company has been conducted in the Ordinary Course and there has not been any event, circumstance or occurrence which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(n)	Ordinary Course. Since December 31, 2018, other than as disclosed in the Company Disclosure Letter:

(i)	the Company has conducted its business only in the Ordinary Course;

(ii)
no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), which has had, or is reasonably likely to have, a Material Adverse Effect with respect to the Company, has been incurred by the Company;

(iii)	there has not been any change in the accounting practices used by the Company;

(iv)
except for Ordinary Course adjustments to employee compensation (other than directors or officers), there has not been any increase in the salary, bonus, or other remuneration payable to any employees of the Company;

(v)
there has not been any redemption, repurchase or other acquisition of Company Common Shares by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the Company Common Shares;

(vi)	there has not been a material change in the level of accounts receivable or payable, inventories or employees of the Company, other than those changes in the Ordinary Course;

(vii)	the Company has not entered into, or amended, any Material Contract other than in the Ordinary Course;

(viii)
there has not been any satisfaction or settlement of any material claims or material liabilities of the Company that were not reflected in the Company’s Financial Statements, other than the settlement of claims or liabilities incurred in the Ordinary Course; and

(ix)
except for Ordinary Course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or directors of the Company or any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award of any officer or director of the Company.

(o)	Reserved

(p)
Related Party Transactions.  Except as disclosed in the Company Disclosure Letter, the Company is not indebted to any director, officer, employee or agent of, or independent contractor to, the Company (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). Except as disclosed in the Company Disclosure Letter, there are no Contracts (other than employment arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Company.

(q)
No “Collateral Benefit.”  Except as disclosed in the Company Disclosure Letter, no Person will receive a “collateral benefit” (within the meaning of MI 61-101) from the Company as a consequence of the transactions contemplated by the Amalgamation.

(r)	Reserved

(s)	Authorizations and Licenses.

(i)
The Company owns, possesses or has obtained all Authorizations that are required by Applicable Laws in connection with the operation of the business of the Company as presently or previously conducted, or in connection with the ownership, operation or use of the assets of the Company.

(ii)
The Company lawfully holds, owns or uses, and has complied with, all such Authorizations. Each Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course without the need for the Company to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees.

(iii)
No action, investigation or proceeding is pending in respect of or regarding any such Authorization and neither the Company nor, to the knowledge of the Company, any of its officers or directors has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

(iv)	Neither the Company nor, to the knowledge of the Company, any of its officers or directors, own or have any proprietary, financial or other interests (direct or indirect) in any such Authorization.

(t)	Reserved

(u)
Finders’ Fees.  No investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its officers, directors or employees, or is entitled to any fee, commission or other payment from the Company or any of its officers, directors or employees, in connection with this Agreement.

(v)
Company Board Approval.  The Company Board has unanimously (A) determined that the Consideration to be received by the Company Securityholders pursuant to the Amalgamation and this Agreement is fair to such holders and that the Amalgamation is in the best interests of the Company and the Company Securityholders; (B) resolved to unanimously recommend that the Company Securityholders vote in favour of the Amalgamation Resolution; and (C) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations (the “Company Board Approval”).

(w)	Material Contracts.

(i)
The Company Disclosure Letter sets out a complete and accurate list of all Material Contracts of the Company. True and complete copies of the Material Contracts of the Company have been made available to the Parent and no such Contract has been modified, rescinded or terminated.

(ii)	Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(iii)
The Company has performed in all material respects all respective obligations required to be performed by it to date under the Material Contracts and the Company is not in breach or default under any Material Contract, nor does the Company have knowledge of any condition that, with the passage of time or the giving of notice or both, would result in such a breach or default.

(iv)
To the knowledge of the Company, the Company has not received any notice (whether written or oral), that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Company, and, to the knowledge of the Company, no such action has been threatened.

(x)	Real Property.

(i)
except as disclosed in the Company Disclosure Letter, the Company has valid, good and marketable title to all of the real or immovable property owned by the Company (the “Owned Properties”) free and clear of any Liens, except for Permitted Liens, and there are no outstanding options or rights of first refusal to purchase the Owned Properties, or any portion thereof or interest therein; in addition, all buildings, structures, fixtures, building systems, and equipment located on the Owned Properties are in good condition and repair, and the Owned Properties are in compliance with Applicable Laws in all material respects;

(ii)
except as disclosed in the Company Disclosure Letter, each lease, sublease, license or occupancy agreement (in each case, together with any amendments, supplements, notices or ancillary agreements thereto) for real or immovable property leased, subleased, licensed or occupied by the Company (the “Leased Properties”) is valid, legally binding and enforceable against the Company in accordance with its terms and in full force and effect, true and complete copies of which (including all related amendments, supplements, notices and ancillary agreements) have been made available to the Parent, and the Company is not in breach of, or default under, such lease, sublease, license or occupancy agreement, and, to the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by the Company or permit termination, modification or acceleration by any third party thereunder;

(iii)	the Company Disclosure Letter contains a list of all Owned Properties and Leased Properties;

(iv)	reserved;

(v)	except as disclosed in the Company Disclosure Letter, the Company has not collaterally assigned or granted any other security interest in any of the Leased Properties;

(vi)
except as disclosed in the Company Disclosure Letter, no third party has repudiated or has the right to terminate or repudiate any such lease, sublease, license or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease, license or occupancy agreement) or any provision thereof; and

(vii)	except as disclosed in the Company Disclosure Letter, none of the leases, subleases, licenses or occupancy agreements has been assigned by the Company in favor of any Person or sublet or sublicensed.

(y)
Personal Property; Condition of Personal Property.  The Company has good title to all material personal or movable property of any kind or nature which the Company purports to own, free and clear of all Liens (other than Permitted Liens). The Company, as lessee, has the right under valid and subsisting leases to use, possess and control all personal or movable property leased by and material to the Company as used, possessed and controlled by the Company. All real and tangible personal property of the Company is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement.

(z)	Reserved

(aa)	Reserved

(bb)	Reserved

(cc)
Intellectual Property.  Except as would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company: (i) the Company owns all right, title and interest, or has valid licenses (and is not in material breach of such licenses), in and to all Intellectual Property that is material to the conduct of the business, as presently conducted, of the Company (collectively, the “Intellectual Property Rights”); (ii) all such Intellectual Property Rights that are owned by or licensed to the Company are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company; (iii) to the knowledge of the Company, all Intellectual Property Rights owned or leased by the Company are valid and enforceable, and the carrying on of the business of the Company and the use by the Company of any of the Intellectual Property Rights or Technology (as defined below) owned by or licensed to the Company does not breach, violate, infringe or interfere with any rights of any other Person, except that the foregoing representation is given to the knowledge of the Company with respect to patents, and no proceeding is currently pending or, to the knowledge of Company, threatened, with respect to any of the foregoing; (iv) to the knowledge of the Company, no third party is infringing upon the Intellectual Property Rights owned or licensed by the Company, and no proceeding is currently pending or threatened with respect to the foregoing; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company; and (vi) the Company owns, or has validly licensed or leased (and is not in material breach of such licenses or leases), such Technology.

(dd)
Restrictions on Conduct of Business.  The Company is not a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business of the Company is conducted; (ii) limit any business practice of the Company in any material respect; or (iii) restrict any acquisition or disposition of any property by the Company in any material respect. Neither the Company nor any of its properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or that would or would be reasonably expected to prevent or delay the consummation of the Amalgamation or the transactions contemplated hereby.

(ee)
Litigation.  Except as set out in the Company Disclosure Letter, there are no claims, actions, suits, arbitrations, inquiries, audits, investigations or proceedings pending, or, to the knowledge of the Company, threatened against or relating to the Company, the business of the Company or affecting any of its current or former properties or assets by or before any Governmental Authority that, if determined adverse to the interests of the Company, could potentially result in criminal sanction, or would be reasonably expected to prevent or delay the consummation of the Amalgamation or the transactions contemplated hereby, or would, or would be reasonably expected to, materially affect the Purchaser’s ability to own or operate the business of the Company, nor, to the knowledge of the Company, are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, suit, arbitration, inquiry, investigation or proceeding. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company before any Governmental Authority.

(ff)
Corrupt Practices Legislation.  Neither the Company nor any of its officers, directors or employees acting on behalf of the Company, has taken, committed to take or been alleged to have taken any action which would cause the Company to be in violation of the Corruption of Foreign Public Officials Act or any law of similar effect of any other jurisdiction, and to the knowledge of the Company, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of the Company.

(gg)	Environmental Matters.

(i)
No written notice, order, complaint or penalty has been received by the Company alleging that the Company is in violation of, or has any liability or potential liability under, any applicable Environmental Law, including any health and safety requirements applicable thereto, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company which allege a violation of, or any liability or potential liability under, any applicable Environmental Laws, including any health and safety requirements applicable thereto, and, to the knowledge of the Company, no fact or circumstance exists that reasonably could be expected to give rise to any such notice, claim, order, complaint or penalty.

(ii)
The Company has all environmental permits necessary for the operation of its business and to comply in all material respects with all applicable Environmental Laws, including any health and safety requirements applicable thereto.

(iii)
The operations of the Company are, and since January 1, 2018, have been, in compliance in all material respects with applicable Environmental Laws, including any health and safety requirements applicable thereto.

(hh)	Employment Matters. Except as disclosed in the Company Disclosure Letter:

(i)
(A) the Company has not entered into any written or oral agreement or understanding providing for a retention or change of control bonus or severance or termination payments to any director or Company Employee in connection with the termination of their position or their employment as a direct result of a change in control of the Company (including as a result of the Amalgamation), and (B) no Company Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Applicable Laws from the employment of an employee without an agreement as to notice or severance;

(ii)
(A) the Company is not a party to any Collective Agreement with respect to any Company Employees, (B) no Person holds bargaining rights with respect to any Company Employees and (C) to the knowledge of the Company, no Person has applied or threatened to be certified as the bargaining agent of any Company Employees;

(iii)	no trade union has applied to have the Company declared a common or related employer pursuant to Applicable Laws;

(iv)	the Company is in material compliance with all terms and conditions of employment and all Applicable Laws respecting employment;

(v)	the Company is not subject to any pending or, to the knowledge of the Company, threatened claim or action relating to employment or termination of employment of employees or independent contractors;

(vi)
the Company has not and is not engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending, or to the knowledge of the Company, threatened against the Company;

(vii)
no labor strike, lock-out, slowdown or work stoppage is pending or to the knowledge of the Company, threatened against or directly affecting the Company and no such event has occurred in the last two years;

(viii)
each independent contractor and consultant has been properly classified by the Company as an independent contractor and the Company has not received notification from any Governmental Authority challenging the classification of any individual who performs services for the Company’s business as an independent contractor or consultant; and

(ix)
there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and there are no orders under applicable occupational health and safety legislation relating to the Company which are currently outstanding.

(ii)	Employee Plans.

(i)
The Company Disclosure Letter lists and describes all the pension, benefit, insurance, retirement, compensation, deferred compensation, incentive, bonus, employee loan, collective bargaining, profit sharing, commission, performance award, option, phantom equity, stock or stock-based, stock purchase, restricted stock, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not Tax-qualified, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former Company Employee or director, or under which the Company has or may have any Liability, contingent or otherwise (collectively, the “Employee Plans”). The Company has furnished to the Purchaser true, correct and complete copies of all the Employee Plans as of the date hereof, together with all related documentation. Since December 31, 2018, no changes have occurred or are expected to occur which would materially affect the information required to be provided to the Purchaser pursuant to this provision.

(ii)
No Employee Plan is or is intended to be a “registered pension plan,” a “deferred profit sharing plan,” a “retirement compensation arrangement,” a “registered retirement savings plan,” or a “tax-free savings account” as such terms are defined in the Tax Act.

(iii)
Each Employee Plan is and has been operated in accordance with Applicable Laws, in all material respects. The Company has made all contributions and paid all premiums in respect of each Employee Plan in a timely fashion in accordance with Applicable Laws and the terms of each Employee Plan in all material respects.

(iv)
Other than routine claims for benefits, no Employee Plan is subject to any pending action, investigation, examination, claim (including claims for income Taxes, interest, penalties, fines or excise Taxes) or any other proceeding initiated by any Person, and, to the knowledge of the Company, there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

(v)
No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.  The level of insurance reserves under each Employee Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(vi)
None of the Employee Plans provide for retiree or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependants of retired or terminated employees, except as required by Applicable Laws.

(vii)
Subject to the requirements of Applicable Laws, no provision of any Employee Plan or of any agreement, and no act or omission of the Company in any way limits, impairs, modifies or otherwise affects the right of the Company to unilaterally amend or terminate any Employee Plan, and no commitments to improve or otherwise amend any Employee Plan have been made.

(viii)	No advance tax rulings have been sought or received in respect of any Employee Plan.

(jj)
Insurance.  A true and complete list of all material insurance policies currently in effect that insure the physical properties, business, operations and assets of the Company has made available to the Parent. To the knowledge of the Company, each material insurance policy currently in effect that insures the physical properties, business, operations and assets of the Company is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claim.  All material proceedings covered by any insurance policy of the Company have been properly reported to and accepted by the applicable insurer.

(kk)
Taxes.  The Company has made available to the Parent true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired. The Company represents each of the following:

(i)	the Company has duly and timely filed all Tax Returns required to be filed prior to the date hereof and all such Tax Returns are complete and correct in all material respects;

(ii)
the Company has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by the Company on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the Company Financial Statements;

(iii)
the Company has provided adequate accruals in accordance with United States GAAP in the Company Financial Statements for any Taxes of the Company for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns;

(iv)
since December 31, 2018, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued by the Company, other than in the Ordinary Course;

(v)	the Company has not received a Tax refund to which it was not entitled;

(vi)
no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Company, and the Company is not a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of its assets;

(vii)	no claim has been made by any Government Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction;

(viii)	there are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company;

(ix)
the Company has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Applicable Laws to do so;

(x)
there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending;

(xi)
the terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Company and any Person that is (x) a non-resident of Canada for purposes of the Tax Act, and (y) not dealing at arm’s length with the Company, for purposes of the Tax Act, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act, and all documentation or records as required by Applicable Law has been made or obtained in respect of such transactions (or series of transactions);

(xii)
there are no circumstances existing which could result in the application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Applicable Law, to the Company;

(xiii)	the Company has not participated in any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations;

(xiv)	the Company has not taken or agreed to take any action that would prevent the Amalgamation from constituting a reorganization qualifying under Section 368 of the Code; and

(xv)	the Company is not aware of any agreement, plan or other circumstance that would prevent the Amalgamation from qualifying as a reorganization under Section 368 of the Code.

(ll)
Disclosure.  The information relating to Company to be supplied by or on behalf of Company for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the Parent Stockholders, as applicable, or at the time of the Parent Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.  Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by the Parent and the Purchaser or any of their Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

4.2         No Reliance

The Company represents, warrants, acknowledges and agrees that other than as expressly set forth in Article 5 of this Agreement, none of Parent, Purchaser, any of their affiliates or stockholders or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to the Company, any of its affiliates or stockholders or any of their respective Representatives (collectively, “Company Related Persons”) or any other person in connection with this Agreement, the Amalgamation or any of the other transactions or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition, or any component of the foregoing, or any other forward looking information, of Parent, Purchaser or any of their Affiliates, and no Company Related Person has relied on any information or statements made or provided (or not made or provided) to any Company Related Person other than the representations and warranties of Parent and Purchaser expressly set forth in Article 5 of this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT, EXCHANGECO AND PURCHASER

5.1         Representations and Warranties of the Parent and the Purchaser

Except as set forth in the Parent Disclosure Letter or the SEC Documents, the Parent and the Purchaser represent and warrant to the Company as follows:

(a)
Organization and Qualification. Each of the Parent and the Purchaser is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and has all necessary power and authority to own its property and assets as now owned and to conduct its affairs as now conducted. Each of the Parent and the Purchaser:

(i)
has all Authorizations necessary to conduct its business substantially as now conducted, except where the failure to hold such Authorizations would not individually or in the aggregate have a Material Adverse Effect on it; and

(ii)
is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Parent or the Purchaser.

(b)	Authorized and Issued Capital.

(i)
The authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of the close of business on the date of this Agreement, 2,522,095 shares of Parent Common Stock were issued and outstanding and 424,938 shares of Parent Preferred Stock were issued and outstanding, and designated as 9.00% Series A Cumulative Preferred Stock. The shares of the Parent Common Stock trade on the NASDAQ and are able to be deposited through the DTC.

(ii)	All of the Purchaser’s issued and outstanding capital stock is currently held by the Parent and no other person has any right to acquire shares of the Purchaser.

(iii)
All Parent Capital Stock and all Purchaser Shares have been duly authorized and validly issued, and are fully paid and non-assessable and have not been issued in violation of any pre-emptive rights or in violation of Applicable Laws.

(iv)
All of the Parent Capital Stock issuable upon the exercise of rights under the Parent Stock Incentive Plan, including outstanding Parent Options, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights.

(v)
All of the Parent Capital Stock issuable upon the exercise of rights under the Parent Warrants have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights.  No Parent Warrants have been granted in violation of Applicable Laws.

(vi)
Except for rights under the Parent Stock Incentive Plan, the Voting and Exchange Trust Agreement and the Exchangeable Share Support Agreement, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Parent, the Purchaser or any of their respective Subsidiaries, as applicable, to, directly or indirectly, issue or sell any securities of the Parent, the Purchaser or of any of their respective Subsidiaries, as applicable, or give any Person a right to subscribe for or acquire, any securities of the Parent, the Purchaser or any of their respective Subsidiaries.

(vii)	The authorized and unissued Parent Capital Stock is sufficient to consummate the Amalgamation, the Stock Split and the other transactions contemplated by this Agreement.

(c)
Corporate Authorization. Each of the Parent and the Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of, and performance by, each of the Parent and the Purchaser of this Agreement and the consummation of the Amalgamation and the other transactions contemplated hereby have been, or will at Closing be, duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser and, subject to obtaining the Parent Stockholder Approval and approval by Parent in its capacity as sole stockholder of Purchaser, no other corporate actions on the part of each of the Parent and the Purchaser are necessary to authorize this Agreement or to consummate the Amalgamation and the other transactions contemplated hereby.

(d)	Purchaser. The Purchaser was incorporated solely to effect the Amalgamation and it has not carried on any business.

(e)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser, and constitutes a legal, valid and binding agreement of the Parent and the Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions and to the Parent Stockholder Approval.

(f)
No Conflict. The execution and delivery of, and the performance by each of the Parent and the Purchaser of its respective obligations under, this Agreement, the completion of the transactions contemplated hereby, and the performance of their respective obligations hereunder and thereunder, do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of their respective Organizational Documents;

(ii)
require any consent or other action by any Person under, constitute or result in a breach or violation of or conflict with, or, with or without notice or lapse of time or both, allow any Person to exercise any rights under any of the terms or provisions of any Material Contracts, licenses, leases or instruments to which the Parent or the Purchaser is a party or pursuant to which any of their respective assets or properties may be affected;

(iii)
result in a breach of, or cause the termination or revocation of, any Authorization held by the Parent or the Purchaser, or necessary to the ownership of the Parent Capital Stock or the Purchaser Shares, or the operation of the businesses of the Parent and the Purchaser; or

(iv)	result in the violation of any Applicable Law,

except as would not, individually or in the aggregate, have a Material Adverse Effect on the Parent or the Purchaser.

(g)
Financial Statements. The Parent Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; (iii) fairly present the condensed consolidated financial position of the Parent as of the respective dates thereof and the condensed consolidated statements of operations and cash flows of the Parent for the periods covered thereby. The Parent has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K).  Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in the Parent’s accounting methods or principles that would be required to be disclosed in the Parent Financial Statements in accordance with United States GAAP.

(h)
Compliance with Laws. Each of the Parent, the Purchaser and their respective Subsidiaries is, and since January 1, 2018, has been, in compliance in all material respects with Applicable Laws. Since January 1, 2018, neither the Parent, the Purchaser nor any of its or their respective Subsidiaries is or has been under any investigation with respect to, is or has been charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Applicable Law or disqualification by a Governmental Authority.

(i)
Governmental Authorization.  The execution, delivery and performance by each of the Parent and the Purchaser of their respective obligations under this Agreement and the consummation by the Parent and the Purchaser of the Amalgamation and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with or notification to, any Governmental Authority by the Parent and the Purchaser other than filings with the Securities Authorities and NASDAQ.

(j)
Shareholders’ and Similar Agreements.  Neither the Parent nor the Purchaser is subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of the securities of the Parent, the Purchaser or of any of their respective Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Parent, the Purchaser or in any of their respective Subsidiaries.

(k)	Subsidiaries.

(i)	Other than the Purchaser and those Subsidiaries disclosed in the Parent SEC Documents (the “Parent Subsidiaries”), the Parent has no Subsidiaries.

(ii)
Each Parent Subsidiary is a corporation, partnership, trust, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, and has all requisite corporate, trust, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Parent.

(iii)
The Parent is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each Parent Subsidiary, free and clear of any Liens. All such common shares or other equity interests so owned by the Parent have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights or in violation of Applicable Laws.

(l)	Securities Laws Matters.

(i)
The Parent has made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Parent with or furnished by the Parent to the SEC since January 1, 2018 (the “Parent SEC Documents”), other than such documents that can be obtained through EDGAR.  All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (A) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the 1933 Act or the United States Exchange Act (as the case may be) and (B) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to the Parent SEC Documents required by:  (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the United States Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the United States Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete (the “Certifications”), and complied as to form and content with all Applicable Laws in effect at the time such Parent Certification was filed with or furnished to the SEC.  As used in this Section 5.1(l)(i), the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(ii)
Except for such comment letters or correspondence as can be obtained through EDGAR or which the Parent has made available for review by the Company, since January 1, 2018, the Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from the NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the NASDAQ. Except as disclosed in the Parent SEC Documents or documents that Parent has made available for review by the Company, Parent has no unresolved SEC comments. As of the date of this Agreement, Parent is in compliance in all material respects with the applicable listing and governance rules and regulations of the NASDAQ.

(iii)
Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(iv)	Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that are effective as of the date of this Agreement.

(m)
Disclosure Controls and Internal Control over Financial Reporting.  The Parent and the Parent Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary in order to permit preparation of financial statements in accordance with United States GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Parent and the Parent Subsidiaries maintain internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States GAAP.

(n)	Auditors. The Parent Financial Statements have been audited by a PCAOB registered accounting firm.

(o)
No Undisclosed Liabilities.  None of the Parent, the Purchaser or any of their respective Subsidiaries have any Liability, whether accrued, absolute, contingent or otherwise, not reflected in the Parent Financial Statements, except Liabilities (i) incurred in connection with this Agreement or the Transaction, (ii) incurred since December 31, 2018, in the Ordinary Course consistent with past practices or (iii) that would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent. An itemized list setting forth the principal amount of all indebtedness for borrowed money of the Parent, the Purchaser and any of their respective Subsidiaries (and all accrued interest thereon) as of the date hereof, including capital leases, is disclosed in the Parent Disclosure Letter or the SEC Documents.

(p)
Absence of Certain Changes or Events.  Since December 31, 2018, other than the transactions contemplated in this Agreement and as disclosed in the Parent Disclosure Letter or the SEC Documents, the business of the Parent, the Purchaser and their respective Subsidiaries has been conducted in the Ordinary Course and there has not been any event, circumstance or occurrence which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent.

(q)	Ordinary Course. Since December 31, 2018, other than the transactions contemplated in this Agreement or as disclosed in the Parent Disclosure Letter or the SEC Documents:

(i)	the Parent, the Purchaser and their respective Subsidiaries have conducted their respective businesses only in the Ordinary Course;

(ii)
no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), which has had, or is reasonably likely to have, a Material Adverse Effect with respect to the Parent, has been incurred by the Parent, the Purchaser or their respective Subsidiaries;

(iii)	there has not been any change in the accounting practices used by the Parent, the Purchaser or their respective Subsidiaries;

(iv)
except for Ordinary Course adjustments to employee compensation (other than directors or officers), there has not been any increase in the salary, bonus, or other remuneration payable to any employees of any of the Parent, the Purchaser or their respective Subsidiaries;

(v)
there has not been any redemption, repurchase or other acquisition of Parent Common Stock by the Parent, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the Parent Common Stock;

(vi)
there has not been a material change in the level of accounts receivable or payable, inventories or employees of the Parent, the Purchaser or their respective Subsidiaries, other than those changes in the Ordinary Course;

(vii)	neither the Parent nor any Parent Subsidiary has entered into, or amended, any Material Contract other than in the Ordinary Course;

(viii)
there has not been any satisfaction or settlement of any material claims or material liabilities of the Parent, the Purchaser or their respective Subsidiaries that were not reflected in the Parent Financial Statements, other than the settlement of claims or liabilities incurred in the Ordinary Course; and

(ix)
except for Ordinary Course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or directors of the Parent, the Purchaser or their respective Subsidiaries or any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award of any officer of the Parent or any Parent Subsidiary.

(r)
Related Party Transactions.  Neither the Parent nor any Parent Subsidiary is indebted to any director, officer, employee or agent of, or independent contractor to, the Parent or any Parent Subsidiary (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses).  There are no Contracts (other than employment arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Parent or any Parent Subsidiary.

(s)	Authorizations and Licenses.

(i)
The Parent, the Purchaser and their respective Subsidiaries own, possess or have obtained all Authorizations that are required by Applicable Laws in connection with the operation of the business of the Parent, the Purchaser and their respective Subsidiaries as presently or previously conducted, or in connection with the ownership, operation or use of the assets of the Parent, the Purchaser and their respective Subsidiaries.

(ii)
The Parent, the Purchaser and their respective Subsidiaries lawfully hold, own or use, and have complied with, all such Authorizations. Each Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course.

(iii)
No action, investigation or proceeding is pending in respect of or regarding any such Authorization and neither the Parent, the Purchaser, their respective Subsidiaries nor, to the knowledge of the Parent, any of their respective officers or directors has received notice of revocation, non-renewal or material amendments of any such Authorization.

(t)
Opinions of Parent Financial Advisor.  The Parent Board have received the Parent Fairness Opinion. A true and complete copy of the engagement letter between the Parent and Gemini Partners, Inc. has been provided to the Company and the Parent has made true and complete disclosure to the Company of all fees, commissions or other payments that may be incurred pursuant to such engagement or that may otherwise be payable to Gemini Partners, Inc.

(u)
Finders’ Fees.  Except for the engagement letter between the Parent and Palladium Capital Advisors, LLC and the fees payable under or in connection with such engagement, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Parent or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from the Parent or any of its Subsidiaries, or any of their respective officers, directors or employees, in connection with the Agreement.

(v)
Parent Board Approval. The Parent Board, after consultation with its financial and legal advisors, has (A) determined that the Amalgamation, this Agreement the issuance of the Consideration Shares, the Parent Charter Amendment and the Stock Split are fair to the Parent Stockholders and in the best interests of the Parent, the Purchaser, their respective Subsidiaries and the Parent Stockholders; (B) resolved to recommend that the Parent Stockholders vote in favour of the Parent Stockholder Approval Resolution; and (C) authorized the entering into of this Agreement and the performance by the Parent of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations (the “Parent Board Approval”).

(w)	Material Contracts.

(i)
All of the Parent’s Material Contracts are filed as exhibits to the Parent’s latest Annual Report on Form 10-K and the Parent is not a party to any other Material Contracts that are not so filed as exhibits to the Annual Report on Form 10-K. True and complete copies of the Material Contracts of the Parent, the Purchaser and their respective Subsidiaries have been made available to the Company or are filed as exhibits to the Parent’s latest Annual Report on Form 10-K and no such Contract has been modified, rescinded or terminated.

(ii)
Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Parent, the Purchaser or their respective Subsidiaries, as applicable, in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(iii)
Each of the Parent, the Purchaser and their respective Subsidiaries has performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and neither the Parent, Purchaser nor any of their respective Subsidiaries is in breach or default under any Material Contract, nor does the Parent have knowledge of any condition that, with the passage of time or the giving of notice or both, would result in such a breach or default.

(iv)
None of the Parent, the Purchaser or any of their respective Subsidiaries has received any notice, that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Parent, the Purchaser or any of their respective Subsidiaries, as applicable, and, to the knowledge of the Parent, no such action has been threatened.

(x)	Real Property. Except as disclosed in the Parent Disclosure Letter:

(i)
the Parent, the Purchaser or their respective Subsidiaries, as applicable, have valid, good and marketable title to all of the real or immovable property owned by the Parent, the Purchaser or their respective Subsidiaries, as applicable (the “Parent Owned Properties”), free and clear of any Liens, except for Permitted Liens, and there are no outstanding options or rights of first refusal to purchase the Parent Owned Properties, or any portion thereof or interest therein;

(ii)
each lease, sublease, license or occupancy agreement (in each case, together with any amendments, supplements, notices and ancillary agreements thereto) for real or immovable property leased, subleased, licensed or occupied by the Parent, the Purchaser or their respective Subsidiaries, as applicable (the “Parent Leased Properties”), is valid, legally binding and enforceable against the Parent, the Purchaser or their respective Subsidiaries, as applicable, in accordance with its terms and in full force and effect, true and complete copies of which (including all related amendments, supplements, notices and ancillary agreements) have been made available to the Company, and none of the Parent, the Purchaser or their respective Subsidiaries, as applicable, is in breach of, or default under, such lease, sublease, license or occupancy agreement, and, to the knowledge of the Parent, no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default the Parent, the Purchaser or their respective Subsidiaries, as applicable, or permit termination, modification or acceleration by any third party thereunder;

(iii)
no third party has repudiated or has the right to terminate or repudiate any such lease, sublease, license or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease, license or occupancy agreement) or any provision thereof; and

(iv)
none of the leases, subleases, licenses or occupancy agreements has been assigned by the Parent, the Purchaser or their respective Subsidiaries, as applicable, in favor of any Person or sublet or sublicensed.

(y)
Personal Property; Condition of Personal Property.  The Parent, the Purchaser or their respective Subsidiaries, as applicable, have good title to all material personal or movable property of any kind or nature which the Parent, the Purchaser or their respective Subsidiaries, as applicable, purport to own, free and clear of all Liens (other than Permitted Liens). The Parent, the Purchaser or their respective Subsidiaries, as applicable, as lessee, have the right under valid and subsisting leases to use, possess and control all personal or movable property leased by, and material to, the Parent, the Purchaser or their respective Subsidiaries, as applicable, as used, possessed and controlled by the Parent, the Purchaser or their respective Subsidiaries, as applicable. All real and tangible personal property of the Parent, the Purchaser or their respective Subsidiaries is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement.

(z)
Intellectual Property.  Except as would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent: (i) the Parent, the Purchaser or their respective Subsidiaries, as applicable, own all right, title and interest, or have valid licenses (and are not in material breach of such licenses), in and to all Intellectual Property that is material to the conduct of the business, as presently conducted, of the Parent, the Purchaser or their respective Subsidiaries, as applicable (collectively, the “Parent Intellectual Property Rights”); (ii) all such Parent Intellectual Property Rights that are owned by or licensed to the Parent, the Purchaser or their respective Subsidiaries, as applicable, are sufficient, in all material respects, for conducting the business, as presently conducted, of the Parent, the Purchaser or their respective Subsidiaries, as applicable; (iii) to the knowledge of the Parent, all Parent Intellectual Property Rights owned or leased by the Parent, the Purchaser or their respective Subsidiaries, as applicable, are valid and enforceable, and the carrying on of the business of the Parent, the Purchaser or their respective Subsidiaries, as applicable, and the use by the Parent, the Purchaser or their respective Subsidiaries, as applicable, of any of the Parent Intellectual Property Rights or Parent Technology (as defined below) owned by or licensed to the Parent, the Purchaser or their respective Subsidiaries, as applicable, does not breach, violate, infringe or interfere with any rights of any other Person, except that the foregoing representation is given to the knowledge of Parent with respect to patents, and no proceeding is currently pending or, to the knowledge of Parent, threatened, with respect to any of the foregoing; (iv) to the knowledge of the Parent, no third party is infringing upon the Parent Intellectual Property Rights owned or licensed by the Parent, the Purchaser or their respective Subsidiaries, as applicable, and no proceeding is currently pending or threatened with respect to the foregoing; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Parent, the Purchaser or their respective Subsidiaries, as applicable (collectively, the “Parent Technology”), are sufficient, in all material respects, for conducting the business, as presently conducted, of the Parent, the Purchaser or their respective Subsidiaries, as applicable; and (vi) the Parent, the Purchaser or their respective Subsidiaries, as applicable own, or have validly licensed or leased (and are not in material breach of such licenses or leases), such Parent Technology.

(aa)
Restrictions on Conduct of Business.  Neither the Parent, the Purchaser nor any of their respective Subsidiaries is a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business of the Parent, the Purchaser or their respective Subsidiaries are conducted; (ii) limit any business practice of the Parent, the Purchaser or their respective Subsidiaries in any material respect; or (iii) restrict any acquisition or disposition of any property by the Parent, the Purchaser or their respective Subsidiaries in any material respect. Neither the Parent, the Purchaser nor any of their respective Subsidiaries or any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent, or that would or would be reasonably expected to prevent or delay the consummation of the Amalgamation or the transactions contemplated hereby.

(bb)
Litigation.  There are no claims, actions, suits, arbitrations, inquiries, audits, investigations or proceedings pending, or, to the knowledge of the Parent threatened, against or relating to the Parent, the Purchaser or their respective Subsidiaries, the business of the Parent, the Purchaser or their respective Subsidiaries or affecting any of their respective current or former properties or assets by or before any Governmental Authority that, if determined adverse to the interests of the Parent, the Purchaser or their respective Subsidiaries, could potentially result in criminal sanction, or would be reasonably expected to prevent or delay the consummation of the Amalgamation or the transactions contemplated hereby, or would, or would be reasonably expected to, materially affect the Parent’s ability to own or operate the business of the Parent, the Purchaser or their respective Subsidiaries, nor, to the knowledge of the Parent, are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, suit, arbitration, inquiry, investigation or proceeding. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Parent, threatened against or relating to the Parent, the Purchaser or their respective Subsidiaries before any Governmental Authority.

(cc)
Corrupt Practices Legislation. Neither the Parent, the Purchaser, their respective Subsidiaries nor any of their respective officers, directors or employees acting on behalf of any of them, has taken, committed to take or been alleged to have taken any action which would cause the Parent or any of its Subsidiaries to be in violation of 18 United States Code §201, the Foreign Corrupt Practices Act, or any law of similar effect of any other jurisdiction, and to the knowledge of the Parent, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of the Parent, the Purchaser or their respective Subsidiaries.

(dd)	Intentionally Omitted.

(ee)	Employment Matters.

(i)
(A) The Parent has not entered into any written or oral agreement or understanding providing for a retention or change of control bonus or severance or termination payments to any director, officer or Parent Employees in connection with the termination of their position or their employment as a direct result of a change in control of the Parent (including as a result of the Amalgamation), and (B) no Parent Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Applicable Law from the employment of an employee without an agreement as to notice or severance;

(ii)
(A) the Parent is not a party to any Collective Agreement with respect to any Parent Employees, (B) no Person holds bargaining rights with respect to any Parent Employees and (C) to the knowledge of the Parent, no Person has applied or threatened to be certified as the bargaining agent of any Parent Employees;

(iii)	no trade union has applied to have the Parent declared a common or related employer pursuant to Applicable Laws;

(iv)	the Parent is in material compliance with all terms and conditions of employment and all Applicable Laws respecting employment;

(v)	the Parent is not subject to any pending or, to the knowledge of the Parent, threatened claim or action relating to employment or termination of employment of employees or independent contractors;

(vi)
the Parent has not and is not engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending, or to the knowledge of the Parent, threatened against the Parent;

(vii)
no labor strike, lock-out, slowdown or work stoppage is pending or to the knowledge of the Parent, threatened against or directly affecting the Parent and no such event has occurred in the last two years;

(viii)
each independent contractor and consultant has been properly classified by the Parent as an independent contractor and the Parent has not received notification from any Governmental Authority challenging the classification of any individual who performs services for the Parent’s business as an independent contractor or consultant; and

(ix)
there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and there are no orders under applicable occupational health and safety legislation relating to the Parent which are currently outstanding.

(ff)	Employee Plans.

(i)
Set forth in the Parent Disclosure Letter is, as of the date of this Agreement, a complete and accurate list of each material pension, benefit, insurance, retirement, compensation, deferred compensation, incentive, bonus, employee loan, collective bargaining, profit sharing, commission, performance award, option, phantom equity, stock or stock-based, stock purchase, restricted stock, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not Tax-qualified, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Parent or any ERISA Affiliate of Parent for the benefit of any current or former Parent Employee or director, or under which the Parent has or may have any Liability, contingent or otherwise (collectively, the “Parent Employee Plans”).  Neither the Parent nor, to the knowledge of the Parent, any other Person, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Applicable Laws.  With respect to each material Parent Employee Plan, Parent has made available to the Company accurate and complete copies of the following documents: (A) the plan document and any related trust agreement, including amendments thereto; (B) any current summary plan descriptions and other material communications to participants relating to the plan; (C) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (D) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (E) the most recent IRS determination or opinion letter, if any; (F) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (G) the most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Plan that is subject to ERISA and Code reporting requirements.

(ii)
Each Parent Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Applicable Laws (including ERISA and the Code), in all material respects.  The Parent is not in material default under or material violation of, and has no knowledge of any material defaults or material violations by any other party to, any Parent Employee Plans.  All contributions required to be made by the Parent or any ERISA Affiliate to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financial Statements, if required under United States GAAP, in each case, in all material respects.  Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the IRS a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of the Parent, no event has occurred and no condition exists with respect to the form or operation of such Parent Employee Plan that would cause the loss of such qualification.

(iii)
No Parent Employee Plan provides retiree medical to any Person, except as required by COBRA.  No suit, administrative proceeding or action has been brought, or to the knowledge of the Parent, is threatened against or with respect to any such Parent Employee Plan, including any audit or inquiry by the IRS or other applicable Governmental Authority (other than routine claims for benefits arising under such plans).

(iv)
Neither the Parent nor any ERISA Affiliate of the Parent has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  Neither the Parent nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(v)
Consummation of the Amalgamation and the other transactions contemplated hereby will not (i) entitle any current or former employee or other service provider of the Parent or any ERISA Affiliate to any payment (including golden parachute, bonus or benefits under any Parent Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans.  No benefit payable or that may become payable by the Parent pursuant to any Parent Employee Plan in connection with the Amalgamation or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

(gg)
Insurance. A true and complete list of all material insurance policies currently in effect that insure the physical properties, business, operations and assets of the Parent, the Purchaser and their respective Subsidiaries has been made available to the Company. To the knowledge of the Parent, each material insurance policy currently in effect that insures the physical properties, business, operations and assets of the Parent, the Purchaser and their respective Subsidiaries is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims.  All material proceedings covered by any insurance policy of the Parent or its Subsidiaries have been properly reported to and accepted by the applicable insurer.

(hh)
Taxes.  The Parent, the Purchaser and their respective Subsidiaries have made available to the Company true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired. Except as disclosed on the Parent Disclosure Letter:

(i)
the Parent, the Purchaser and their respective Subsidiaries have duly and timely filed all Tax Returns required to be filed by them prior to the date hereof and all such Tax Returns are complete and correct in all material respects;

(ii)
the Parent, the Purchaser and their respective Subsidiaries have paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the Parent Financial Statements;

(iii)
the Parent, the Purchaser and their respective Subsidiaries have provided adequate accruals in accordance with United States GAAP in the Parent Financial Statements for any Taxes of the Parent, the Purchaser and their respective Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns;

(iv)
since January 1, 2018, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued by the Parent, the Purchaser and their respective Subsidiaries, other than in the Ordinary Course;

(v)	none of the Parent, the Purchaser and their respective Subsidiaries has received a Tax refund to which it was not entitled;

(vi)
no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Parent, the Purchaser or their respective Subsidiaries, and neither the Parent, the Purchaser nor their respective Subsidiaries are a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Parent, threatened against the Parent, the Purchaser or their respective Subsidiaries or any of their respective assets;

(vii)
no claim has been made by any Government Authority in a jurisdiction where the Parent, the Purchaser and their respective Subsidiaries do not file Tax Returns that the Parent, the Purchaser or their respective Subsidiaries are or may be subject to Tax by that jurisdiction;

(viii)	there are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Parent, the Purchaser or their respective Subsidiaries;

(ix)
the Parent, the Purchaser and their respective Subsidiaries have withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Applicable Law to do so;

(x)
there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Parent, the Purchaser or their respective Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(xi)
no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by the Parent, the Purchaser or their respective Subsidiaries with any taxing authority or issued by any taxing authority to the Parent, the Purchaser or their respective Subsidiaries;

(xii)
there are no outstanding rulings of, or request for rulings with, any Governmental Authority addressed to the Parent, the Purchaser or their respective Subsidiaries that are, or if issued would be, binding on the Parent, the Purchaser or their respective Subsidiaries;

(xiii)
none of the Parent, the Purchaser or their respective Subsidiaries is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the Ordinary Course);

(xiv)
none of the Parent, the Purchaser or their respective Subsidiaries has any liability for the Taxes of any third party under Section 1.1502-6 of the Treasury Regulations (or any similar provision under Applicable Laws) as a transferee or successor or otherwise by operation of Applicable Laws;

(xv)	none of the Parent, the Purchaser or their respective Subsidiaries have participated in any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations;

(xvi)
the Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code;

(xvii)
none of the Parent, the Purchaser or their respective Subsidiaries are (and have not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations;

(xviii)
none of the Parent, the Purchaser or their respective Subsidiaries have distributed stock of another Person, or have had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(xix)
none of the Parent, the Purchaser or their respective Subsidiaries has taken or agreed to take any action that would prevent the Amalgamation from constituting a reorganization qualifying under Section 368 of the Code; and

(xx)
none of the Parent, the Purchaser or their respective Subsidiaries is aware of any agreement, plan or other circumstance that would prevent the Amalgamation from qualifying as a reorganization under Section 368 of the Code.

(ii)
Disclosure.  The information relating to the Parent, the Purchaser or their respective Subsidiaries to be supplied by or on behalf of the Parent for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date the its filed with the SEC or the date it is first mailed to the Parent Stockholders, as applicable, or at the time of the Parent Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.  The S-4 Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the United States Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation is made by the Parent or the Purchaser with respect to the information that has been or will be supplied by the Company or any of its Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

5.2          Representations and Warranties of ExchangeCo

ExchangeCo represents and warrants to the Company as follows:

(a)
Organization and Qualification. ExchangeCo is an unlimited liability corporation duly incorporated and validly existing under the laws of British Columbia, and has all necessary power and authority to own its property and assets as now owned and to conduct its affairs as now conducted. ExchangeCo:

(i)
has all Authorizations necessary to conduct its business substantially as now conducted, except where the failure to hold such Authorizations would not individually or in the aggregate have a Material Adverse Effect on it; and

(ii)
is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Parent or the Purchaser.

(b)	Authorized and Issued Capital.

(i)	All of ExchageCo’s issued and outstanding capital stock is currently held by the Parent and no other person has any right to acquire shares of ExchangeCo.

(ii)
All ExchangeCo Exchangeable Shares and all ExchangeCo Special Shares have been duly authorized and validly issued, and are fully paid and non-assessable and have not been issued in violation of any pre-emptive rights or in violation of Applicable Laws.

(iii)
Except the Voting and Exchange Trust Agreement and the Exchangeable Share Support Agreement, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate ExchangeCo to, directly or indirectly, issue or sell any securities of ExchangeCo or give any Person a right to subscribe for or acquire, any securities of ExchangeCo.

(c)
Corporate Authorization. ExchangeCo has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of, and performance by, ExchangeCo of this Agreement and the consummation of the Amalgamation and the other transactions contemplated hereby have been, or will at Closing be, duly authorized by all necessary corporate action on the part of each of ExchangeCo and no other corporate actions on the part of ExchangeCo are necessary to authorize this Agreement or to consummate the Amalgamation and the other transactions contemplated hereby.

(d)	ExchangeCo. ExchangeCo was incorporated solely to effect the Amalgamation and ExchangeCo has no assets or liabilities and it has not carried on any business.

(e)
No Conflict. The execution and delivery of, and the performance by ExchangeCo of its obligations under, this Agreement, the completion of the transactions contemplated hereby, and the performance of its obligations hereunder and thereunder, do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of its Organizational Documents;

(ii)
require any consent or other action by any Person under, constitute or result in a breach or violation of or conflict with, or, with or without notice or lapse of time or both, allow any Person to exercise any rights under any of the terms or provisions of any Material Contracts, licenses, leases or instruments to which ExchangeCo is a party or pursuant to which any of its assets or properties may be affected;

(iii)
result in a breach of, or cause the termination or revocation of, any Authorization held by ExchangeCo, or necessary to the ownership of the ExchangeCo Exchangeable Shares or ExchangeCo Special Shares, or the operation of the businesses of ExchangeCo; or

(iv)	result in the violation of any Applicable Law,

except as would not, individually or in the aggregate, have a Material Adverse Effect on ExchangeCo.

(f)
Disclosure.  The information relating to ExchangeCo to be supplied by or on behalf of ExchangeCo for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date the its filed with the SEC or the date it is first mailed to the Parent Stockholders, as applicable, or at the time of the Parent Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.  The S-4 Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the United States Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation is made by ExchangeCo with respect to the information that has been or will be supplied by the Parent, the Purchaser, the Company or any of their respective Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

ARTICLE 6
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

6.1          Superior Proposals

(a)
Except as expressly provided in this Article 6 and for the Parent Legacy Business Disposition, the Company, the Parent, and their respective Subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or other agent of the Company or the Parent or of any of their Subsidiaries (collectively “Representatives”), or otherwise, and shall not permit any such Person to:

(i)
solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company, the Parent or any of their Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company or the Parent;

(ii)
enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Parties) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company or the Parent;

(iii)	make a Company Change in Recommendation or Parent Change in Recommendation;

(iv)
accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal for the Company or the Parent; or

(v)	accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal for the Company or the Parent.

(b)
The Company and Parent shall, and shall cause their Subsidiaries and Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Parties) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company or the Parent, and in connection therewith the Company and the Parent shall:

(i)
immediately discontinue access to and disclosure of all information, including any data room, and any confidential information, properties, facilities, books and records of the Company, the Parent, or any of their respective Subsidiaries; and

(ii)
promptly request, and exercise all rights either has to require: (A) the return or destruction of all copies of any confidential information regarding the Company, the Parent, or any of their respective Subsidiaries provided to any Person other than the Parties, and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company, the Parent, or any of their respective Subsidiaries, using their commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

Except as expressly provided in this Article 6 and for the Parent Legacy Business Disposition, if the Company, the Parent, or any of their respective Subsidiaries accepts a Superior Proposal, the Company shall be required to repay the entire outstanding principal balance of the Bridge Loan Financing plus all accrued and unpaid interest thereon and any other sums payable to the Noteholder directly in connection with the Bridge Loan Financing immediately upon acceptance of a Superior Proposal.

(c)
The Company and the Parent represent and warrant that, since January 1, 2019, neither the Company nor the Parent has waived any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company, the Parent, or any of their respective Subsidiaries is a party, and further covenant and agree that (A) the Company and the Parent shall take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which they or any of their respective Subsidiaries is a party, and (B) neither the Company, the Parent, nor any of their respective Subsidiaries, nor any of their respective Representatives have or will, without the prior written consent of the Parties (which may be withheld or delayed in the Parties’ sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, the Parent, or any of their respective Subsidiaries under any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company, the Parent, or any of their respective Subsidiaries is a party (it being acknowledged by the Parties that the automatic termination or release of any standstill restrictions of any such agreement as the result of entering into of this Agreement will not constitute a breach of this Section 6.1(c)).

(d)        Notwithstanding the foregoing, if Parent receives a written Acquisition Proposal from a third party and the receipt of such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or knowingly induced by Parent or its subsidiaries, then the Parent may (i) contact the person who has made such Acquisition Proposal in order to clarify the terms of such Acquisition Proposal so that the Parent Board (or any committee thereof) may inform itself about such Acquisition Proposal, (ii) furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such person concerning a Acquisition Proposal, in the case of clauses (ii) and (iii), if the Parent Board determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a Superior Proposal.  Parent (A) shall promptly (and in any case within twenty-four (24) hours) provide the Company notice (1) of the receipt of any Acquisition Proposal, which notice shall include a complete, unredacted copy of such Acquisition Proposal, and (2) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations sought to be initiated or continued with, the Parent or any Representatives of the Parent concerning an Acquisition Proposal that constitutes or is reasonably likely to constitute or lead to an Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (B) shall promptly (and in any case within twenty-four (24) hours) make available to the Company copies of all written materials provided by the Parent to such party but not previously made available to the Company and (C) shall keep the Company informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request.

(e)
If the Parent Board receives an Acquisition Proposal that the Parent Board determines in good faith constitutes a Superior Proposal, the Parent Board may effect a Parent Change in Recommendation and authorize the Parent to terminate this Agreement pursuant to Section 9.2(a)(iv)(A) in order to enter into a definitive agreement providing for a Superior Proposal if (i) the Parent Board determines in good faith that the failure to take such action could reasonably be expected to be inconsistent with the Parent’s directors’ fiduciary duties under applicable Law; (ii) the Parent has notified the Company in writing that it intends to effect a Parent Change in Recommendation or terminate this Agreement; (iii) if applicable, the Parent has provided the Company a copy of the proposed definitive agreements between the Parent and the Person making such Superior Proposal; (iv) for a period of five (5) Business Days following the notice delivered pursuant to clause (ii) of this Section 6.1(e), the Parent shall have discussed and negotiated in good faith and made Representatives of the Parent available to discuss and negotiate in good faith (in each case to the extent the Company desires to negotiate) with Representatives of the Company any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the Parent’s directors’ fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term or condition of any Superior Proposal shall require a new notice and a new four (4) Business Day negotiation period); and (v) no earlier than the end of such negotiation period, the Parent Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Acquisition Proposal that is the subject of the notice described in clause (ii) above still constitutes a Superior Proposal and (y) the failure to take such action would still reasonably be expected to be inconsistent with the Parent’s directors’ fiduciary duties under applicable Law.

6.2          Breach by Representatives

Without limiting the generality of the foregoing, the Company or the Parent, as the case may be, shall advise their respective Representatives of the prohibitions set out in this Article 6 and any violation of the restrictions set forth in this Article 6 by the Company, the Parent, or their respective Representatives is deemed to be a breach of this Article 6 by the Company or by the Parent, as the case may be.

ARTICLE 7
OTHER COVENANTS

7.1          Public Communications

The Parties shall cooperate in the preparation of presentations, if any, to the Company Securityholders and the Parent Stockholders regarding the Amalgamation. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Amalgamation without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and neither Party may make any filing with any Governmental Authority with respect to this Agreement or the Amalgamation without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided that any Party that, in the opinion of its outside legal counsel, is required to make disclosure by Applicable Law may make such disclosure provided it shall use its commercially reasonable efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or their counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

7.2          Covenants of the Company Regarding the Conduct of Business

(a)
The Company covenants and agrees that, subject to Applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Parent and the Purchaser or as required or permitted by this Agreement, the Company shall conduct its business in the Ordinary Course and in accordance with Applicable Law.

(b)
Without limiting the generality of Section 7.2(a), subject to Applicable Law, the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Parent and the Purchaser or as required or permitted by this Agreement, the Company shall use its reasonable commercially reasonable efforts to maintain and preserve intact the current business organization, assets, properties and business of the Company, maintain in effect all material Authorizations of the Company, keep available the services of the present employees and agents of the Company and maintain good relations with, and the goodwill of, employees, suppliers, customers, creditors and all other Persons having business relationships with the Company and, except with the prior written consent of the Parent and the Purchaser and as required in connection with the Bridge Loan Financing, the Company shall not, directly or indirectly:

(i)	make any change in its Organizational Documents;

(ii)
split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

(iii)
redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of the Company Common Shares or any other shares of the Company;

(iv)
issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Company, except for the issuance of Company Common Shares (A) issuable upon the exercise of the currently outstanding Company Options or (B) pursuant to outstanding Company Warrants;

(v)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vi)	reorganize, amalgamate, combine or merge the Company with any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company;

(viii)
sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber (other than Permitted Liens) or otherwise dispose of or transfer any assets of the Company or any interest in any assets of the Company, other than in the Ordinary Course;

(ix)	make any capital expenditure or similar commitments, other than in the Ordinary Course;

(x)
make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person, other than in the Ordinary Course;

(xi)
prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof, other than in the Ordinary Course; provided that any indebtedness created, incurred, refinanced, assumed or for which the Company becomes liable in accordance with the any of the foregoing shall be prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs);

(xii)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xiii)	make any bonus or profit sharing distribution or similar payment of any kind;

(xiv)	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Company Employees, other than in the Ordinary Course;

(xv)	except as required by United States GAAP, make any change in the Company’s methods of accounting;

(xvi)
make any material Tax election, information schedule, return or designation, except as required by Applicable Law and in a manner consistent with past practice, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Authority with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Applicable Law;

(xvii)
create, enter into or increase any severance, change of control or termination pay to (or amend any similar existing arrangement with) any Company Employee, director or executive officer of the Company or change the benefits payable under any existing severance or termination pay policies with any Company Employee, director or executive officer of the Company;

(xviii)
except as required by Applicable Law: (A) adopt, enter into or amend any Employee Plan (other than entering into an employment agreement in the Ordinary Course with a new Company Employee who was not employed by the Company on the date of this Agreement); (B) pay any benefit to any director or officer of the Company or to any Company Employee that is not required under the terms of any Employee Plan in effect on the date of this Agreement; (C) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Company or to any Company Employee; (D) make any material determination under any Employee Plan that is not in the Ordinary Course; (E) take or propose any action to effect any of the foregoing; or (F) hire or terminate or promote any employee whose base salary is greater than $75,000;

(xix)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(xx)	commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations;

(xxi)	amend, modify, terminate or waive any right under any Material Contract or enter into any Contract or agreement that would be a Material Contract if in effect on the date hereof;

(xxii)
except as contemplated in Section 4.1(jj), amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(xxiii)
in respect of any assets of the Company, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change, in any material respect any existing material Authorization, right to use, lease, contract, production sharing agreement, Intellectual Property (other than the granting of non-exclusive licenses or other dispositions in the Ordinary Course), or other material document;

(xxiv)
abandon or fail to diligently pursue any application for any material Authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations, licenses, leases or registrations;

(xxv)	enter into or amend any Contract with any broker, finder or investment banker; or

(xxvi)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

7.3          Covenants of the Company in Connection with the Transaction

The Company shall perform all obligations required or desirable to be performed by the Company under this Agreement, cooperate with the Parent and the Purchaser in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall:

(a)
carry out this Agreement in accordance with and subject to the terms hereof, and comply promptly with all requirements imposed by Applicable Law on it with respect to this Agreement or the Amalgamation;

(b)
use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable to be obtained under the Material Contracts in connection with the Amalgamation or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Amalgamation, in each case, on terms that are reasonably satisfactory to the Parent and the Purchaser, and without paying, and without committing itself or the Parent or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Parent and the Purchaser;

(c)
use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company relating to the Amalgamation;

(d)
use all commercially reasonable efforts to, on prior written approval of the Parent and the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Amalgamation and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Amalgamation or this Agreement;

(e)
not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Amalgamation or the transactions contemplated by this Agreement;

(f)
use all commercially reasonable efforts to, as promptly as practicable, prepare and file all necessary documents, registrations, statements, petitions, filings and applications for any Regulatory Approvals and use commercially reasonable efforts to obtain and maintain all Regulatory Approvals;

(g)
use all commercially reasonable efforts to cooperate with the Parent and the Purchaser in connection with obtaining any Regulatory Approvals including providing the Parent and the Purchaser with copies of all notices and information or other correspondence supplied to, filed with or received from any Governmental Authority;

(h)
concurrently with the Closing, cause all current Company Shareholders except the Noteholder to execute a lock-up agreement substantially in the form attached hereto as Exhibit A (the “Lock-Up Agreement”);

(i)	promptly notify the Parent and the Purchaser in writing of:

(i)
any Material Adverse Effect with respect to the Company or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect with respect to the Company;

(ii)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Amalgamation;

(iii)
any notice or other communication from any material supplier, customer or other third party to the effect that such supplier, customer or third party is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Company as a result of this Agreement or the Amalgamation;

(iv)
any notice or other communication from any Governmental Authority in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchaser); or

(v)
any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or its assets or properties; and

(j)
conduct itself, in all material respects, subject to Applicable Law, so as to keep the Parent and the Purchaser fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of its business.

7.4          Covenants of the Parent and the Purchaser Regarding the Conduct of Business

(a)
The Parent and the Purchaser covenant and agree that, subject to Applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Company or as required or permitted by this Agreement, the Parent and the Purchaser shall, and shall cause their respective Subsidiaries to, conduct their business in the Ordinary Course and in accordance with Applicable Law.

(b)
Without limiting the generality of Section 7.4(a), subject to Applicable Law, the Parent and the Purchaser covenant and agree that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Company or as required or permitted by this Agreement or as contemplated by the Parent Legacy Business Disposition or Parent Financing, the Parent and the Purchaser shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to maintain and preserve intact the current business organization, assets, properties and business of the Parent, the Purchaser and their respective Subsidiaries, maintain in effect all material Authorizations of the Parent, the Purchaser and their respective Subsidiaries, keep available the services of the present employees and agents of the Parent, the Purchaser and their respective Subsidiaries and maintain good relations with, and the goodwill of, employees, suppliers, customers, creditors and all other Persons having business relationships with the Parent, the Purchaser and their respective Subsidiaries and, except with the prior written consent of the Company and other than as required in connection with the Parent Legacy Business Disposition and the Stock Split, the Parent and the Purchaser shall not, directly or indirectly, and shall cause their respective Subsidiaries not to:

(i)	make any change in its Organizational Documents, other than the Parent Charter Amendment;

(ii)
split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), other than the Stock Split;

(iii)
redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of the Parent Common Stock or any other shares of the Parent, the Purchaser and their respective Subsidiaries (other than in connection with the redemption or conversion into common stock of the Parent’s outstanding shares of preferred stock prior to the Effective Time);

(iv)
issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Parent, the Purchaser or their respective Subsidiaries, except for the issuance of Parent Capital Stock (A) issuable upon the exercise of the currently outstanding Parent Options, (B) pursuant to outstanding Parent Warrants or (C) issuable in connection with the Parent Financing;

(v)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vi)	reorganize, amalgamate, combine or merge the Parent, the Purchaser or their respective Subsidiaries with any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Parent, the Purchaser or their respective Subsidiaries;

(viii)
sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber (other than Permitted Liens) or otherwise dispose of or transfer any assets of the Parent, the Purchaser or their respective Subsidiaries or any interest in any assets of the Parent, the Purchaser or their respective Subsidiaries, other than in the Ordinary Course;

(ix)	make any capital expenditure or similar commitments, other than in the Ordinary Course;

(x)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

(xi)
prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof, other than in the Ordinary Course; provided that any indebtedness created, incurred, refinanced, assumed or for which the Parent, the Purchaser or their respective Subsidiaries becomes liable in accordance with the foregoing shall be prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs);

(xii)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xiii)	make any bonus or profit sharing distribution or similar payment of any kind except as may be required by the terms of a Contract listed in the Parent Disclosure Letter or the SEC Documents;

(xiv)
grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Parent Employees except as may be required by a Contract listed in the Parent Disclosure Letter or the SEC Documents, other than in the Ordinary Course;

(xv)	except as required by United States GAAP, make any change in the methods of accounting of the Parent, the Purchaser or their respective Subsidiaries;

(xvi)
make any material Tax election, information schedule, return or designation, except as required by Applicable Law and in a manner consistent with past practice, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Authority with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Applicable Law;

(xvii)
create, enter into or increase any severance, change of control or termination pay to (or amend any existing arrangement with) any Parent Employee, director or executive officer of the Parent, the Purchaser or their respective Subsidiaries or change the benefits payable under any existing severance or termination pay policies with any Parent Employee, director or executive officer of the Parent, the Purchaser or their respective Subsidiaries, except as required by the terms thereof as in effect on the date of this Agreement;

(xviii)
except as required by Applicable Law: (A) adopt, enter into or amend any Parent Employee Plan (other than entering into an employment agreement in the Ordinary Course with a new Parent Employee who was not employed by the Parent, the Purchaser or their respective Subsidiaries on the date of this Agreement); (B) pay any benefit to any director or officer of the Parent, the Purchaser or their respective Subsidiaries or to any Parent Employee that is not required under the terms of any Parent Employee Plan in effect on the date of this Agreement; (C) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Parent, the Purchaser or their respective Subsidiaries or to any Parent Employee; (D) make any material determination under any Parent Employee Plan that is not in the Ordinary Course; or (E) take or propose any action to effect any of the foregoing;

(xix)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(xx)	commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations;

(xxi)	amend or modify or terminate or waive any right under any Material Contract or enter into any Contract or agreement that would be a Material Contract if in effect on the date hereof;

(xxii)
except as contemplated in Section 5.1(gg), amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Parent, the Purchaser or their respective Subsidiaries in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(xxiii)
in respect of any assets of the Parent, the Purchaser or their respective Subsidiaries, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change, in any material respect any existing material Authorization, right to use, lease, contract, production sharing agreement, Intellectual Property, or other material document;

(xxiv)
abandon or fail to diligently pursue any application for any material Authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations, licenses, leases or registrations;

(xxv)	enter into or amend any Contract with any broker, finder or investment banker; or

(xxvi)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

7.5          Covenants of the Parent and the Purchaser in Connection with the Transaction

Each of the Parent and the Purchaser shall perform, and shall cause their respective Subsidiaries to perform, all obligations required or desirable to be performed by each of the Parent and the Purchaser or any of their respective Subsidiaries under this Agreement, cooperate with the Company in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, each of the Parent and the Purchaser shall and, where appropriate, shall cause each of their respective Subsidiaries to:

(a)	carry out in accordance with and subject to the terms of this Agreement and comply promptly with all requirements imposed by Applicable Law on it with respect to this Agreement or the Amalgamation;

(b)
use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable to be obtained under the Material Contracts in connection with the Amalgamation or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Amalgamation, in each case, on terms that are reasonably satisfactory to the Company, and without paying, and without committing itself or the Company to pay, any consideration or incur any liability or obligation without the prior written consent of the Company;

(c)
use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from each of the Parent and the Purchaser relating to the Amalgamation;

(d)	prepare and submit the NASDAQ Listing Application and use commercially reasonable efforts to cause such NASDAQ Listing Application to be conditionally approved prior to the Effective Time;

(e)
use all commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Amalgamation and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Amalgamation or this Agreement;

(f)
use all commercially reasonable efforts to, as promptly as practicable, prepare and file all necessary documents, registrations, statements, petitions, filings and applications for any Regulatory Approvals and use commercially reasonable efforts to obtain and maintain all Regulatory Approvals;

(g)
use all commercially reasonable efforts to cooperate with the Company in connection with obtaining any Regulatory Approvals including providing the Company with copies of all notices and information or other correspondence supplied to, filed with or received from any Governmental Authority (provided that, notwithstanding anything to the contrary set forth in this Agreement, each of the Parent and the Purchaser are under no obligation to take any steps or actions that would, in their sole discretion, affect the Parent or the Purchaser’s right to own, use or exploit its business, operations or assets or those of the Company);

(h)
not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Amalgamation or the transactions contemplated by this Agreement;

(i)
except as set forth in Section 7.7 hereof, assist in obtaining the resignations (in a form satisfactory to the Company, acting reasonably) of each member of the Parent Board and each member of the board of directors of the Parent’s Subsidiaries, and causing them and the officers of the Parent to be replaced in accordance with Section 7.7;

(j)	prior to the Closing, consummate the Parent Legacy Business Disposition;

(k)	prior to the Closing, consummate the Parent Financing;

(l)	prior to the Closing, obtain the Parent Stockholder Approval;

(m)	immediately prior to the Effective Time, file the Parent Charter Amendment to become effective at the Effective Time;

(n)	concurrently with the Closing, if necessary, effectuate the Stock Split;

(o)	prior to the Closing, cause all Parent Preferred Stock to be converted into Parent Common Stock;

(p)
adopt a stock incentive plan (the “Resulting Issuer Incentive Stock Plan”) pursuant to which shares of Resulting Issuer Common Stock comprising 15% of the issued and outstanding shares of Resulting Issuer Common Stock post-Closing, on a fully diluted basis, shall be reserved for issuance to employees, directors, consultants, and other service providers;

(q)	promptly notify the Company of:

(i)
any Material Adverse Effect with respect to the Parent or the Purchaser or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect with respect to the Parent or the Purchaser;

(ii)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Amalgamation;

(iii)
any notice or other communication from any material supplier, customer or other third party to the effect that such supplier, customer or third party is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Parent or the Purchaser as a result of this Agreement or the Amalgamation;

(iv)
any notice or other communication from any Governmental Authority in connection with this Agreement (and the Parent or the Purchaser shall contemporaneously provide a copy of any such written notice or communication to the Company); or

(v)
any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or its assets or properties; and

(r)
conduct itself, in all material respects, subject to Applicable Law, so as to keep the Company fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of its business.

7.6          Investment Canada Act

The Parent will file a “Notification to Acquire Control of an Existing Canadian Business” pursuant to the Investment Canada Act within 30 days after the Effective Date.

7.7          Directors and Officers of the Resulting Issuer

The Parties will take all actions necessary to cause the number of directors of the Resulting Issuer to be a be a minimum of five (5), of which one (1) director shall be a designee of the Parent and the remaining four (4) of which shall be designated by the Company, and to be appointed as of the date of Closing. The composition of the board of directors of the Resulting Issuer shall satisfy all NASDAQ and SEC requirements.

7.8          ExchangeCo

The Parent and ExchangeCo shall take all actions necessary to (a) maintain in effect for all periods relevant hereto an election under § 301.7701-3 of the Treasury Regulations for ExchangeCo to be disregarded as an entity separate from the Parent for United States federal income tax purposes, and (b) cause ExchangeCo for each taxable period of its existence to be disregarded as an entity separate from Parent for United States federal income tax purposes. Prior to the Effective Time, the Parent shall deliver to the Company a copy of the applicable Form 8832 (Entity Classification Election) for ExchangeCo and proof of filing of such Form 8832 by ExchangeCo with the IRS.

7.9          Actions to Satisfy Conditions

(a)	The Company shall take all commercially reasonable actions to ensure compliance with all of the applicable conditions precedent in favor of the Parent as set forth in this Agreement.

(b)	The Parent shall take all commercially reasonable actions to ensure compliance with all of the applicable conditions precedent in favor of the Company as set forth in this Agreement.

7.10          Notice and Cure Provisions

(a)	Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(i)
cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(ii)	result in the failure, in any material respect, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

(b)
Notification provided under this Section 7.10 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(c)
The Parent and the Purchaser may not elect to exercise their right to terminate this Agreement pursuant to Section 9.2 and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 9.2, unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the End Date, the Terminating Party may not exercise such termination right until the earlier of (a) the End Date, and (b) the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting or the Parent Meeting, if necessary, unless the Parties agree otherwise, the Company shall postpone or adjourn the Company Meeting, and the Parent shall postpone or adjourn the Parent Meeting, if necessary, to the earlier of (a) five (5) Business Days prior to the End Date and (b) the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party.

7.11        Parent Legacy Business Disposition

Concurrently with the execution of this Agreement, the Parent shall have entered into the share purchase agreement attached hereto as Exhibit B (the “Parent Share Purchase Agreement”) for the sale of substantially all of the Parent’s assets related to the business of the Parent conducted as of and prior to the date of this Agreement. Immediately prior to the Closing, the Parent will consummate the transactions contemplated by the Parent Share Purchase Agreement (the “Parent Legacy Business Disposition”).  For clarity, the obligation of the Parent to consummate the Parent Legacy Business Disposition is subject to the substantially simultaneous consummation of the Amalgamation and the other transactions contemplated by this Agreement. The Parent shall not amend, modify or waive any provisions of the Parent Share Purchase Agreement without the prior written consent of the Company if such amendment modification or waiver would (a) result in any continuing obligation on the Parent following the consummation of the Parent Legacy Business Disposition or (b) otherwise have an adverse effect on the Parent, the Company or the Resulting Issuer following the consummation of the Parent Legacy Business Disposition and the transactions contemplated hereby. Prior to the Closing, the Parent shall (i) seek and obtain written agreements in form and substance reasonably acceptable to the Company from all parties to Contracts that are transferred and assigned in connection with the Parent Legacy Business Disposition releasing the Parent from any and all liabilities and obligations under such Contracts, (ii) obtain an independent third party valuation from a credible firm of the business and assets transferred pursuant to the Parent Share Purchase Agreement (the “Parent Legacy Business Valuation”), (iii) provide evidence reasonably satisfactory to the Company that no material Tax will arise to the Parent as a result of the Parent Legacy Business Disposition, and (iv) deliver to the Company a schedule, which schedule shall be reasonably acceptable to the Company, setting forth the list of Contracts and other assets and all related liabilities and obligations to be transferred as part of the Parent Legacy Business Disposition.  All costs and expenses related to the Parent Legacy Business Disposition and the Parent Legacy Business Valuation shall be the responsibility of the Parent.

7.12        Access to Information; Confidentiality

(a)
From the Execution Date until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with Applicable Laws, each Party will, and will direct their Affiliates and its and their respective Representatives, as applicable, to:

(i)	give the other Parties and their Representatives reasonable access to the offices, properties, books and records of such Party; and

(ii)	furnish to the other Parties and their Representatives such financial and operating data and other information as such Persons may reasonably request.

(b)
Any investigation pursuant to this Section 7.12 will be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the other Party or any Affiliate thereof, as the case may be.

(c)
From the Execution Date until the Effective Time, each Party will, and will direct their Affiliates and its and their respective Representatives, as applicable, to hold, in strict confidence, all data and information obtained from any other Party or from any Affiliate or Representative thereof, whether pertaining to the financial condition, assets, results of operations or method of operation thereof or otherwise, except any of the same which:

(i)	currently in the public domain;

(ii)
is required to be disclosed by any such Person in connection with any Proceeding before, or the regulatory requirements of, any Governmental Authority, or in connection with securing any consent required hereunder (provided that the disclosing Party, to the extent legally permissible, provides the other Party with reasonable prior notice of such disclosure); or

(iii)	becomes information generally available to the public other than through an act of a person bound by or subject to a confidentiality arrangement with the disclosing party;

provided that if the Transaction is not consummated, such Party shall return or cause to be returned to the other Parties all data, information or other written material respecting each such Party obtained by any of the foregoing Persons from each such other Party or from any Affiliate or Representative thereof in connection with the negotiation or consummation of this Agreement or other matters contemplated by this Agreement.

(d)
Except with respect to the material terms and conditions of the Transaction, each Party covenants and agrees that neither it, nor any other Person acting on its behalf will provide the Noteholder or its agents or counsel with any information that constitutes, or such Party reasonably believes constitutes, material non-public information, unless prior thereto the Noteholder shall have consented to the receipt of such information and agreed with such Party to keep such information confidential.  To the extent that a Party delivers any material, non-public information to the Noteholder without the Noteholder’s consent, such Party hereby covenants and agrees that the Noteholder shall not have any duty of confidentiality to the Parties, any of their Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information, provided that the Noteholder shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information, the Party giving such notice shall simultaneously file, or cause to be filed, such notice pursuant to a Current Report on Form 8-K.  Each Party acknowledges and agrees that (i) the Noteholder shall be relying on the foregoing covenant in effecting transactions in securities of the Resulting Issuer and (ii) the Noteholder is not a party to any confidentiality agreement nor is it subject to any confidentiality obligations.  Parent shall on the trading day following the entry into this Amalgamation Agreement, file a Current Report on Form 8-K including the Transaction Documents as exhibits thereto with the SEC (“Signing Form 8-K”).  A form of the Signing Form 8-K is attached hereto as Exhibit C.  Such Exhibit C will be identical to the Signing Form 8-K which will be filed with the SEC except for the omission of signatures thereto.  From and after the filing of the Signing Form 8-K, Parent represents to Noteholder that Parent shall have publicly disclosed all material, non-public information delivered to Noteholder, or any of its officers, directors, employees or agents.  The requirements set forth in this Section 7.12(d) are made for the benefit of Noteholder and as an inducement to Noteholder to enter into a funding transaction with the Company.

7.13        Insurance

Prior to the Closing Date, the Parent shall purchase, at the Parent’s sole expense, customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favorable in the aggregate than the protection provided by the policies maintained by the Parent which are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date.  In addition, the provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Date in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent.

7.14        ExchangeCo

Each of ExchangeCo and the Parent will use their commercially reasonable efforts to ensure that ExchangeCo is, at the Effective Time and for so long as there are any ExchangeCo Exchangeable Shares issued and outstanding (other than ExchangeCo Exchangeable Shares held by the Parent or any of its Affiliates), a “taxable Canadian corporation” and not a “mutual fund corporation”, as such terms are defined in the Tax Act.

7.15        Proxy Statement/Prospectus

(a)
As promptly as reasonably practicable following the date of this Agreement, the Parent shall prepare and file with the SEC a proxy statement to be sent to the stockholders of each of the Parent and the Company relating to the meeting of the stockholders, as applicable, and a Registration Statement on Form S-4 (including a prospectus) (including all amendments thereto, “S-4 Registration Statement”) in connection with the issuance of shares of Resulting Issuer Capital Stock and Resulting Issuer Preferred Stock (or a newly filed S-8 Registration Statement, as applicable), of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”), and each of the Company and the Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents to be filed by the Parent with the SEC in connection with the Amalgamation and the other transactions contemplated hereby (the “Other Filings”) as required by the 1933 Act or the United States Exchange Act.  For the avoidance of doubt, all shares of Resulting Issuer Preferred Stock held by the Noteholder will be registered on the S-4 Registration Statement.  The Parent and the Company shall cooperate with each other in connection with the preparation of the S-4 Registration Statement, the Proxy Statement/Prospectus and any Other Filings.  Each Party shall as promptly as reasonably practicable notify the other Party of the receipt of any oral or written comments from the staff of the SEC on the S-4 Registration Statement or any Other Filing.  The Parent and the Company shall also use their reasonable commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement all applicable Securities Laws or “blue sky” notice requirements in connection with the Amalgamation and to consummate the other transactions contemplated hereby.

(b)
The Parent covenants and agrees that the S-4 Registration Statement and Proxy Statement/Prospectus, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the S-4 Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto is filed with the SEC or the Proxy Statement/Prospectus is first mailed to the Parent Stockholders, at the time of the Parent Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company represents, covenants and agrees that the information provided by the Company to the Parent for inclusion in the S-4 Registration Statement and Proxy Statement/Prospectus (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, the Parent makes no covenant, representation or warranty with respect to statements made in the S-4 Registration Statement or Proxy Statement/Prospectus (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by the Company specifically for inclusion therein.  Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement and Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff.  Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement to be declared effective as soon as possible and the Proxy Statement/Prospectus to be mailed to Parent Stockholders as promptly as practicable after the SEC declares the S-4 Registration Statement to be effective. Each Party shall promptly furnish to the other Party all information concerning such Party, such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.15. If any event relating to the Parent or the Company occurs, or if the Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the S-4 Registration Statement and/or Proxy Statement/Prospectus, then the Parent or the Company, as applicable, shall promptly inform the other Party thereof and shall cooperate with one another in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent Stockholders. No filing of, or amendment or supplement to, the S-4 Registration Statement and/or Proxy Statement/Prospectus will be made by the Parent without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)
The Company shall reasonably cooperate with the Parent and provide, and require its Representatives, advisors, accountants and attorneys to provide, the Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding the Company that is required by Applicable Law to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus or reasonably requested from the Parent to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus. The information provided by the Company to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 8
CONDITIONS

8.1          Mutual Conditions Precedent

The Parties are not required to complete the Amalgamation unless each of the following conditions is satisfied at or prior to the Closing, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a)	Amalgamation Resolution. The Amalgamation Resolution has been approved and adopted by the necessary Company Securityholders at the Company Meeting.

(b)	Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(c)
No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Amalgamation will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Amalgamation, which makes the consummation of the Amalgamation illegal.

(d)
Regulatory Approvals.  Each required Regulatory Approval has been made, given or obtained and each such Regulatory Approval is in force and has not been modified. Any waiting period applicable to the consummation of the Amalgamation under any Regulatory Approval will have expired or been terminated.

(e)
Voting and Exchange Trust Agreement. Parent, ExchangeCo and the Trustee (as defined in the provisions governing the ExchangeCo Exchangeable Shares) shall have entered into the Voting and Exchange Trust Agreement.

(f)	Exchangeable Share Support Agreement. Parent and ExchangeCo shall have entered into the Exchangeable Share Support Agreement.

(g)	NASDAQ Listing Application. The NASDAQ Listing Application shall have been approved, if such approval is required to maintain such listing following the consummation of the Amalgamation.

(h)
Registration Statement.  The S-1 Registration Statement, S-3 Registration Statement or S-4 Registration Statement, as applicable, shall have become effective under the 1933 Act and shall not be the subject of any stop order.

(h)	Parent Legacy Business Disposition. The Parent shall have completed the Parent Legacy Business Disposition.

(i)	Parent Financing. The Parent shall have completed the Parent Financing.

(j)
Naming of Company Representative. Prior to the Effective Time, the identity and contact information of the Company Representative designated hereby shall be provided to the Parties, including the Parent Representative.

8.2          Additional Conditions Precedent to the Obligations of the Parent and the Purchaser

The Purchaser is not required to complete the Amalgamation unless each of the following conditions is satisfied at or prior to the Closing, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)	Representations and Warranties.

(i)
The representations and warranties of the Company (other than the Fundamental Representations) set forth in Article 4 shall be true and correct as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (as applicable), except to the extent such representations and warranties speak as of an earlier date (which need only be true and correct as of such earlier date), in each case, except for inaccuracies that would not, individually or in the aggregate, have a Material Adverse Effect.

(ii)
The Fundamental Representations of the Company set forth in Article 4 shall be true and correct as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date, except for those Fundamental Representations which expressly relate to an earlier date (in which case such Fundamental Representations shall have been true and correct in all respects as of such earlier date).

(iii)
The Company has delivered a certificate confirming clauses (i) and (ii) above to the Parent and the Purchaser, executed by an officer of the Company (without personal liability) addressed to the Parent and the Purchaser and dated as of the Closing Date.

(b)
Performance of Covenants.  The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Closing Date, and has delivered a certificate confirming same to the Parent and the Purchaser, executed by an officer of the Company (without personal liability) addressed to the Parent and the Purchaser and dated as of the Closing Date.

(c)	No Legal Action. There is no action or proceeding (whether, for greater certainty, by a Governmental Authority or any other Person) pending or threatened in any jurisdiction to:

(i)
cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Company Common Shares, including the right to vote the Company Common Shares;

(ii)
prohibit, restrict or impose terms or conditions on, the Amalgamation, or the ownership or operation by the Parent and the Purchaser of the business or assets of the Parent, the Purchaser, the Company or their respective Subsidiaries, or compel the Parent or the Purchaser to dispose of or hold separate any of the business or assets of the Parent, the Purchaser, the Company or their respective Subsidiaries as a result of the Amalgamation; or

(iii)	prevent or materially delay the consummation of the Amalgamation, or if the Amalgamation were to be consummated, have a Material Adverse Effect with respect to the Company.

(d)	Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to the Company that has not been disclosed by the Company prior to the date hereof.

(e)
Officer’s Certificate.  The Parent shall have received a certificate executed by an officer of the Company (without personal liability) certifying as to (i) an attached copy of each of the Amalgamation Resolution and the Company Board Approval and stating neither the Amalgamation Resolution nor the Company Board Approval has been amended, modified, revoked or rescinded, (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement and (iii) true and complete attached copies of the Organizational Documents of the Company.

(f)
Allocation Certificate.  An officer of the Company will have executed and delivered to Parent at least two (2) Business Days prior to the Closing Date a certificate in a form reasonably acceptable to the Parent which sets forth (i) a true and complete list of the Company Securityholders immediately prior to the Effective Time and the number and type of Company Common Shares, Company Options or Company Warrants owned by each such Company Securityholder and (ii) the allocation of the Consideration among the Company Securityholders pursuant to the Amalgamation.

(g)	Lock-Up Agreements. The Company shall have provided the Lock-Up Agreements executed by each of the parties described in Section 7.3(h) hereof.

(h)
Certificate of Good Standing.  The Company shall have provided the Parent a certificate of good standing (or equivalent) from the appropriate Governmental Authority of the jurisdiction of incorporation of the Company.

(i)
Consulting Agreement. Barry Kostiner and the Company shall have entered into a consulting agreement, to be effective as of the Closing, pursuant to which Barry Kostiner will serve as a consultant to the Company for a period of twelve (12) months following the Closing Date.

8.3          Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Amalgamation unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(a)	Representations and Warranties.

(i)
The representations and warranties of the Parent, the Purchaser and ExchangeCo (other than the Fundamental Representations) set forth in Article 5 shall be true and correct as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (as applicable), except to the extent such representations and warranties speak as of an earlier date (which need only be true and correct as of such earlier date), in each case, except for inaccuracies that would not, individually or in the aggregate, have a Material Adverse Effect.

(ii)
The Fundamental Representations of the Parent, the Purchaser and ExchangeCo set forth in Article 5 shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except for those Fundamental Representations which expressly relate to an earlier date (in which case such Fundamental Representations shall have been true and correct in all respects as of such earlier date).

(iii)
The Parent (on behalf of itself and the Purchaser) has delivered a certificate confirming clauses (i) and (ii) above to the Company, executed by an officer of the Parent (without personal liability) addressed to the Company and dated as of the Closing Date.

(b)
Performance of Covenants.  Each of the Parent and the Purchaser has fulfilled or complied in all material respects with each of the covenants of the Parent and the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Closing Date, and has delivered a certificate confirming same to the Company, executed by an officer of the Parent (without personal liability) addressed to the Company and dated as of the Closing Date.

(c)
Parent Liabilities. Parent shall have no outstanding material debts or liabilities of any kind (including, without limitation, unpaid Transaction expenses, leases, accounts payable or promissory notes) at the Effective Time.

(d)	Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to the Parent that has not been disclosed by the Parent prior to the date hereof.

(e)
Parent Board of Directors and Officer Resignation Letters.  Company will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Parent and each officer of Parent as contemplated by Section 7.5(i) and each of the Parent Subsidiaries, as applicable, pursuant to which each such Person will resign as a member of the board of directors of Parent immediately following the Effective Time.

(f)
Officer’s Certificate.  The Company shall have received a certificate executed by an officer of the Parent (without personal liability) certifying as to (i) an attached copy of each of the Parent Stockholder Approval Resolution and the Parent Board Approval and stating neither the Parent Stockholder Approval Resolution nor the Parent Board Approval has been amended, modified, revoked or rescinded, (ii) the incumbency, authority and specimen signature of each officer of the Parent executing this Agreement and (iii) true and complete attached copies of the Organizational Documents of the Parent and the Purchaser.

(g)	Stock Split. The Parent shall have completed the Stock Split, if it is deemed necessary.

(h)
Certificate of Good Standing.  The Parent and the Purchaser shall have provided the Company a certificate of good standing (or equivalent) from the appropriate Governmental Authority of the jurisdiction of incorporation or formation of the Parent and the Purchaser.

(i)	Parent Preferred Stock Conversion. The Parent shall have caused all Parent Preferred Stock to be converted into Parent Common Stock.

(j)	Incentive Stock Plan. The Purchaser shall have adopted the Resulting Issuer Incentive Stock Plan, to be effective as of the Closing.

8.4          Satisfaction of Conditions

The conditions precedent set out in this Article 8 are inserted for the benefit of the respective Parties. Any Party may refuse to proceed with the Closing if the conditions precedent inserted for its benefit are not fulfilled to its reasonable satisfaction at or prior to the Closing, and it will incur no liability to any other Party by reason of such refusal.

8.5          Right of Waiver

The conditions precedent set out in this Article 8 may be waived in whole or in part by the Party for whose benefit they are inserted, in such Party’s absolute discretion. No such waiver will be of any effect unless it is in writing signed by the Party granting the waiver or if such Party determines to proceed with the Closing.

ARTICLE 9
TERM AND TERMINATION

9.1          Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

9.2          Termination

(a)
This Agreement may be terminated prior to the Effective Time (provided, however, that (x) in each case the Noteholder’s prior written consent shall be a condition precedent to such termination and (y) if any of the conditions in this Section 9.2(a) are not met, the Company shall be required to pay, and the Noteholder shall be entitled to receive upon demand, the entire outstanding principal balance of the Note plus all accrued and unpaid interest thereon and any other sums payable to the Noteholder directly in connection with the Bridge Loan Financing) by:

(i)	the mutual written agreement of the Parties; or

(ii)	either the Company or the Purchaser if:

(A)
the Parent Stockholder Approval Resolution is not approved by the requisite vote at the Parent Meeting provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(A) if the failure to obtain the Parent Stockholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(B)
the Amalgamation Resolution is not approved by the necessary Company Securityholders at the Company Meeting provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(B) if the failure to obtain the approval of the necessary Company Securityholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(C)
after the date of this Agreement, any Applicable Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Amalgamation illegal or otherwise permanently prohibits or enjoins the Company, the Parent or the Purchaser from consummating the Amalgamation, and such Applicable Law has, if applicable, become final and non-appealable;

(D)
the Effective Time does not occur on or prior to the End Date, provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(D) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement, provided, however, in the event that the SEC has not concluded its review of the S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either of Parent or the Company shall be entitled to extend the End Date for an additional sixty (60) days by providing written notice to the other party; or

(iii)	the Company if:

(A)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or the Purchaser under this Agreement occurs that would cause any condition in Section 8.3(a) or Section 8.3(b) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the End Date or is not cured in accordance with the terms of Section 7.10; provided that any willful breach shall be deemed to be incurable, and; provided, further that the Company is not then in breach of this Agreement so as to cause any condition in Section 8.2(a) or Section 8.2(b) not to be satisfied;

(B)

(1)
the Parent Board or any committee of the Parent Board fails to unanimously recommend or withdraws, amends, modifies or qualifies the Parent Board Approval, or publicly proposes or states its intention to do so (a “Parent Change in Recommendation”); or

(2)	the Parent breaches Article 6 in any material respect;

(C)	there has occurred a Material Adverse Effect with respect to the Parent that has not been disclosed by the Parent prior to the date hereof;

(iv)	the Parent

(A)	in order to enter into a definitive agreement providing for a Superior Proposal in accordance with Section 6.1(e).

(B)
if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 8.2(a) or Section 8.2(b) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the End Date or is not cured in accordance with the terms of Section 7.10; provided that any willful breach shall be deemed to be incurable, and; provided, further that the Parent is not then in breach of this Agreement so as to cause any condition in Section 8.3(a) or Section 8.3(b) not to be satisfied;

(C)

(1)
if the Company Board or any committee of the Company Board fails to unanimously recommend or withdraws, amends, modifies or qualifies the Company Board Approval, or publicly proposes or states its intention to do so (a “Company Change in Recommendation”); or

(2)	if the Company breaches Article 6 in any material respect; or

(D)	if there has occurred a Material Adverse Effect with respect to the Company that has not been publicly disclosed by the Company prior to the date hereof.

(b)
The Party desiring to terminate this Agreement pursuant to this Section 9.2 shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

9.3          Effect of Termination

If this Agreement is terminated pursuant to Section 9.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except (a) as set forth in Section 11.16 and (b) provided further that no Party shall be relieved of any liability for any willful breach by it of this Agreement. No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Section 9.3, Article 10, Article 11 and the defined terms used in such Section and Article set forth or referenced in Section 1.1 hereof, survive termination of this Agreement in accordance with their respective terms.

ARTICLE 10
INDEMNIFICATION

10.1        Survival

Unless otherwise explicitly set forth in this Agreement, all representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement shall be accurate as of the date of such certificate or document and as of the Closing Date. All representations, warranties, covenants and obligations of the Parent, Purchaser or ExchangeCo in this Agreement and any other document delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, the Company may bring a claim under this Article 10 at any time during the period beginning on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date (the “Survival Period”) for any breach of any representation, warranty, covenant or obligation made in this Agreement. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

10.2        Indemnification and Reimbursement by Parent

(a)
The Parent, from and after the Closing Date and through the applicable Survival Period, will indemnify and hold harmless the Company Shareholders, the Noteholder and its officers, directors, agents or employees (collectively, the “Company Indemnified Parties”), and will reimburse the Company Indemnified Parties for any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) or diminution of value (collectively, “Damages”), whether or not involving a third party claim, arising from or in connection with:

(i)	any breach of any representation or warranty made by the Parent, Purchaser or ExchangeCo in (A) this Agreement or (B) any other certificate, document, writing or instrument executed and delivered;

(ii)
any breach of any covenant or obligation of the Parent, Purchaser or ExchangeCo in this Agreement or in any other certificate, document, writing or instrument executed and delivered by the Parent, Purchaser or ExchangeCo on or prior to the Closing Date pursuant to this Agreement;

(iii)
the operations and corporate governance of the Parent prior to the Closing, including, without limitation, its compliance (or lack of compliance) with Applicable Laws or the rules and regulations of any Governmental Authority;

(iv)	any debts, liabilities or other obligations of the Parent related to the business or activities of the Parent conducted prior to the Effective Time;

(v)	Taxes attributable to any transaction or event occurring on or prior to the Closing Date;

(vi)
any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the Parent, or the actions of the Parent or any holder of Parent Capital Stock prior to the Effective Time; and/or

(vii)	any Proceedings pending or threatened in writing on or prior to the Closing Date against the Parent, Purchaser or ExchangeCo.

10.3        Notice of Claims

(a)
If, at any time on or prior to the expiration of the Survival Period, any of the Company Indemnified Parties shall assert a claim for indemnification pursuant to Section 10.2, the Company Representative (as defined below) on behalf of such Company Indemnified Party shall submit to the Parent, the Parent Representative, the Noteholder and Grushko & Mittman, P.C. (Attn: Edward Grushko) a written claim in good faith signed by the Company Representative stating (i) that a Company Indemnified Party incurred or reasonably believes it may incur Damages and the reasonable estimate of the amount of any such Damages; (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim; and (iii) if the Damages have actually been incurred, the number of additional shares of Resulting Issuer Common Stock to which the Company Shareholders are entitled to with respect to such Damages, which shall be determined as provided in Section 10.4 below (each such written claim, an “Indemnification Statement”). If the claim is for Damages which the Company Representative, on behalf of the Company Indemnified Parties, reasonably believes may be incurred or are otherwise un-liquidated, the Indemnification Statement shall state the reasonable estimate of such Damages, in which event a claim shall be deemed to have been asserted under this Article 10 in the amount of such estimated Damages, but no distribution of additional shares of Resulting Issuer Common Stock to the Company Shareholders pursuant to Section 10.4 below shall be made until such Damages have actually been incurred.

(b)
If the Parent or the Parent Representative has any objections to an Indemnification Statement, then the Parent Representative shall deliver to the Company Representative a statement (an “Objection Statement”) setting forth its disputes or objections (the “Objection Disputes”) to the Indemnification Statement and, to the extent practical, the Parent Representative’s proposed resolution of each such Objection Dispute.  If an Objection Statement is not delivered to the Company Representative within thirty (30) days after receipt of the Indemnification Statement by the Parent Representative, then the Indemnification Statement as originally received by the Parent Representative shall be final, binding and non-appealable by the Parties.  If an Objection Statement is timely delivered, then the Parent Representative and the Company Representative shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement, the Parent Representative and the Company Representative shall submit each unresolved Objection Dispute to a court of competent jurisdiction to resolve such Objection Disputes. The Party that is not the prevailing party shall pay all of the fees, costs and expenses associated with the resolution of any Objection Disputes that are submitted to a court of competent jurisdiction for resolution.

(c)
In the event that any action, suit or proceeding is brought against any Company Indemnified Party with respect to which the Parent may have liability under this Article 10, the Parent shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Company Indemnified Party; provided, however, that a Company Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by the Parent, if representation of the Company Indemnified Party by counsel retained by the Parent would be inappropriate because of actual or potential differing interests between the Parent and the Company Indemnified Party. In connection with any action, suit or proceeding subject to this Article 10, the Parent and each Company Indemnified Party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. The Parent shall not, without the prior written consent of the applicable Company Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Company Indemnified Party for any liability arising out of such claim or demand.

10.4        Indemnification and Reimbursement by Parent.

In the event that the Company Indemnified Parties shall be entitled to indemnification pursuant to this Article 10 for actual Damages incurred by them, the Parent shall, within thirty (30) days after the final determination of the amount of such Damages, issue to the Company Shareholders (on a pro rata basis) that number of additional shares of Resulting Issuer Common Stock in an aggregate amount equal to the quotient obtained by dividing (x) the amount of such Damages by (y) the Fair Market Value per share of the Resulting Issuer Common Stock as of the date (the “Determination Date”) of the submission of the notice of claim to the Parent pursuant to Section 10.3. Such shares of Resulting Issuer Common Stock shall be issued to the Company Shareholders pro rata, in proportion to the number of shares of Resulting Issuer Common Stock issued (or issuable) to the Company Shareholders at the Effective Time. For purposes of this Section 10.4, “Fair Market Value” shall mean, with respect to a share of Resulting Issuer Common Stock on any Determination Date, the average of the daily closing prices for the ten (10) consecutive Business Days prior to such date. The closing price for each day shall be the last sales price or in case no sale takes place on such day, the average of the closing high bid and low asked prices, in either case as officially quoted on the NASDAQ or such other market on which the Resulting Issuer Common Stock is then listed for trading or quoted.

ARTICLE 11
GENERAL PROVISIONS

11.1        Amendments

This Agreement and the Amalgamation may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Company Securityholders (provided, however, that the Parties shall provide the Noteholder with prior written notice of any and all proposed amendments, and the Noteholder shall have the right to veto any such proposed amendment), and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement.

11.2        Notices

Any notice, direction or other communication regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier, facsimile or electronic mail and addressed:

(a)	to Parent and the Purchaser at:

Ameri Holdings, Inc.
5000 Research Court
Suite 750
Suwanee, GA 30024
Attention: Barry Kostiner
Email: Barry.Kostiner@ameri100.com

with copies to:

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Attention: Richard Friedman
Email: rafriedman@sheppardmullin.com

(b)	to the Company at:

Jay Pharma Inc.
181 Bay Street, Suite 4400E
Toronto ON, M5J 2T3, Canada
Attention: David Stefansky
Email: dstefansky@bezalelpartners.com

with copies to:

Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112
Attention: Rick Werner
Email: Rick.Werner@haynesboone.com

(c)	to ExchangeCo at:

1236567 B.C. UNLIMITED LIABILITY COMPANY
5000 Research Court
Suite 750
Suwanee, GA 30024
Attention: Barry Kostiner
Email: Barry.Kostiner@ameri100.com

with copies to:

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Attention: Richard Friedman
Email: rafriedman@sheppardmullin.com

(d)	to the Parent Representative at:

Barry Kostiner
5000 Research Court
Suite 750
Suwanee, GA 30024
Attention: Barry Kostiner
Email: Barry.Kostiner@ameri100.com

with copies to:

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Attention: Richard Friedman
Email: rafriedman@sheppardmullin.com

(e)	to the Noteholder at:

Alpha Capital Anstalt
Lettstrasse 32
9490 Vaduz, Liechtenstein
Attention:  Konrad Ackermann, Director

with copies to:

Grushko & Mittman, P.C.
515 Rockaway Avenue
Valley Stream, NY 11581
Attention: Edward Grushko
Email: ed@grushkomittman.com

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted, (iii) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted, (iv) if sent by overnight courier, on the next Business Day, or (v) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

11.3        Further Assurances

Each Party will execute and deliver all such further documents and instruments and do all acts and things as the other Parties may, either before or after the Effective Time, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

11.4        Time of the Essence

Time is of the essence to this Agreement.

11.5        Expenses

Each of the Parties shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein, including all costs and charges incurred prior to the date of this Agreement and all legal and accounting fees and disbursements relating to preparing the Transaction Documents or otherwise relating to the transactions contemplated herein.

11.6        Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

11.7        Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

11.8        No Third Party Beneficiaries

The Parties intend that this Agreement will not benefit or create any right or cause of action in favor of, any Person, other than the Parties. No Person, other than the Parties to this Agreement, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

11.9        Entire Agreement

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties; provided that to the extent any provisions of the Confidentiality Agreement conflict with the terms of this Agreement, the terms of this Agreement shall prevail. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.  The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

11.10      Benefit of the Agreement

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the Parties.

11.11      Successors and Assigns

(a)
This Agreement becomes effective only when executed by the Company, the Parent, the Purchaser and ExchangeCo. After that time, it will be binding upon and inure to the benefit of the Company, the Parent, the Purchaser and ExchangeCo and their respective successors and permitted assigns.

(b)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

11.12      Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.13      Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of competent jurisdiction of the Province of Ontario in any proceeding hereunder, and waives objection to the venue of any Proceeding in such court or that such court provides an inconvenient forum.  Notwithstanding the foregoing, the expressions “commercially reasonable efforts” and “commercially reasonable actions” shall have the meaning given such expressions under the laws of the State of New York.

11.14      Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

11.15      Electronic Execution

Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such Party.

11.16      Expense Reimbursement

(a)	For purposes of this Agreement,

(i)
“Company Expense Reimbursement” means an amount equal to the documented out-of-pocket fees and expenses incurred or paid by or on behalf of the Company in connection with this Agreement or the consummation of any of the transactions in an amount that will not exceed $500,000, and “Parent Expense Reimbursement” means an amount equal to the documented out-of-pocket fees and expenses incurred or paid by or on behalf of the Parent in connection with this Agreement or the consummation of any of the transactions in an amount that will not exceed $500,000.

(ii)	“Company Expense Reimbursement Event” means the termination of this Agreement:

(A)	by the Parent or the Purchaser pursuant to Section 9.2(a)(ii)(B) or Section 9.2(a)(iv)(C) if:

(1)
prior to such termination, an Acquisition Proposal for the Company is made or publicly announced or otherwise publicly disclosed by any Person (other than the Parent and the Purchaser or any of its Affiliates) or any Person (other than the Parent and the Purchaser or any of its Affiliates) shall have publicly announced an intention to make an Acquisition Proposal for the Company; and

(2)
within 365 days following the date of such termination, (x) an Acquisition Proposal for the Company (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) is consummated or effected, (y) the Company, directly or indirectly, in one or more transactions, enters into a contract or a letter of intent in respect of such Acquisition Proposal for the Company (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) and such Acquisition Proposal is later consummated or effected (whether or not such Acquisition Proposal is later consummated or effected within 365 days after such termination), or (z) an Acquisition Proposal for the Company is made or publicly announced or otherwise publicly disclosed by any Person (other than the Parent and the Purchaser or any of its Affiliates) or any Person (other than the Parent and the Purchaser or any of its Affiliates) shall have publicly announced an intention to make an Acquisition Proposal for the Company.

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning specified in Section 1.1, except that references to “20% or more” in the definition of “Acquisition Proposal” in Section 1.1 shall be deemed to be references to “50% or more.”

(iii)	“Parent Expense Reimbursement Event” means the termination of this Agreement:

(A)	by the Company pursuant to Section 9.2(a)(ii)(A) or Section 9.2(a)(iii)(B) if:

(1)
prior to such termination, an Acquisition Proposal for the Parent is made or publicly announced or otherwise publicly disclosed by any Person (other than the Parties) or any Person (other than the Parties or their Affiliates) shall have publicly announced an intention to make an Acquisition Proposal for the Parent; and

(2)
within 365 days following the date of such termination, (x) an Acquisition Proposal for the Parent (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) is consummated or effected, or (y) the Parent or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of such Acquisition Proposal for the Parent (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) and such Acquisition Proposal is later consummated or effected (whether or not such Acquisition Proposal is later consummated or effected within 365 days after such termination); or

(B)	by the Parent pursuant to Section 9.2(a)(iv)(A).

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning specified in Section 1.1, except that references to “20% or more” in the definition of “Acquisition Proposal” in Section 1.1 shall be deemed to be references to “50% or more”.

(b)
The Company Expense Reimbursement shall be paid by the Company to the Parent (or as the Purchaser may direct by notice in writing), by wire transfer of immediately available funds, if a Company Expense Reimbursement Event occurs.

(c)	The Parent Expense Reimbursement shall be paid by the Parent to the Company by wire transfer of immediately available funds, if a Parent Expense Reimbursement Event occurs.

(d)
The Company acknowledges that the agreements contained in this Section 11.16 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, neither the Parent, the Purchaser nor the Company would enter into this Agreement, and that the amounts set out in this Section 11.16 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damages, and out-of-pocket expenditures, which the Parent and the Purchaser, will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties.  The Company irrevocably waives any right they may have to raise as a defence that any such liquidated damages are excessive or punitive. In the event the amounts set out in Section 11.16 are paid to the Parent and the Purchaser (or as they direct), no other amounts will be due and payable as damages or otherwise by the Company, and the Parent and the Purchaser hereby accept that such payments are the maximum aggregate amount that the Company shall be required to pay in lieu of any damages or any other payments or remedy which the Parent and the Purchaser may be entitled to in connection with this Agreement or the transactions contemplated by this Agreement; provided, however, that this limitation shall not apply in the event of a wilful breach by the Company of its representations, warranties, covenants or agreements set forth in this Agreement (which breach and liability, therefore, shall not be affected by termination of this Agreement or any payment of the amounts set out in Section 11.16, as applicable).

(e)
The Parent acknowledges that the agreements contained in this Section 11.16 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, neither the Parent, the Purchaser nor the Company would enter into this Agreement, and that the amounts set out in this Section 11.16 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damages, and out-of-pocket expenditures, which the Company will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. The Parent irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. In the event the amounts set out in Section 11.16 are paid to the Company (or as it directs), no other amounts will be due and payable as damages or otherwise by the Parent, and the Company hereby accepts that such payments are the maximum aggregate amount that the Parent shall be required to pay in lieu of any damages or any other payments or remedy which the Company may be entitled to in connection with this Agreement or the transactions contemplated by this Agreement; provided, however, that this limitation shall not apply in the event of a wilful breach by the Parent of its representations, warranties, covenants or agreements set forth in this Agreement (which breach and liability, therefore, shall not be affected by termination of this Agreement or any payment of the amounts set out in Section 11.16, as applicable).

11.17      Rules of Construction

The Parties to this Agreement waive the application of any Applicable Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

11.18      No Liability

No director or officer of the Parent or the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Parent or the Purchaser. No director or officer of the Company shall have any personal liability whatsoever to the Parent or the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company.

11.19       Transaction Engagements.

(a)
Notwithstanding anything to the contrary in this Agreement, from and after the Closing, (i) all communications between the Parent or its Subsidiaries or any of their respective Representatives, on one hand, and Sheppard, Mullin, Richter & Hampton LLP (“SMRH”), on the other hand, in connection with the Transaction (collectively, the “SMRH Transaction Engagements”) shall be deemed to be attorney-client confidences that belong solely to the members of the Parent Board as of immediately prior to the Effective Time (the “Parent Transaction Board Members”) and not the Parent or its Subsidiaries, (ii) neither the Company or any of their respective Representatives shall have access to any such communications, or to any of the files or other documents delivered or prepared in connection therewith, (iii) the Transaction Board Members shall be the sole holder of the attorney-client privilege with respect to each SMRH Transaction Engagement, and neither the Parent or its Subsidiaries or any of their respective Representatives nor the Company or any of their respective Representatives shall be a holder thereof, (iv) to the extent that files of SMRH in respect of any SMRH Transaction Engagement constitute property of the client thereof, only Transaction Board Members shall hold such property rights thereto, and (v) unless directed to do so by the Parent Transaction Board Members or by a court of competent jurisdiction or other Governmental Authority (and then in each case only to the extent of such direction), SMRH shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files related to the Parent or its Subsidiaries or any of their respective Representatives or the Company or any of their respective Representatives by reason of any attorney-client relationship between SMRH and the Parent or any of its Subsidiaries or otherwise.

(b)
Notwithstanding anything to the contrary in this Agreement, from and after the Closing, (i) all communications between the Company or its Subsidiaries or any of their respective Representatives, on one hand, and Haynes and Boone, LLP (“HB”), on the other hand, in connection with the Transaction (collectively, the “HB Transaction Engagements”) shall be deemed to be attorney-client confidences that belong solely to the members of the Company Board as of immediately prior to the Effective Time (the “Company Transaction Board Members”) and not the Company or its Subsidiaries, (ii) neither the Parent or any of their respective Representatives shall have access to any such communications, or to any of the files or other documents delivered or prepared in connection therewith, (iii) the Company Transaction Board Members shall be the sole holder of the attorney-client privilege with respect to each HB Transaction Engagement, and neither the Company or its Subsidiaries or any of their respective Representatives nor the Parent or any of their respective Representatives shall be a holder thereof, (iv) to the extent that files of HB in respect of any HB Transaction Engagement constitute property of the client thereof, only Company Transaction Board Members shall hold such property rights thereto, and (v) unless directed to do so by the Company Transaction Board Members or by a court of competent jurisdiction or other Governmental Authority (and then in each case only to the extent of such direction), HB shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files related to the Company or its Subsidiaries or any of their respective Representatives or the Parent or any of their respective Representatives by reason of any attorney-client relationship between HB and the Company or any of its Subsidiaries or otherwise.

11.20      Designation of Parent Representative.

(a)
Designation of Parent Representative. Barry Kostiner (the “Parent Representative”) is hereby designated to serve as the representative of the Parent Stockholders with respect to the matters expressly set forth in this Agreement to be performed by the Parent Representative.

(b)
Authority of Parent Representative. The Parent Representative is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for each of the Parent Stockholders for all purposes of this Agreement and any other agreement entered into in connection herewith, including the full power and authority on such Parent Stockholder’s behalf (i) to consummate the transactions contemplated herein, (ii) to pay expenses incurred by such Parent Stockholder or the Parent Representative in connection with the marketing of the Parent, the evaluation of the transactions contemplated by this Agreement and the negotiation and performance of this Agreement and any other agreement entered into in connection herewith (whether incurred on or after the date hereof), (iii) to any amounts payable to each Parent Stockholder pursuant to this Agreement and disburse any funds received hereunder to each Parent Stockholder, (iv) to endorse and deliver any certificates or instruments representing any Parent Stockholder’s Parent Common Stock and execute such further agreements or instruments as the Company shall reasonably request or which the Parent Representative shall consider necessary or proper to effectuate the transactions contemplated by this Agreement, all of which shall have the effect of binding the Parent Stockholders as if such Parent Stockholder had personally executed such agreement or instrument, (v) to resolve any adjustments or issues relating to any component of Article 10 of this Agreement, (vi) to receive notices and other deliverables hereunder on behalf of such Parent Stockholder, (vii) to execute and deliver on behalf of such Parent Stockholder any amendment or waiver hereto or to any other agreement contemplated hereunder, (viii) to take all other actions to be taken by or on behalf of such Parent Stockholder in connection herewith, (ix) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the transactions contemplated hereunder, (x) to retain legal and other professional advisors on behalf of, and at the expense of the Parent Stockholders in connection with its actions hereunder, (xi) to dispense funds on behalf of the Parent Stockholders pursuant to the terms of this Agreement and to retain from such funds an amount sufficient to satisfy the reasonable out-of-pocket expenses or other amounts incurred or payable by the Parent Representative in fulfilling its obligations hereunder, (xii) to make any calculations required under this Agreement, and (xiii) to do each and every act and exercise any and all rights which such Parent Stockholder is permitted or required to do or exercise under this Agreement.  Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Parent Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Parent Stockholder.  If, after the execution of this Agreement, any Parent Stockholder dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Parent Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof.  All decisions and actions by the Parent Representative shall be binding upon all of the Parent Stockholders, and no Parent Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(c)
Authority; Indemnification. The Company and the Noteholder shall be entitled to rely on any action taken by the Parent Representative, on behalf of the Parent Stockholders, pursuant to Section 11.20(b) (each, a “Parent Authorized Action”), and each Parent Authorized Action shall be binding on each Parent Stockholder as fully as if such Parent Stockholder had taken such Parent Authorized Action.  The Company and the Noteholder each agree that the Parent Representative, solely in its capacity as the Parent Representative, shall have no liability to the Company or the Noteholder for any Parent Authorized Action, except as set forth in the Agreement or to the extent that such Parent Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or bad faith.  Each Parent Stockholder severally, for itself only and not jointly, will indemnify and hold harmless the Parent Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Parent Representative in connection with any action, suit or Proceeding to which the Parent Representative is made a party by reason of the fact it is or was acting as the Parent Representative pursuant to the terms of this Agreement.

(d)
Duties of the Parent Representative. The Parent Representative hereby accepts its obligations under this Agreement.  The Parent Representative shall have only the duties expressly stated in this Agreement, and shall have no other duty, express or implied.  The Parent Representative is not, by virtue of serving as the Parent Representative, a fiduciary of the Parent Stockholders or any other person.  The Parent Representative, in its capacity as such, has no personal responsibility or liability for any representation, warranty or covenant of the Parent, the Purchaser or the ExchangeCo.

(e)
Exculpation. The Parent Representative shall not be liable to any Parent Stockholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Parent Representative shall not be relieved of any liability imposed by Applicable Laws for fraud or bad faith.  The Parent Representative shall not be liable to the Parent Stockholders for any apportionment or distribution of payments made by the Parent Representative in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Parent Stockholder to whom payment was due, but not made, shall be to recover from other Parent Stockholders any payment in excess of the amount to which they are determined to have been entitled.  The Parent Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  Neither the Parent Representative nor any agent employed by it shall incur any liability to any Parent Stockholder by virtue of the failure or refusal of the Parent Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(f)
No Fees to or Compensation of the Parent Representative. The Parent Representative shall not be entitled to and shall not charge or collect from the Parent Stockholders or any other person any fees or other compensation for its services as the Parent Representative under this Agreement.  The Parent Representative, however, shall be entitled to reimbursement from the Parent Stockholders (based on their pro-rata share of such expenses) for its reasonable out-of-pocket expenses incurred in connection with its services as the Parent Representative under this Agreement.

(g)
Replacement of the Parent Representative. If the Parent Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Parent Stockholders that held a majority of the Parent Common Stock outstanding immediately prior to the Effective Time, voting as a single class, will appoint a new person to serve as the Parent Representative and will provide prompt written notice thereof to the Company. Until such notice is received, the Company will be entitled to rely on the actions and statements of the previous Parent Representative.

11.21      Designation of Company Representative.

(a)
Designation of Company Representative. A Person to be named prior to the Effective Time (the “Company Representative”) is hereby designated to serve as the representative of the Company Securityholders with respect to the matters expressly set forth in this Agreement to be performed by the Company Representative.

(b)
Authority of Company Representative. The Company Representative is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for each of the Company Securityholders for all purposes of this Agreement and any other agreement entered into in connection herewith, including the full power and authority on such Company Securityholder’s behalf (i) to consummate the transactions contemplated herein, (ii) to pay expenses incurred by such Company Securityholder or the Company Representative in connection with the marketing of the Company, the evaluation of the transactions contemplated by this Agreement and the negotiation and performance of this Agreement and any other agreement entered into in connection herewith (whether incurred on or after the date hereof), (iii) to any amounts payable to each Company Securityholder pursuant to this Agreement and disburse any funds received hereunder to each Company Securityholder, (iv) to endorse and deliver any certificates or instruments representing any Company Securityholder’s Company Common Stock, Company Option or Company Warrant and execute such further agreements or instruments as the Parent shall reasonably request or which the Company Representative shall consider necessary or proper to effectuate the transactions contemplated by this Agreement, all of which shall have the effect of binding the Company Securityholders as if such Company Securityholder had personally executed such agreement or instrument, (v) to resolve any adjustments or issues relating to any component of Article 10 of this Agreement, (vi) to receive notices and other deliverables hereunder on behalf of such Company Securityholder, (vii) to execute and deliver on behalf of such Company Securityholder any amendment or waiver hereto or to any other agreement contemplated hereunder, (viii) to take all other actions to be taken by or on behalf of such Company Securityholder in connection herewith, (ix) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the transactions contemplated hereunder, (x) to retain legal and other professional advisors on behalf of, and at the expense of the Company Securityholders in connection with its actions hereunder, (xi) to dispense funds on behalf of the Company Securityholders pursuant to the terms of this Agreement and to retain from such funds an amount sufficient to satisfy the reasonable out-of-pocket expenses or other amounts incurred or payable by the Company Representative in fulfilling its obligations hereunder, (xii) to make any calculations required under this Agreement, and (xiii) to do each and every act and exercise any and all rights which such Company Securityholder is permitted or required to do or exercise under this Agreement.  Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Company Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company Securityholder.  If, after the execution of this Agreement, any Company Securityholder dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Company Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof.  All decisions and actions by the Company Representative shall be binding upon all of the Company Securityholders, and no Company Securityholder shall have the right to object, dissent, protest or otherwise contest the same.

(c)
Authority; Indemnification. The Parent, the Purchaser, the Noteholder and the ExchangeCo shall be entitled to rely on any action taken by the Company Representative, on behalf of the Company Securityholders, pursuant to Section 11.20(b) (each, a “Company Authorized Action”), and each Company Authorized Action shall be binding on each Company Securityholder as fully as if such Company Securityholder had taken such Company Authorized Action.  The Parent, the Purchaser, the Noteholder and the ExchangeCo agree that the Company Representative, solely in its capacity as the Company Representative, shall have no liability to the Parent, the Purchaser, the Noteholder or the ExchangeCo for any Company Authorized Action, except as set forth in the Agreement or to the extent that such Company Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or bad faith.  Each Company Securityholder severally, for itself only and not jointly, will indemnify and hold harmless the Company Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Company Representative in connection with any action, suit or Proceeding to which the Company Representative is made a party by reason of the fact it is or was acting as the Company Representative pursuant to the terms of this Agreement.

(d)
Duties of the Company Representative. The Company Representative hereby accepts its obligations under this Agreement.  The Company Representative shall have only the duties expressly stated in this Agreement, and shall have no other duty, express or implied.  The Company Representative is not, by virtue of serving as the Company Representative, a fiduciary of the Company Securityholders or any other person.  The Company Representative, in its capacity as such, has no personal responsibility or liability for any representation, warranty or covenant of the Company.

(e)
Exculpation. The Company Representative shall not be liable to any Company Securityholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Company Representative shall not be relieved of any liability imposed by Applicable Laws for fraud or bad faith.  The Company Representative shall not be liable to the Company Securityholders for any apportionment or distribution of payments made by the Company Representative in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Company Securityholder to whom payment was due, but not made, shall be to recover from other Company Securityholders any payment in excess of the amount to which they are determined to have been entitled.  The Company Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  Neither the Company Representative nor any agent employed by it shall incur any liability to any Company Securityholder by virtue of the failure or refusal of the Company Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(f)
No Fees to or Compensation of the Company Representative. The Company Representative shall not be entitled to and shall not charge or collect from the Company Securityholder or any other person any fees or other compensation for its services as the Company Representative under this Agreement.  The Company Representative, however, shall be entitled to reimbursement from the Company Securityholders (based on their pro-rata share of such expenses) for its reasonable out-of-pocket expenses incurred in connection with its services as the Company Representative under this Agreement.

(g)
Replacement of the Company Representative. If the Company Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Company Shareholders that held a majority of the Company Common Stock outstanding immediately prior to the Effective Time, voting as a single class, will appoint a new person to serve as the Company Representative and will provide prompt written notice thereof to the Parent. Until such notice is received, the Parent, the Purchaser and the ExchangeCo will be entitled to rely on the actions and statements of the previous Company Representative.

11.22      No Group Status.  Nothing contained in this Agreement, and no action taken by any shareholder of the Company pursuant hereto or otherwise in connection herewith, shall be deemed to constitute the shareholders of the Company as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the shareholders of the Company are in any way acting in concert or as a “group” (within the meaning of Section 13 the United States Exchange Act) with respect to such obligations or the transactions contemplated by this Agreement.  Except as otherwise provided in or contemplated by this Agreement, there are no agreements (written or oral) between and among the shareholders of the Company with respect to the transactions contemplated hereby.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have executed this Amalgamation Agreement as of the date first written above.

PARENT:

AMERI HOLDINGS, INC.

By:	/s/ Barry Kostiner
Authorized Signing Officer
Print Name: Barry Kostiner

PURCHASER:

JAY PHARMA MERGER SUB, INC.

By:	/s/ Barry Kostiner
Authorized Signing Officer
Print Name: Barry Kostiner

COMPANY:

JAY PHARMA INC.

By:	/s/ David Stefansky
Authorized Signing Officer
Print Name: David Stefansky

EXCHANGECO:

1236567 B.C. UNLIMITED LIABILITY COMPANY

By:	/s/ Barry Kostiner
Authorized Signing Officer
Print Name: Barry Kostiner

PARENT REPRESENTATIVE:

/s/ Barry Kostiner
BARRY KOSTINER

APPENDIX I

EXCHANGEABLE SHARE PROVISIONS WITH RESPECT TO THE SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO EXCHANGEABLE SHARES

EXCHANGEABLE SHARE PROVISIONS

SPECIAL RIGHTS AND RESTRICTIONS EXCHANGEABLE SHARES

The Exchangeable Shares Without Par Value have attached to them the special rights and restrictions set out in this Part:

1.	Interpretation.

(a)
Definitions. For the purposes of these Exchangeable Share Provisions, unless there is something in the context or subject matter inconsistent therewith, the following terms will have the following meanings:

“affiliate” has the meaning ascribed thereto in the BCBCA.

“Amalgamation Agreement” means the amalgamation agreement among the Parent, the Company, Jay Pharma Merger Sub, Inc., Jay Pharma Inc., and Barry Kostiner, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“BCBCA” means the Business Corporations Act (British Columbia), and all regulations made thereunder as promulgated or amended from time to time.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banking institutions in Toronto, Ontario are closed for business.

“Canadian Dollar Equivalent” means, at any date, in respect of any amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) as of such date, the product obtained by multiplying (i) the Foreign Currency Amount by (ii) the daily exchange rate (“Daily Exchange Rate”) on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event Daily Exchange Rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

“Canadian Resident” means a beneficial owner of Common Shares immediately prior to the Effective Times who is: (i) a resident of Canada for purposes of the Tax Act (other than a Tax Exempt Person), or (ii) a partnership any member of which is (A) a resident of Canada for purposes of the Tax Act and (B) not a Tax Exempt Person.

“Change of Law” means any amendment to the Tax Act and other applicable provincial income tax laws that permits Canadian Resident holders of Exchangeable Shares, who hold the Exchangeable Shares as capital property and deal at arm’s length with the Parent and the Company (all for the purposes of the Tax Act and other applicable provincial income tax laws), to exchange their Exchangeable Shares for Parent Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Tax Act or applicable provincial income tax laws.

“Change of Law Call Date” has the meaning ascribed thereto in Section 8(b).

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“Change of Law Call Purchase Price” has the meaning ascribed thereto in Section 8(a).

“Change of Law Call Right” has the meaning ascribed thereto in Section 8(a);

“Common Shares” means the common shares in the capital of the Company.

“Company” means 1236567 B.C. UNLIMITED LIABILITY COMPANY, an unlimited liability corporation existing under the laws of British Columbia.

“Current Market Price” means, in respect of a Parent Share on any date, the Canadian Dollar Equivalent of the average closing sale price on the NasdaqGS during the period of 20 consecutive trading days ending on the third trading day immediately before such date or, if the Parent Shares are not then quoted on the NasdaqGS, on such other stock exchange or automated quotation system on which the Parent Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Parent Shares during such period does not reflect the fair market value of a Parent Share, then the Current Market Price of a Parent Share shall be determined by the Board of Directors, based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate; and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding, absent manifest error.

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” has the meaning ascribed thereto in the Amalgamation Agreement.

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Company in respect of such Exchangeable Share, or purchase of such Exchangeable Share pursuant to these Exchangeable Share Provisions, the Support Agreement or the Voting and Exchange Trust Agreement:

(i)	the Current Market Price of one Parent Share deliverable in connection with such action; plus

(ii)
a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; plus

(iii)	such stock or other property constituting any declared, payable and unpaid non-cash dividends deliverable in connection with such action,

provided that: (A) the part of the consideration which represents (i) above shall be fully paid and satisfied by the delivery of one Parent Share, such share to be duly issued, fully paid and non-assessable; (B) the part of the consideration which represents (iii) above shall be fully paid and satisfied by delivery of such non-cash items; (C) in each case, any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (D) in each case, any such consideration shall be paid without interest and less any tax required to be deducted and withheld therefrom.

“Exchangeable Share Price” means, at any time, for each Exchangeable Share, an amount equal to the aggregate of:

(i)	the Current Market Price of one Parent Share at such time;

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(ii)	the full amount of all cash dividends declared, payable and unpaid, at such time, on such Exchangeable Share;

(iii)	the full amount of all non-cash dividends declared, payable and unpaid, at such time, on such Exchangeable Share; and

(iv)	the full amount of all dividends declared and payable or paid in respect of each Parent Share which have not, at such time, been declared or paid on Exchangeable Shares in accordance herewith.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions set out herein.

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement.

“Exchangeable Shares” means the exchangeable shares in the capital of the Company, having the rights, privileges, restrictions and conditions set forth herein.

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change is required to maintain the economic equivalence of the Exchangeable Shares and the Parent Shares.

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including any stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

“Liquidation Amount” has the meaning ascribed thereto in Section 4(a).

“Liquidation Call Purchase Price” has the meaning ascribed thereto in Section 6(a).

“Liquidation Call Right” has the meaning ascribed thereto in Section 6(a).

“Liquidation Date” has the meaning ascribed thereto in Section 4(a).

“NasdaqGS” means the Nasdaq Global Select Market.

“Parent” means Ameri Holdings, Inc., a corporation existing under the laws of the State of Delaware.

“Parent Control Transaction” shall be deemed to have occurred if:

(i)
any person acquires, directly or indirectly, any voting security of the Parent and, immediately after such acquisition, directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of the Parent;

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(ii)
the shareholders of the Parent approve a merger, consolidation, recapitalization or reorganization of the Parent, other than any such transaction which would result in the holders of outstanding voting securities of the Parent immediately prior to such transaction directly or indirectly owning, or exercising control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction;

(iii)	the shareholders of the Parent approve a liquidation of the Parent; or

(iv)	the Parent sells or disposes of all or substantially all of its assets.

“Parent Dividend Declaration Date” means the date on which the board of directors of the Parent declares any dividend or other distribution on the Parent Shares.

“Parent Shares” means shares of common stock of the Parent.

“person” includes any individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or governmental authority or other entity, whether or not having legal status.

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 7(a).

“Redemption Call Right” has the meaning ascribed thereto in Section 7(a).

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by the Company of all but not less than all of the outstanding Exchangeable Shares, which date shall be no earlier than the tenth (10th) anniversary of the Effective Date, unless:

(i)
the aggregate number of Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by the Parent and its subsidiaries) is less than 5% of the number of Exchangeable Shares issued on the Effective Date (as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision, combination or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date as it may determine, upon at least thirty (30) days’ prior written notice to the registered holders of the Exchangeable Shares;

(ii)
a Parent Control Transaction is proposed, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Parent Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Parent Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date as it may determine, upon such number of days, prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

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(iii)
an Exchangeable Share Voting Event is proposed and (A) the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the Redemption Date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event and (B) the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the later of the day on which the Board of Directors makes such a determination or the holders of the Exchangeable Shares fail to take such action; or

(iv)
an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the day on which the holders of the Exchangeable Shares fail to take such action, provided, however, that the accidental failure or omission to give any notice of redemption under clauses (i), (ii), (iii) or (iv) above to any of the holders of Exchangeable Shares shall not affect the validity of any such redemption.

“Redemption Price” has the meaning ascribed thereto in Section 9(a).

“Retracted Shares” has the meaning ascribed thereto in Section 5(a)(i)(B).

“Retraction Call Notice” has the meaning ascribed thereto in Section 5(b)(ii).

“Retraction Call Right” has the meaning ascribed thereto in Section 5(b)(i).

“Retraction Call Right Purchase Price” has the meaning ascribed thereto in Section 5(b)(i).

“Retraction Date” has the meaning ascribed thereto in Section 5(a)(i).

“Retraction Price” has the meaning ascribed thereto in Section 5(a)(i).

“Retraction Request” has the meaning ascribed thereto in Section 5(a)(i)(B).

“Support Agreement” means the Support Agreement to be entered into at or prior to the issuance by the Company of any Exchangeable Shares among the Parent and the Company, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Tax” or “Taxes” means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including: (i) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof; (ii) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee; and (iii) any liability for any of the foregoing of a transferee, successor, guarantor or by contract or by operation of law.

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“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Tax Exempt Person” means a person who is exempt from Tax under Part I of the Tax Act.

“Transfer Agent” means such person as may from time to time be appointed by the Company as the registrar and transfer agent for the Exchangeable Shares.

“Trustee” means the trustee chosen by the Parent to act as trustee under the Voting and Exchange Trust Agreement and any successor trustee appointed under the Voting and Exchange Trust Agreement.

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

“Voting and Exchange Trust Agreement” means the Voting and Exchange Trust Agreement to be made among the Parent, the Company and the Trustee, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

(b)
Interpretation Not Affected by Headings. The division of these Exchangeable Share Provisions into Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to a “Section” followed by a number and/or a letter refer to the specified Section of these Exchangeable Share Provisions.

(c)
Number and Gender. In these Exchangeable Share Provisions, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa and words imparting any gender shall include all genders.

(d)
Date of Any Action. If any date on which any action is required to be taken hereunder by any person is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

(e)	Currency. In these Exchangeable Share Provisions, unless stated otherwise, all cash payments provided for herein shall be made in Canadian dollars.

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2.	Ranking of Exchangeable Shares.

(a)	Ranking of Exchangeable and Common Shares. The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares:

(i)	with respect to the payment of dividends or distributions as and to the extent provided in Section 3; and

(ii)
with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs as and to the extent provided in Section 4.

3.	Dividends and Distributions.

(a)
Dividends and Distributions. A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Parent Dividend Declaration Date, declare a dividend or distribution on each Exchangeable Share:

(i)
in the case of a cash dividend or distribution declared on the Parent Shares, in an amount in cash for each Exchangeable Share equal to the Canadian Dollar Equivalent of the cash dividend or distribution declared on each Parent Share on the Parent Dividend Declaration Date;

(ii)
in the case of a stock dividend or distribution declared on the Parent Shares to be paid in Parent Shares, by the issue or transfer by the Company of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Parent Shares to be paid on each Parent Share; provided, however, that the Company may, in lieu of such stock dividend, elect to effect a contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3(e)) subdivision of the outstanding Exchangeable Shares; or

(iii)
in the case of a dividend or distribution declared on the Parent Shares in property other than cash or Parent Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (as determined by the Board of Directors in accordance with Section 3(e)) to the type and amount of property declared as a dividend or distribution on each Parent Share.

Such dividends or distributions shall be paid out of money, assets or property of the Company properly applicable to the payment of dividends or other distributions, or out of authorized but unissued shares of the Company, as applicable. The holders of Exchangeable Shares shall not be entitled to any dividends or other distributions other than or in excess of the dividends and distributions referred to in this Section 3.

(b)
Payments of Dividends and Distributions. Cheques of the Company payable at par at any branch of the bankers of the Company shall be issued in respect of any cash dividends or distributions contemplated by Section 3(a)(ii) and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend or distribution represented thereby unless the cheque is not paid on presentation. Written evidence of the book entry issuance or transfer to the registered holder of Exchangeable Shares shall be delivered in respect of any stock dividends or distributions contemplated by Section 3(a)(ii) and the sending of such written evidence to each holder of an Exchangeable Share shall satisfy the stock dividend or distribution represented thereby. Such other type and amount of property in respect of any dividends or distributions contemplated by Section 3(a)(iii) shall be issued, distributed or transferred by the Company in such manner as it shall determine and the issuance, distribution or transfer thereof by the Company to each holder of an Exchangeable Share shall satisfy the dividend or distribution represented thereby. Subject to the requirements of applicable law with respect to unclaimed property, no holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Company any dividend or distribution that is represented by a cheque that has not been duly presented to the Company’s bankers for payment or that otherwise remains unclaimed for a period of six (6) years from the date on which such dividend was payable.

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(c)
Record and Payment Dates. The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or distribution declared on the Exchangeable Shares under this Section 3 shall be the same dates as the record date and payment date, respectively, for the corresponding dividend or distribution declared on the Parent Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision of the Exchangeable Shares under Section 3(a)(ii) and the effective date of such subdivision shall be the same dates as the record and payment date, respectively, for the corresponding stock dividend or distribution declared on the Parent Shares.

(d)
Partial Payment. If on any payment date for any dividends or distributions declared on the Exchangeable Shares under Section 3(a) the dividends or distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends or distributions that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Company shall have sufficient moneys, assets or property properly applicable to the payment of such dividends or distributions.

(e)
Economic Equivalence. The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the Board of Directors may determine), “economic equivalence” for the purposes of the Exchangeable Share Provisions and each such determination shall be conclusive and binding on the Company and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(i)	in the case of any stock dividend or other distribution payable in Parent Shares, the number of such shares issued in proportion to the number of Parent Shares previously outstanding;

(ii)
in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares), the relationship between the exercise price of each such right, option or warrant, the Current Market Price of a Parent Share, the volatility of the Parent Shares and the terms of any such instrument;

(iii)
in the case of the issuance or distribution of any other form of property (including any shares or securities of the Parent of any class other than Parent Shares, any rights, options or warrants other than those referred to in Section 3(a)(ii), any evidences of indebtedness of the Parent or any assets of the Parent), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Parent Share and the Current Market Price of a Parent Share;

(iv)
in the case of any subdivision, redivision or change of the then outstanding Parent Shares into a greater number of Parent Shares or the reduction, combination, consolidation or change of the then outstanding Parent Shares into a lesser number of Parent Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting the Parent Shares, the effect thereof upon the then outstanding Exchangeable Shares; and

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(v)
in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Parent Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

4.	Liquidation.

(a)
Liquidation Amount. Subject to applicable laws and the due exercise by the Parent of the Liquidation Call Right, in the event of the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the exercise of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Company in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution, winding-up or other distribution (the “Liquidation Date”), before any distribution of any part of the assets of the Company among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to dividends or distributions an amount per share (the “Liquidation Amount”) equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Liquidation Amount.

(b)
Payment of Liquidation Amount. In the case of a distribution pursuant to Section 4(a), and provided that the Liquidation Call Right has not been exercised by the Parent, on or promptly after the Liquidation Date, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the constating documents of the Company and such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares. Payment of the Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of such holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by such holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration such holder is entitled to receive pursuant to Section 4(a). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. The Company shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited in a custodial account with, any chartered bank or trust company the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by such bank or trust company as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a holder of Exchangeable Shares after such deposit shall be limited to receiving its proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, without interest, and all dividends and other distributions with respect to the Parent Shares to which such holder is entitled with a record date after the date of such deposit and before the date of transfer of such Parent Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

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(c)
No Right to Participate in Further Distributions. After the Company has satisfied its obligations to pay the holders of the Exchangeable Shares the total Liquidation Amount per Exchangeable Share pursuant to this Section 4, such holders shall not be entitled to share in any further distribution of the assets of the Company.

5.	Retraction of Exchangeable Shares.

(a)	Retraction at Option of Holder.

(i)
Subject to applicable laws and the due exercise by the Parent of the Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time to require the Company to redeem, on the fifth (5th) Business Day after the date on which the Retraction Request is received by the Company (the “Retraction Date”), any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Price”), which price shall be satisfied in full by the Company delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. A holder of Exchangeable Shares must give notice of a request to redeem by presenting and surrendering to the Company, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the certificate or certificates representing the Exchangeable Shares that such holder desires to have the Company redeem, together with:

(A)
such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the constating documents of the Company and such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require; and

(B)
a duly executed request (the ‘‘Retraction Request’’) in the form of Appendix I hereto or in such other form as may be acceptable to the Company specifying that such holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Company.

(ii)
In the case of a redemption of Exchangeable Shares pursuant to this Section 5(a), upon receipt by the Company or the Transfer Agent in the manner specified in Section 5(a)(i) of a certificate representing the number of Exchangeable Shares which the holder desires to have the Company redeem, together with a duly executed Retraction Request and such additional documents and instruments specified in Section 5(a)(i), and provided that:

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(A)	the Retraction Request has not been revoked by the holder of such Exchangeable Shares in the manner specified in Section 5(a)(iv); and

(B)	the Parent has not exercised the Retraction Call Right,

the Company shall redeem the Retracted Shares effective at the close of business on the Retraction Date. On the Retraction Date, the Company shall deliver or cause to be delivered to such holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Price and such delivery of such Exchangeable Share Consideration by or on behalf of the Company by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation. If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Company. On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Price in respect thereof, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Company shall thereafter be considered and deemed for all purposes to be a holder of the Parent Shares delivered to such holder.

(iii)
Notwithstanding any other provision of this Section 5, the Company shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request if and to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable laws. If the Company believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and the Parent has not exercised the Retraction Call Right with respect to such Retracted Shares, the Company shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two (2) Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Company. In any case in which the redemption by the Company of Retracted Shares would be contrary to solvency requirements or other provisions of applicable laws, the Company shall redeem Retracted Shares in accordance with Section 5(a)(ii) on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Company, representing the Retracted Shares not redeemed by the Company pursuant to Section 5(a)(ii). If the Company would otherwise be obligated to redeem Retracted Shares pursuant to Section 5(a)(ii) but is not obligated to do so as a result of solvency requirements or other provisions of applicable laws, the holder of any such Retracted Shares not redeemed by the Company pursuant to Section 5(a)(ii) as a result of solvency requirements or other provisions of applicable laws shall be deemed, by delivery of the Retraction Request to have instructed the Transfer Agent to require the Parent to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by the Parent to such holder of the total Retraction Price in respect of such Retracted Shares, all as more specifically provided for in the Voting and Exchange Trust Agreement.

[Ameri – Exchangeable Share Provisions]

(iv)
A holder of Retracted Shares may, by notice in writing given by the holder to the Company before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to the Parent shall be deemed to have been revoked.

(v)	Notwithstanding any other provision of this Section 5(a), if:

(A)
exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require the Company to redeem any Exchangeable Shares pursuant to this Section 5(a) on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of NasdaqGS to the listing and trading (subject to official notice of issuance) of the Parent Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(B)
as a result of (A) above, it would not be practicable (notwithstanding the reasonable endeavours of the Parent) to obtain such approvals in time to enable all or any of such Parent Shares to be admitted to listing and trading by NasdaqGS (subject to official notice of issuance) when so delivered, then the Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the earlier of:

(C)	the second Business Day immediately following the date the approvals referred to in Section 5(a)(v)(A) are obtained; and

(D)
the date which is thirty (30) Business Days after the date on which the relevant Retraction Request is received by the Company, and references in these Exchangeable Share Provisions to such Retraction Date shall be construed accordingly.

[Ameri – Exchangeable Share Provisions]

(b)	Retraction Call Right.

(i)
In the event that a holder of Exchangeable Shares delivers a Retraction Request pursuant to Section 5(a), and subject to the limitations set forth in Section 5(a)(ii), the Parent shall have the overriding right (the “Retraction Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by the Company pursuant to Section 5(a), to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by the Parent of an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Call Right Purchase Price”), which price shall be satisfied in full by the Parent delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price. Upon the exercise of the Retraction Call Right in respect of Retracted Shares, the holder of such shares shall be obligated to sell all of such Retracted Shares to the Parent on the Retraction Date on payment by the Parent of the total Retraction Call Right Purchase Price in respect of such Retracted Shares as set forth in this Section 5(b)(i).

(ii)
Upon receipt by the Company of a Retraction Request, the Company shall immediately notify the Parent thereof and shall provide the Parent with a copy of the Retraction Request. In order to exercise its Retraction Call Right, the Parent must notify the Company in writing of its determination to do so (a “Retraction Call Notice”) within five (5) Business Days after the Company notifies the Parent of the Retraction Request. If the Parent does not notify the Company within such five (5) Business Day period, the Company shall notify the holder as soon as possible thereafter that the Parent will not exercise the Retraction Call Right. If the Parent delivers a Retraction Call Notice within such five (5) Business Day period and duly exercises its Retraction Call Right in accordance with this Section 5(b)(ii), the obligation of the Company to redeem the Retracted Shares shall terminate and, provided that the Retraction Request is not revoked by the holder of such Retracted Shares in the manner specified in Section 5(a)(iv), the Parent shall purchase from such holder and such holder shall sell to the Parent on the Retraction Date the Retracted Shares for an amount per share equal to the Retraction Call Right Purchase Price. Provided that the aggregate Retraction Call Right Purchase Price has been so deposited with the Transfer Agent as provided in Section 5(b)(iii), the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Company of such Retracted Shares shall take place on the Retraction Date.

(iii)
For the purpose of completing a purchase of Retracted Shares pursuant to the exercise of the Retraction Call Right, the Parent shall deliver or cause to be delivered to the holder of such Retracted Shares, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price to which such holder is entitled and such delivery of Exchangeable Share Consideration on behalf of the Parent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Call Right Purchase Price to the extent that the same is represented by such Exchangeable Share Consideration, unless such cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation.

[Ameri – Exchangeable Share Provisions]

(iv)
On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Call Right Purchase Price in respect thereof, unless payment of the aggregate Retraction Call Right Purchase Price payable to such holder shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions in which case the rights of such holder shall remain unaffected until such aggregate Retraction Call Right Purchase Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Call Right Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by the Parent shall thereafter be considered and deemed for all purposes to be a holder of the Parent Shares delivered to such holder.

6.	Liquidation Call Right.

(a)
Liquidation Call Right. The Parent shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, pursuant to Section 5, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by the Parent to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”) in accordance with Section 6(c). In the event of the exercise of the Liquidation Call Right by the Parent each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to the Parent on the Liquidation Date on payment by the Parent to such holder of the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share, and the Company shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased.

(b)
Exercise of Liquidation Call Right. To exercise the Liquidation Call Right, the Parent must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Company of its intention to exercise such right:

(i)
in the case of a voluntary liquidation, dissolution or winding-up of the Company or any other voluntary distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, at least thirty (30) days before the Liquidation Date; or

(ii)
in the case of an involuntary liquidation, dissolution or winding-up of the Company or any other involuntary distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, at least five (5) Business Days before the Liquidation Date.

The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not the Parent has exercised the Liquidation Call Right forthwith after the expiry of the period during which the Parent may exercise the Liquidation Call Right. If the Parent exercises the Liquidation Call Right, the Parent will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) will sell, on the Liquidation Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration).

[Ameri – Exchangeable Share Provisions]

(c)
Effect of Exercise of Liquidation Call Right. For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Liquidation Call Right, the Parent shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price less any amounts withheld pursuant to Section 6(d). Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares on and after the Liquidation Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Liquidation Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Parent Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the constating documents of the Company, and such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of the Parent shall deliver to such holder, the Exchangeable Share Consideration such holder is entitled to receive. If the Parent does not exercise the Liquidation Call Right in the manner described above, each holder of the Exchangeable Shares will be entitled to receive, on the Liquidation Date, the Liquidation Amount otherwise payable by the Company in respect of the Exchangeable Shares held by such holder in connection with the liquidation, dissolution or winding-up of the Company or any distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs pursuant to Section 6.

(d)
Withholding of Taxes. The Parent and the Company will be entitled to deduct and withhold from any consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Parent or the Company is required to deduct and withhold with respect to such payment under the Tax Act, the U.S. Tax Code and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign Tax Law as counsel may advise is required to be so deducted and withheld by the Parent or the Company, as the case may be. For the purposes hereof, all such withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf the Parent or the Company, as the case may be.

7.	Redemption Call Right.

(a)
Redemption Call Right. Notwithstanding the proposed purchase for cancellation of the Exchangeable Shares by the Company pursuant to Section 10, the Parent shall have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by the Parent to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Redemption Date (the “Redemption Call Purchase Price”) in accordance with Section 7(c). In the event of the exercise of the Redemption Call Right by the Parent, each such holder shall be obligated to sell all of the Exchangeable Shares held by the holder to the Parent on the Redemption Date on payment by the Parent to such holder of the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share, and the Company shall have no obligation to redeem, or to pay the Redemption Price (as defined in the Exchangeable Share Provisions) in respect of, such shares so purchased.

[Ameri – Exchangeable Share Provisions]

(b)
Exercise of Redemption Call Right. To exercise the Redemption Call Right, the Parent must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Company of its intention to exercise such right:

(i)
in the case of a redemption occurring as a result of a Parent Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, on or before the Redemption Date; and

(ii)
in any other case, at least thirty (30) days before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not the Parent has exercised the Redemption Call Right forthwith after the expiry of the period during which the Parent may exercise the Redemption Call Right.

If the Parent exercises the Redemption Call Right, the Parent will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) will sell, on the Redemption Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)
Effect of Exercise of Redemption Call Right. For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, the Parent shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price less any amounts withheld pursuant to Section 7(d). Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares on and after the Redemption Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Redemption Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Parent Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the constating documents of the Company, and such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of the Parent shall deliver to such holder, the Exchangeable Share Consideration such holder is entitled to receive. If the Parent does not exercise the Redemption Call Right in the manner described above, each holder of the Exchangeable Shares will be entitled to receive, on the Redemption Date, the Redemption Price otherwise payable by the Company in respect of the Exchangeable Shares held by such holder in connection with the redemption of the Exchangeable Shares pursuant to Section 9 of the Exchangeable Share Provisions.

[Ameri – Exchangeable Share Provisions]

(d)
Withholding of Taxes. The Parent and the Company will be entitled to deduct and withhold from any consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Parent or the Company is required to deduct and withhold with respect to such payment under the Tax Act, the U.S. Tax Code and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign Tax Law as counsel may advise is required to be so deducted and withheld by the Parent or the Company, as the case may be. For the purposes hereof, all such withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf the Parent or the Company, as the case may be.

8.	Change of Law Call Right.

(a)
Change of Law Call Right. The Parent shall have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) on the Change of Law Call Date all but not less than all of the Exchangeable Shares held by each such holder on payment by the Parent to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Change of Law Call Date (the “Change of Law Call Purchase Price”) in accordance with Section 8(c). In the event of the exercise of the Change of Law Call Right by the Parent, each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to the Parent on the Change of Law Call Date on payment by the Parent to such holder of the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share.

(b)
Exercise of Change of Law Call Right. To exercise the Change of Law Call Right, the Parent must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Company of its intention to exercise such right at least thirty (30) days before the date (the “Change of Law Call Date”) on which the Parent shall acquire the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right. The Transfer Agent will notify the holders of Exchangeable Shares as to whether the Parent has exercised the Change of Law Call Right forthwith after receiving notice of such exercise from the Parent. If the Parent exercises the Change of Law Call Right, the Company will purchase and the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) will sell, on the Change of Law Call Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)
Effect of Exercise of Change of Law Call Right. For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, the Parent shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the total Change of Law Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares on and after the Change of Law Call Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Change of Law Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of the Parent Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the constating documents of the Company, and such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of the Parent shall deliver to such holder, the Exchangeable Share Consideration such holder is entitled to receive.

[Ameri – Exchangeable Share Provisions]

9.	Redemption of Exchangeable Shares by the Company.

(a)
Redemption Amount. Subject to applicable laws and the due exercise by the Parent of the Redemption Call Right, the Company shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share (the “Redemption Price”) equal to the Exchangeable Share Price on the last Business Day prior to the Redemption Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to each holder of Exchangeable Shares the Exchangeable Share Consideration for each Exchangeable Share held by such holder.

(b)
Notice of Redemption. In the case of a redemption of Exchangeable Shares pursuant to this Section 9, the Company shall, at least thirty (30) days before the Redemption Date (other than a Redemption Date established in connection with a Parent Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Company or the purchase by the Parent under the Redemption Call Right, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a Parent Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of the redemption by the Company or the purchase by the Parent of the Exchangeable Shares under the Redemption Call Right will be sent on or before the Redemption Date, on as many days’ prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

[Ameri – Exchangeable Share Provisions]

(c)
Payment of Redemption Price. On or after the Redemption Date, and provided that the Redemption Call Right has not been exercised by the Parent, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the constating documents of the Company and such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by notice to the holders of the Exchangeable Shares. Payment of the Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided. The Company shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price (in the form of Exchangeable Share Consideration) of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice and any interest earned on such deposit shall belong to the Company. Provided that such total Redemption Price has been so deposited prior to the Redemption Date, on and after the Redemption Date, the Exchangeable Shares shall be redeemed and the rights of the holders thereof after the Redemption Date shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the certificates for the Exchangeable Shares held by them, respectively, in accordance with the foregoing provisions.

10.	Purchase for Cancellation.

(a)
Private Agreement. Subject to applicable laws and the constating documents of the Company, and notwithstanding Section 10(b), the Company may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with the holder thereof.

(b)
Tender Offer. Subject to applicable laws and the constating documents of the Company, the Company may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price per share by tender to all the holders of record of Exchangeable Shares then outstanding together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this Section 10(b) more Exchangeable Shares are tendered at a price or prices acceptable to the Company than the Company is prepared to purchase, the Exchangeable Shares to be purchased by the Company shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Company, provided that when shares are tendered at different prices the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Company is prepared to purchase after the Company has purchased all the shares tendered at lower prices. If only part of the Exchangeable Shares represented by any certificate are purchased pursuant to this Section 10(b), a new certificate for the balance of such shares shall be issued at the expense of the Company.

[Ameri – Exchangeable Share Provisions]

11.	Voting Rights.

(a)
Exchangeable Share Voting Rights. Except as required by applicable laws and by Section 12, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Company or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not have class votes except as required by applicable law.

12.	Amendment and Approval.

(a)
Amendment. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

(b)
Approval. Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable laws shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable laws, subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided, however, that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five (5) days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting, the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

13.	Restrictions in Respect of Parent Shares.

(a)
Restrictions on Issuance or Distribution of Parent Shares. Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that the Parent will not, except as provided in the Support Agreement, without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(b):

(i)
issue or distribute Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to the holders of all or substantially all of the then outstanding Parent Shares by way of stock dividend or other distribution, other than an issue of Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to holders of Parent Shares:

(A)	who exercise an option to receive dividends in Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) in lieu of receiving cash dividends; or

(B)	pursuant to any dividend reinvestment plan or similar arrangement;

[Ameri – Exchangeable Share Provisions]

(ii)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Shares entitling them to subscribe for or to purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding Parent Shares:

(A)	shares or securities of the Parent of any class other than Parent Shares (or securities convertible into or exchangeable for or carrying rights to acquire Parent Shares);

(A)	rights, options or warrants other than those referred to in Section 13(a)(ii), above;

(B)	evidence of indebtedness of the Parent; or

(C)	assets of the Parent,

unless, in each case:

(I)
the Company is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to the holders of the Exchangeable Shares; and

(II)
the Company shall issue or distribute the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by the Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Amalgamation Agreement.

(b)
Restrictions on Division, Combination and Reclassification of Parent Shares. Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that for so long as any Exchangeable Shares not owned by the Parent or its affiliates are outstanding, the Parent will not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(b):

(i)	subdivide, redivide or change the then outstanding Parent Shares into a greater number of Parent Shares;

(ii)	reduce, combine, consolidate or change the then outstanding Parent Shares into a lesser number of Parent Shares; or

(iii)	reclassify or otherwise change the Parent Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Parent Shares,

unless, in each case:

(A)	the Company is permitted under applicable law to make the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable Shares; and

[Ameri – Exchangeable Share Provisions]

(B)
the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by the Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with the Amalgamation Agreement. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 12(b).

(c)	Effect of a Parent Control Transaction. Notwithstanding the foregoing provisions of this Section 13, in the event of a Parent Control Transaction:

(i)
in which the Parent merges or amalgamates with, or in which all or substantially all of the then outstanding Parent Shares are acquired by one or more other corporations to which the Parent is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Tax Act (otherwise than virtue of a right referred to in Paragraph 251(5)(b) thereof);

(ii)	which does not result in an acceleration of the Redemption Date in accordance with Paragraph (ii) of the definition of such term in Section 1(a); and

(iii)
in which all or substantially all of the then outstanding Parent Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Parent Control Transaction, owns or controls, directly or indirectly, the Parent;

then all references herein to “Parent” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Parent Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these Exchangeable Share Provisions or the exchange of shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Parent Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, option or retraction of such shares pursuant to these Exchangeable Share Provisions or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Parent Control Transaction and the Parent Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

14.	Actions by the Company under Support Agreement.

(a)
Actions by the Company. The Company will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by the Parent and the Company with all provisions of the Support Agreement applicable to the Parent and the Company, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Company all rights and benefits in favour of the Company under or pursuant to such Agreement.

[Ameri – Exchangeable Share Provisions]

(b)
Changes to the Support Agreement. The Company shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 12(b), other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(i)
adding to the covenants of any or all of the other parties to the Support Agreement if the board of directors of each of the Parent and the Company shall be of the good faith opinion that such additions will not be prejudicial in any material respect to the rights or interests of the holders of the Exchangeable Shares as a whole;

(ii)
evidencing the succession of successors to the Parent either by operation of law or Agreement to the liabilities and covenants of the Parent under the Support Agreement (“Parent Successors”) and the covenants of and obligations assumed by each such the Parent Successor in accordance with the provisions of Article 3 of the Support Agreement;

(iii)
making such amendments or modifications not inconsistent with the Support Agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the board of directors of each of the Parent and the Company, having in mind the interests of the holders of the Exchangeable Shares as a whole, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial in any material respect to the rights or interests of the holders of the Exchangeable Shares as a whole; or

(iv)
making such changes in or corrections to the Support Agreement which, on the advice of counsel to the Parent and the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the board of directors of each of the Parent and the Company shall be of the good faith opinion that such changes or corrections will not be prejudicial in any material respect to the rights or interests of the holders of the Exchangeable Shares as a whole.

15.	Legend; Call Rights; Withholding Rights.

(a)
Legend. The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors with respect to the Support Agreement, the provisions relating to the Liquidation Call Right, the Redemption Call Right and the Change of Law Call Right, the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights and automatic exchange thereunder) and the Retraction Call Right.

(b)
Call Rights. Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Redemption Call Right, the Change of Law Call Right, and the Retraction Call Right, in each case, in favour of the Parent, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of the Parent as provided herein.

[Ameri – Exchangeable Share Provisions]

(c)
Withholding Rights. the Parent, the Company and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution or other consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Parent, the Company or the Transfer Agent, as the case may be, is required to deduct and withhold with respect to such payment under the Tax Act or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Parent, the Company and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Parent, the Company or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Parent, the Company or the Transfer Agent, as the case may be, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

16.	Notices.

(a)
Notices. Subject to applicable laws, any notice, request or other communication to be given to the Company by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by telecopy or by delivery to the registered office of the Company and addressed to the attention of the Secretary of the Company. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Company.

(b)
Certificates. Any presentation and surrender by a holder of Exchangeable Shares to the Company or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Company or the retraction or redemption of Exchangeable Shares shall be made by first class mail (postage prepaid) or by delivery to the registered office of the Company or to such office of the Transfer Agent as may be specified by the Company, in each case, addressed to the attention of the Secretary of the Company. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Company or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

(c)	Notice to Shareholders.

(i)
Subject to applicable laws, any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Company shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of the Company or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Company pursuant thereto.

[Ameri – Exchangeable Share Provisions]

(ii)
In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, the Company shall make reasonable efforts to disseminate any notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Company or the Transfer Agent may give or cause to be given hereunder will be deemed to have been properly given and to have been received by holders of Exchangeable Shares if it is published once in any daily newspaper of general circulation published in the City of Toronto, Canada.

(iii)
Notwithstanding any other provisions of these Exchangeable Share Provisions, notices, other communications and deliveries need not be mailed if the Company determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as the Company has determined that delivery by mail will no longer be delayed. The Company will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 16(c). Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

17.	Disclosure of Interests in Exchangeable Shares.

(a)
Disclosure of Interests in Exchangeable Shares. The Company shall be entitled to require any holder of an Exchangeable Share or any person whom the Company knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to:

(i)	confirm that fact; or

(ii)	give such details as to whom has an interest in such Exchangeable Share,

in each case as would be required (if the Exchangeable Shares were a class of “equity shares” of the Company) under the constating documents of the Parent or any laws or regulations applicable to the Company and/or the Parent, or pursuant to the rules or regulations of any regulatory agency applicable to the Company and/or the Parent, if and only to the extent that the Exchangeable Shares were Parent Shares.

18.	No Fractional Shares.

(a)
Treatment of Fractional Shares. A holder of Exchangeable Shares shall not be entitled to any fraction of a Parent Share upon the exchange or purchase of such holder’s Exchangeable Shares and no certificates representing any such fractional interest shall be issued and such holder otherwise entitled to a fractional interest will receive for such fractional interest from the Company, or Parent, as the case may be, on the designated payment date a cash payment equal to such fractional interest multiplied by the Exchangeable Share Price.

[Ameri – Exchangeable Share Provisions]

APPENDIX I
RETRACTION REQUEST
[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To:          Ameri Holdings, Inc. (“Parent”) and 1236567 B.C. UNLIMITED LIABILITY COMPANY (the “Company”)

This notice is given pursuant to Section 5 of the share provisions (the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares of the Company represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Exchangeable Share Provisions have the meanings ascribed to such words and expressions in such Exchangeable Share Provisions.

The undersigned hereby notifies the Company that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Company redeem in accordance with Section 5 of the Exchangeable Share Provisions:

o	all share(s) represented by this certificate; or

o	_____ share(s) only represented by this certificate.

The undersigned acknowledges the overriding Retraction Call Right of the Parent to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to the Parent or in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Right Purchase Price and on the other terms and conditions set out in Section 5(b) of the Exchangeable Share Provisions. If the Parent does not exercise the Retraction Call Right, the Company will notify the undersigned of such fact as soon as possible. This Retraction Request, and this offer to sell the Retracted Shares to the Parent, may be revoked and withdrawn by the undersigned only by notice in writing given to the Company at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Company is unable to redeem all Retracted Shares, and provided that the Parent has not exercised the Retraction Call Right with respect to the Retracted Shares, the Retracted Shares will be automatically exchanged pursuant to the Voting and Exchange Trust Agreement so as to require the Parent to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to the Parent and the Company that the undersigned (select one):

is

is not

a resident of Canada for purposes of the Income Tax Act (Canada). The undersigned acknowledges that in the absence of an indication that the undersigned is not a non-resident of Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.

[Ameri – Exchangeable Share Provisions]

The undersigned hereby represents and warrants to the Parent and the Company that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by the Parent or the Company, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent at the principal office of the Transfer Agent, failing which such certificates and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents and payments (including, without limitation, any applicable stamp taxes) as the Transfer Agent and the Company may require, must be deposited with the Transfer Agent at its principal transfer office. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Company and the certificates for the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date: _________________

Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered (please print):

(Registration / Name)

(Street Address or P.O. Box)

(City, Province/State, Country)

(Postal Code)

Signature of Shareholder	Signature Guaranteed by

NOTE: If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of the Company represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of the Company, unless the share transfer power on the share certificate is duly completed in respect of such share(s).

[Ameri – Exchangeable Share Provisions]